Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
ULTRA PETROLEUM CORP., et al.,[1]	§	Case No. 20-_____ (___)
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Debtors.	§	(Joint Administration Requested)
	§	(Emergency Hearing Requested)

DISCLOSURE STATEMENT FOR DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION OF ULTRA PETROLEUM AND ITS DEBTOR AFFILIATES

KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
David R. Seligman, P.C. (pro hac vice pending)	Christopher T. Greco, P.C. (pro hac vice admission pending)
Brad Weiland (pro hac vice pending)	1301 Pennsylvania Avenue N.W.
300 North LaSalle Street	Washington, D.C. 20004
Chicago, Illinois 60654	Telephone: (202) 389-5046
Telephone: (312) 862-2000	Facsimile: (202) 389-5200
Facsimile: (312) 862-2200

-and-
-and-

JACKSON WALKER LLP	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	AnnElyse Scarlett Gains (pro hac vice admission pending)
Kristhy M. Peguero (TX Bar No. 24102776)	1301 Pennsylvania Avenue, N.W.
1401 McKinney Street, Suite 1900	Washington, D.C. 20004
Houston, Texas 77010	Telephone: (202) 389-5046
Telephone: (713) 752-4200	Facsimile: (202) 389-5200
Facsimile: (713) 752-4221

Proposed Co-Counsel to the Debtors and Debtors in Possession

THE DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL ONCE THE DEBTORS FILE CHAPTER 11 UNDER THE BANKRUPTCY CODE. THE INFORMATION IN THE DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.

[1]

The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number (if any) are the following: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC (N/A); Ultra Resources, Inc. (0643); Ultra Wyoming, LLC (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158). The Debtors’ service address is 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT CHAPTER 11 PLAN OF REORGANIZATION OF ULTRA PETROLEUM AND ITS DEBTOR AFFILIATES. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN.

THE DEBTORS AND THE CONSENTING LENDERS AND CONSENTING NOTEHOLDERS SUPPORT THE PLAN. THE DEBTORS URGE HOLDERS OF CLAIMS THAT ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE DEBTORS’ CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IF THERE IS ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS IN THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN. THE DEBTORS’ MANAGEMENT HAS PROVIDED THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT EXCEPT WHERE OTHERWISE NOTED SPECIFICALLY. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE DEBTORS’ FINANCIAL CONDITION AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT THEIR REASONABLE BUSINESS JUDGMENTS, BUT NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AND WILL NOT BE AUDITED OR REVIEWED BY THE DEBTORS’ AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE HEREIN. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SIMILAR FEDERAL, STATE, LOCAL OR FOREIGN REGULATORY AUTHORITY. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B). THE BANKRUPTCY COURT HAS NOT YET REVIEWED THIS DISCLOSURE STATEMENT OR THE PLAN, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES LAW (COLLECTIVELY, THE “BLUE SKY LAWS”). THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE REGULATORY AUTHORITY AND NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEBTORS ARE RELYING ON SECTION 4(A)(2) OF THE SECURITIES ACT AND/OR REGULATION D PROMULGATED THEREUNDER AND SIMILAR BLUE SKY LAWS PROVISIONS TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAWS THE OFFERING OF THE NEW INTERESTS PRIOR TO THE PETITION DATE, INCLUDING IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN (THE “SOLICITATION”). THE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF UNITED STATES PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE LAWS OF OTHER JURISDICTIONS.

AFTER THE PETITION DATE, THE DEBTORS INTEND TO RELY ON SECTION 1145(A) OF THE BANKRUPTCY CODE OR SECTION 4(A)(2) OF THE SECURITIES ACT OR REGULATION D PROMULGATED THEREUNDER TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAWS THE OFFER, ISSUANCE, AND DISTRIBUTION, IF APPLICABLE, OF THE NEW INTERESTS UNDER THE PLAN. NEITHER THE SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE BUT ARE SUBJECT TO A WIDE RANGE OF RISKS, INCLUDING RISKS ASSOCIATED WITH THE FOLLOWING: (A) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE ORDINARY COURSE OF BUSINESS; (B) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS; (C) ADDITIONAL POST-RESTRUCTURING FINANCING REQUIREMENTS; (D) FUTURE DISPOSITIONS AND ACQUISITIONS; (E) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES, OR PROCURING BY COMPETITORS; (F) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS; (G) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH; (H) THE EFFECT OF CONDITIONS IN THE LOCAL, NATIONAL, AND GLOBAL ECONOMY ON THE DEBTORS; (I) THE ABILITY TO OBTAIN RELIEF FROM THE BANKRUPTCY COURT TO FACILITATE THE SMOOTH OPERATION OF THE DEBTORS’ BUSINESSES UNDER CHAPTER 11; (J) THE CONFIRMATION AND

CONSUMMATION OF THE PLAN; (K) THE TERMS AND CONDITIONS OF THE EXIT FINANCING AND THE NEW INTERESTS TO BE ENTERED INTO OR ISSUED, AS THE CASE MAY BE, PURSUANT TO THE PLAN; AND (L) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

EXCEPT TO THE EXTENT PUBLICLY AVAILABLE, THIS DISCLOSURE STATEMENT, THE PLAN, AND THE INFORMATION SET FORTH HEREIN AND THEREIN ARE CONFIDENTIAL. THIS DISCLOSURE STATEMENT AND THE PLAN CONTAIN MATERIAL NONPUBLIC INFORMATION CONCERNING THE DEBTORS, THEIR SUBSIDIARIES, AND THEIR RESPECTIVE DEBT AND SECURITIES. EACH RECIPIENT HEREBY ACKNOWLEDGES THAT IT (A) IS AWARE THAT THE FEDERAL SECURITIES LAWS OF THE UNITED STATES PROHIBIT ANY PERSON WHO HAS MATERIAL NONPUBLIC INFORMATION ABOUT A COMPANY, WHICH IS OBTAINED FROM THE DEBTORS OR THEIR REPRESENTATIVES, FROM PURCHASING OR SELLING SECURITIES OF SUCH COMPANY OR FROM COMMUNICATING THE INFORMATION TO ANY OTHER PERSON UNDER CIRCUMSTANCES IN WHICH IT IS REASONABLY FORESEEABLE THAT SUCH PERSON IS LIKELY TO PURCHASE OR SELL SUCH SECURITIES AND (B) IS FAMILIAR WITH THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “SECURITIES EXCHANGE ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND AGREES THAT IT WILL NOT USE OR COMMUNICATE TO ANY PERSON OR ENTITY, UNDER CIRCUMSTANCES WHERE IT IS REASONABLY LIKELY THAT SUCH PERSON OR ENTITY IS LIKELY TO USE OR CAUSE ANY PERSON OR ENTITY TO USE, ANY CONFIDENTIAL INFORMATION IN CONTRAVENTION OF THE SECURITIES EXCHANGE ACT OR ANY OF ITS RULES AND REGULATIONS, INCLUDING RULE 10B-5.

YOU ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE, AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, FINANCIAL PROJECTIONS, AND OTHER PROJECTIONS AND FORWARD-LOOKING INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ONLY ESTIMATES, AND MANY FACTORS THAT CANNOT BE PREDICTED MAY AFFECT THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS, AMONG OTHER THINGS. ANY ANALYSES, ESTIMATES, OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE

i

XI.	CERTAIN SECURITIES LAW MATTERS		59

	A.	New Interests; Rights Offering Securities; Backstop Purchase	59
	B.	Issuance and Resale of New Interests Under the Plan	59

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		62

	A.	Introduction	62
	B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors	63
	C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims	66
	D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims	72
	E.	U.S. Information Reporting and Back-Up Withholding	75

XIII.	RECOMMENDATION		77

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Financial Projections

EXHIBIT D	Valuation Analysis

EXHIBIT E	Liquidation Analysis

iii

I.	INTRODUCTION

The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to holders of Claims against and Interests in the Debtors in connection with the solicitation of acceptances with respect to the Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and Its Debtor Affiliates (the “Plan”), dated May 14, 2020.2 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE SETTLEMENT CONTEMPLATED UNDER THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDES THE BEST RECOVERY TO HOLDERS OF CLAIMS. AT THIS TIME, THE DEBTORS BELIEVE THIS IS THE BEST AVAILABLE ALTERNATIVE FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT

Ultra Petroleum Corp. (together with its Debtor affiliates, “Ultra” or the “Company”) is an independent oil and natural gas exploration and production (“E&P”) company that primarily focuses on developing long-life natural gas reserves in Wyoming’s Green River Basin. The Company generates revenue from natural gas and condensate (a light, sweet grade of crude oil) productions from its properties located in the Pinedale Anticline and Jonah fields. Its interest in these areas expands approximately 117,000 gross (83,000 net) acres, amounting to the largest acreage position in the Pinedale fields. Ultra has improved its drilling operations over the years with advanced drilling technologies, which has allowed it to become a proven low-cost operator. It has contractual relationships with midstream service providers that gather, compress, and process natural gas and oil that are sold to Ultra’s customers “as produced.” In fiscal year 2019, the Debtors earned approximately $742 million in revenue from its E&P operations, which was down approximately 17% from 2018.

Over the last year, oil and natural gas commodity prices have been volatile. But, in 2020, certain macroeconomic and geo-political conditions have exacerbated such volatility, causing oil and gas prices to decline precipitously to decade lows. Specifically, the NYMEX futures was $2.095 per million British Thermal Units (“MMBtu”) in November 2019 but declined to a 25-year low at the end of March to $1.519 per MMBtu. Crude oil has also fallen to as low as approximately $10.07 per barrel level in mid-April as a result of the uncertainty about the agreement reached between OPEC, Russia, and other world producers to reduce output and the COVID-19 pandemic. This type of volatility has affected E&P companies all over the world, including Ultra, thus prompting E&P companies take proactive measures to address the impact that such conditions could have on liquidity and future operations.

These market conditions in tandem with an unsustainable debt-servicing load has prompted the Company to pursue a value-maximizing restructuring transaction to address its liquidity concerns. Specifically, the Company’s capital structure consists of approximately $1.97 billion in total principal amount outstanding as of May 14, 2020:

•

approximately $46.3 million in aggregate principal amount outstanding under a first lien RBL credit facility (the “First Lien RBL Facility”) and approximately $10.2 million in letter of credit obligations;

[2]

Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. If there is any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

•	approximately $966.3 million in aggregate principal amount outstanding under a first lien term loan facility (the “First Lien Term Loan”);

•	approximately $584.3 million in aggregate principal amount outstanding under second lien notes (the “Second Lien Notes”);

•	approximately $150.4 million in aggregate principal amount outstanding under unsecured senior notes due 2022 (the “6.875% Notes”); and

•	approximately $225.0 million in aggregate principal amount outstanding under unsecured senior notes due 2025 (the “7.125% Notes”).

The Company has explored numerous paths to address its dwindling liquidity and capital structure, including various asset sales, M&A outreach, and multiple exchange offers. Despite the Company’s attempts to execute on these options, market conditions and challenges associated with effectuating an out-of-court transaction have made such paths unfeasible. As a result, the Company determined that filing chapter 11 presented the best option to right-size its balance sheet.

In March 2020, the Company began extensive negotiations with its existing stakeholders on a consensual transaction to delever the business. These negotiations eventually led to (A) the Company and approximately 100% of the lenders of the First Lien RBL Facility, 82.96% of the lenders of the First Lien Term Loan, (together with 100% of the lenders of the First Lien RBL Facility, the “Consenting Lenders”) and 67.27% of holders of the Second Lien Notes (the “Consenting Noteholders”) entering into a restructuring support agreement (the “Restructuring Support Agreement”), a copy of which is attached hereto as Exhibit B, on May 14, 2020, (B) the Company and First Lien Term Loan lenders reaching a deal on the terms of debtor in possession financing (the “DIP Facility”), (C) the Company and First Lien RBL Facility reaching a deal on the terms of a reserve based revolving credit facility (the “Exit RBL Facility”), and (D) the Company and Backstop Parties (as defined in the Restructuring Support Agreement) entering into a backstop purchase agreement (the “Backstop Purchase Agreement”) in connection with the rights offering of New Interests (the “Rights Offering”) with certain holders of Allowed First Lien Claims. The terms of the transaction developed in connection with the Restructuring Support Agreement contemplates eliminating approximately $2 billion in funded-debt obligations from the Company’s balance sheet pursuant to a chapter 11 plan (the “Plan”). Specifically, the key terms of the Plan include the following:

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First Lien RBL Claims. Each holder of an Allowed First Lien RBL Claim in Class 3 will receive either (a) the Exit RBL Lender Cash Election Amount which consists of an amount of cash equal to 85% of the Allowed amount of a holder’s First Lien RBL Claim (excluding any amounts under any First Lien RBL Letters of Credit (other than the REX Letter of Credit) that is undrawn and issued under the Exit RBL Credit Agreement) if such holder provided the Debtors with a duly executed signature page to the Exit RBL Commitment Letter and exercises the Exit RBL Lender Cash Election or (b) its pro rata share of 97.5% of the New Interests, subject to dilution.

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First Lien Term Loan Claims. Each holder of an Allowed First Lien Term Loan Claim in Class 4 will receive (a) the right to participate in the Rights Offering in accordance with the Rights Offerings Procedures and (b) its pro rata share of the First Lien Term Loan Distribution.

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Second Lien Notes Claims. Each holder of a Second Lien Notes Claim shall receive (i) its Pro Rata share of the Second Lien Notes Distribution, which consists of 2.5 percent (2.5%) of the New Interests, subject to dilution, and (ii) Makewhole Instruments evidencing entitlement to 45 percent (45%) of any proceeds received by the Debtors or any successors, assigns or recipients thereof in connection with the Makewhole Litigation.

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General Unsecured Claims. If holders of an Allowed General Unsecured Claim in Class 6 vote to accept the Plan, each holder of such Claim will receive its pro rata share of the General Unsecured Claims Distribution, which consists of Cash in the aggregate amount of $250,000. But if Class 6 votes to reject the Plan, holders of General Unsecured Claims will not receive any distribution on account of such Claim under the Plan.

•	Ongoing Trade Claims. Holders of an Allowed Ongoing Trade Claim will have such Claims reinstated and satisfied in the ordinary course of business.

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Interests in Ultra Petroleum and UP Energy. Holders of Interests in Debtor Ultra Petroleum Corp. (“Ultra Petroleum”) and holders of Interests in Debtor UP Energy Corporation (“UP Energy”) will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the effective date and will be of no further force or effect.

•	Exit Financing. On the effective date of the Plan, the Reorganized Debtors will enter into the Exit Financing Documents to obtain the Exit RBL Facility in an aggregate amount of $60.0 million.

•

Rights Offering. Holders of Allowed First Lien Claims that are accredited investors or qualified institutional buyers as defined in Rules 501 and 144 of the Securities Act as of the Record Date (collectively, the “Rights Offering Participants”) have the opportunity to participate in the offer to purchase New Interests in Reorganized UP Energy (the “Rights Offering Securities”) in an amount up to $85.0 million, which amount shall be reasonably acceptable to the Requisite Backstop Parties and shall in no event be less than the sum of (a) the total amount of DIP Claims outstanding as of the Effective Date, (b) the Exit RBL Lender Cash Election Amount, and (c) if the Debtors and the Requisite Backstop Parties so agree, up to $15.0 million. Fifty percent (50%) of the Rights Offering Securities are reserved for the Rights Offering Participants on a pro rata basis, and the 50% are reserved for the Priority Backstop Parties (as defined in the Restructuring Support Agreement) on a pro rata basis. The Rights Offering is being conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code.

In addition, the Company and Consenting Lenders have agreed to meet the following milestones in the Restructuring Support Agreement to ensure a timely confirmation of the Plan and emergence from chapter 11: (a) the Debtors must have filed the Plan and Disclosure Statement with the Court no later than fourteen days from the Petition Date; (b) the Court must have entered an order approving the Disclosure Statement no later than sixty days from the Petition Date; (c) the Court must have entered an order confirming the Plan no later than 115 days after the Petition Date; and (d) the Plan Effective Date must have occurred no later than 145 days after the Petition Date (collectively (a) through (d), the “RSA Milestones”). The Company believes the RSA Milestones are appropriate under the circumstance, as it seeks to emerge from chapter 11 on an expedited basis.

On the Petition Date, the Debtors intend to file the Plan, this Disclosure Statement, and a motion to approve the Solicitation Procedures and schedule the Confirmation Hearing to consider approval of this Disclosure Statement and Confirmation of the Plan. The following table sets forth the timeline to achieve an expeditious resolution to their chapter 11 cases and ensure compliance with the Restructuring Support Agreement.

EVENT	DATE
Voting and Rights Offering Record Date	May 13, 2020

Solicitation and Subscription Commencement Date	May 14, 2020

Petition Date	May 14, 2020

Publication Deadline	May 18, 2020

Voting and Subscription Expiration Deadline	June 11, 2020, at 4:00 p.m., prevailing Central Time

Objection Deadline	June 11, 2020, at 4:00 p.m., prevailing Central Time

Confirmation Brief Deadline	June 15, 2020

Combined Hearing Date	June 17, 2020

In addition, the Company will have access to $25 million under their DIP Facility while in chapter 11, which is a new-money delayed draw term loan facility. The Company and their advisors received multiple proposals for debtor-in-possession financing and negotiated extensively the terms of each proposal, including the lenders of the DIP Facility (the “DIP Lenders”). Ultimately, no third party offered a workable proposal that could serve as a viable alternative to the proposed DIP Facility. Therefore, the Debtors were unable to find an alternative source of financing with equal or better terms.

The Restructuring Support Agreement, Plan, and DIP Facility are a significant achievement for the Company in the face of historic commodity price declines and a depressed operating environment. The Company strongly believes that the transactions are in the best interests of their stakeholders, allows for emergence from chapter 11 on an expeditious timeline, and represents the best available alternative in light of the volatility in the commodity markets Given the Debtors’ core strengths—including their experienced management team and the strategic location of their assets—the Company is confident that they can implement the Plan’s balance sheet restructuring to ensure the long-term viability of their businesses.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

1.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. It permits a debtor to rehabilitate and provides for equitable treatment of a debtors’ creditors and similarly situated equity holders, subject to the priority scheme in the Bankruptcy Code. Once a company files for chapter 11, an “estate” is created, which comprises all of the debtor’s legal and equitable interests as of the date the chapter 11 case is filed. A debtor in chapter 11 is permitted to continue to operate its business and remain in possession of its property as a “debtor in possession” under the Bankruptcy Code.

The principal objective of a chapter 11 case is to consummate a plan of reorganization. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any of the debtor’s creditor or equity holder, and any other entity that this subject to the bankruptcy court’s confirmation order. Subject to certain limited exceptions, the bankruptcy court order issued confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

2.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain the Bankruptcy Court’s approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind and in sufficient detail to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan. This Disclosure Statement is being submitted in accordance with these requirements.

3.	Am I entitled to vote on the Plan?

Your ability to vote on and your distribution under the Plan (if any) depend on what type of Claim or Interest you hold. Each category of holders of Claims or Interests that is set forth in Article III of the Plan is referred to as a “Class” pursuant to section 1122(a) of the Bankruptcy Code. Each Class’s respective voting status is set forth below.

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	First Lien RBL Claims	Impaired	Entitled to Vote

4	First Lien Term Loan Claims	Impaired	Entitled to Vote

5	Second Lien Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Entitled to Vote

7	Ongoing Trade Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

8	Intercompany Claims	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

9	Intercompany Interests	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

10	Interests in Ultra Petroleum	Impaired	Not Entitled to Vote (Deemed to Reject)

11	Interests in UP Energy	Impaired	Not Entitled to Vote (Deemed to Reject)

12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

13	Non-Debtor Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

4.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to holders of Claims and Interests under the Plan. Any estimates of Claims and Interests in this Disclosure Statement may vary from the final amounts that the Bankruptcy Court may allow in the chapter 11 cases. Your ability to receive distributions under the Plan depends upon the Debtors’ ability to confirm the Plan and meet the conditions necessary to cause the effective date to occur.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND, THEREFORE, ARE SUBJECT TO CHANGE. PLEASE REFERENCE THE PLAN FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.4

[4]

The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions. “Allowed” means, with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that becomes Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance or priority or a request for estimation thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Except for Claims that become Allowed pursuant to Article III of the Plan, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim; provided that this clause shall not affect any Claim that becomes Allowed pursuant to Article III of the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

SUMMARY OF EXPECTED RECOVERIES[1]
Class	Claim/Equity Interest	Treatment Status	Projected Amount of Claims	Projected Recovery Under the Plan
1	Other Secured Claims	Unimpaired	$54 million	100%
2	Other Priority Claims	Unimpaired	$11 million	100%
3	First Lien RBL Claim	Impaired	$53 million	85%[2]
4	First Lien Term Loan Claims	Impaired	$973 million	78%—81%[3] / 80%
5	Second Lien Notes Claims	Impaired	$606 million	4%
6	General Unsecured Claims	Impaired	$737 million	0%
7	Ongoing Trade Claims	Unimpaired	$6 million	N/A
8	Intercompany Claims	Unimpaired or Impaired	N/A	N/A
9	Intercompany Interests	Unimpaired or Impaired	N/A	N/A
10	Interests in Ultra Petroleum	Impaired	N/A	N/A
11	Interests in UP Energy	Impaired	N/A	N/A
12	Section 510(b) Claims	Impaired	N/A	N/A
13	Non-Debtor Interests	Impaired	N/A	N/A

What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?

Administrative Claims and Priority Tax Claims have not been placed in a Class in the Plan, consistent with section 1123(a)(1) of the Bankruptcy Code. Article II.A of the Plan sets for the treatment for Administrative Claims and provides in part that such Claims will be satisfied in full in an amount of Cash equal to the amount of such Allowed Administrative Claim. Article II.C of the Plan sets forth the treatment for Priority Tax Claims, which states that an Allowed Priority Tax Claim will be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

[1]

The estimated recoveries set forth in the table assume the midpoint of the range of total equity value in Exhibit C, that only $10.375 million is drawn on the DIP Facility during the case, and that $5 million of Exit Term Loans are funded at emergence. Estimated recoveries presented are before potential dilution from the Management Incentive Plan or on account of the exercise of the warrants that are issued in connection with the Exit Term Loans. Estimated recoveries are rounded to the nearest percent.

[2]	This assumes all holders of First Lien RBL Claims Exercise the Exit RBL Lender Cash Election.
[3]	The high end of recovery range assumes participation in the Rights Offering; the low end of the recovery range assumes no participation in the Rights Offering.

6.	What happens to my recovery if the Plan is not confirmed or does not go effective?

If the Plan is not confirmed or the effective date does not occur, there is no assurance that the Debtors will be able to reorganize their businesses. It is also possible that any alternative transaction may provide holders of Claims or Interests less than they would have received pursuant to the Plan. A more detailed description of the consequences of an extended chapter 11 case or of a liquidation scenario is included in Article X.B below entitled “Confirmation of the Plan—Best Interests of Creditors/Liquidation Analysis,” of this Disclosure Statement and the Liquidation Analysis attached as Exhibit E.

7.	What does “Confirmation,” “Effective Date,” and “Consummation” mean? If the Plan provides that I get a distribution, when do I receive the distribution?

“Confirmation” of the Plan refers to the Bankruptcy Court’s approval of a chapter 11 plan. Confirmation of the Plan does not guarantee that the Plan will be consummated. There are conditions that need to be satisfied or waived before the Plan can be consummated or go effective. The date on which the plan is consummated is the “effective date.” Initial distributions to holders of Allowed Claims will only be made on “effective date” or as soon as practicable thereafter, as specified in the Plan.

8.	What are the sources of Cash and other consideration required to fund the Plan?

The Debtors intend to fund distributions under the Plan with (a) Cash on hand, (b) New Interests in Reorganized UP Energy, (c) the Exit Financing, and (d) proceeds of the Rights Offering.

9.	Are there risks to owning the New Interests upon emergence from chapter 11?

Yes. See “Risk Factors” set forth in Article VIII of this Disclosure Statement.

10.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, Article VIII of the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the Plan. All of the Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through their efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

“Released Parties” means under the Plan, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit RBL Facility Agent; (i) the Exit RBL Facility Secured Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) the Backstop Parties; and (o) with respect to each of the foregoing parties in clauses (a) through (n), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors; provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means under the Plan, collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit RBL Facility Agent; (i) the Exit RBL Facility Secured Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) all holders of Claims and Interests in voting Classes who vote to reject the Plan and who do not opt out of the releases provided by the Plan; (o) all other holders of Claims and Interests to the fullest extent permitted by law; (p) the Backstop Parties; and (q) with respect to each of the foregoing Entities in clauses (a) through (p), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors.

“Exculpated Parties” means under the Plan, to the extent allowed by applicable law and section 1125(e) of the Bankruptcy Code, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Committee; (i) the Exit RBL Facility Agent; (j) the Exit RBL Facility Secured Parties; (k) any agents, representatives, or other parties that assist with distributions under the Plan; (l) the Backstop Parties and (m) with respect to each of the foregoing Entities, the current and former Affiliates of such Entity, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, including, for the avoidance of doubt, the Consenting Creditors’ Parties Advisors.

ALL HOLDERS OF (A) CLAIMS IN CLASSES THAT ARE DEEMED TO ACCEPT THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES IN THE PLAN, (B) CLAIMS AND INTERESTS IN VOTING CLASSES WHO ABSTAIN FROM VOTING ON THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES IN THE PLAN, AND (C) CLAIMS AND INTERESTS IN VOTING CLASSES WHO VOTE TO REJECT THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASES IN THE PLAN ARE RELEASING PARTIES UNDER THE PLAN.

11.	What is the deadline to vote on the Plan?

The deadline to vote on the Plan is June 11, 2020, at 4:00 p.m. (prevailing Central Time).

12.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims that are entitled to vote on the Plan. Your ballot must be completed and signed so that the Debtors’ Notice and Claims Agent actually receives it on or before June 11, 2020, at 4:00 p.m. (prevailing Central Time) at the following address: Ultra Petroleum Ballot Processing, c/o Prime Clerk LLC, One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, New York 10165 (or returned in accordance with the instructions otherwise set forth on your ballot).

13.	What is a Confirmation Hearing? When is the Confirmation Hearing set to occur?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. The Bankruptcy Court has scheduled the Confirmation Hearing to occur on June 17, 2020 (prevailing Central Time). The Confirmation Hearing may be adjourned from time to time without further notice.

Objections to Confirmation of the Plan must be filed and served on the Debtors and certain other parties on or before June 11, 2020, at 5:00 p.m. (prevailing Central Time) in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement.

A notice of the Confirmation Hearing containing the deadlines for voting on and objecting to the Plan and the date and time of the Confirmation Hearing will be published in The New York Times (national edition) to provide notice to those persons who may not receive notice via mail.

14.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are seeking to reorganize under chapter 11 of the Bankruptcy Code pursuant to the Plan, which does not provide for the business to be liquidated. Although the Debtors cannot guarantee that the Plan will be confirmed and that the effective date will occur, the Debtors believe that the Plan provides the best opportunity to continue their business as a going concern.

15.	What do I do if I have additional questions or need further information about this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact Prime Clerk LLC (the “Notice and Claims Agent”):

Regular Mail; Hand Delivery; Overnight Mail

Ultra Petroleum Ballot Processing

c/o Prime Clerk LLC

One Grand Central Place

60 East 42nd Street, Suite 1440

New York, New York 10165

Electronic Mail

ultrapetroleumballots@primeclerk.com (reference “Ultra Petroleum” in the subject line)

Telephone

(877) 606-3608 (domestic) and (949) 635-4488 (international) (ask for the Solicitation Group)

Copies of the Plan and this Disclosure Statement are available for free on the Notice and Claims Agent’s website: https://cases.primeclerk.com/ultrapetroleumballots. Once the Debtors file for chapter 11, such documents will be available for a fee on the Bankruptcy Court’s website: www.txs.uscourts.gov.

The Debtors intend to file a supplement to the Plan (the “Plan Supplement”) no later than seven days before the Confirmation Hearing. The Plan Supplement will contain the following documentation or forms of documents, schedules, and exhibits to the Plan, and additional documents or amendments thereto before the Effective Date: (a) the New Organizational Documents; (b) a list of retained Causes of Action; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Exit RBL Credit Agreement; (e) the identity of members proposed to serve on the New Board and management for the Reorganized Debtors; (f) the form Makewhole Instruments; and (g) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the Restructuring Support Agreement. The Debtors may amend, modify, or supplement the documents contained in and exhibits to the Plan Supplement through the Effective Date in accordance with the Restructuring Support Agreement and with consent from the Required Parties.

16.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Plan also contemplates eliminating approximately $2 billion in funded debt from the balance sheet and is in the best interest of the stakeholders.

17.	Who supports the Plan?

As of the date of this Disclosure Statement, the Consenting Lenders and Consenting Noteholders are required to vote in favor of the Plan in accordance with the Restructuring Support Agreement. The Debtors are continuing to engage with their other stakeholders, including holders of the 6.875% Notes and holders of 7.125% Notes in an effort to obtain their support for the Plan.

IV.	KEY TERMS OF THE PLAN

A.	Unclassified Claims

1.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to File a request for payment of administrative claim as provided in the second paragraph of Article II.A of the Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, in consultation with the Required Parties; or (e) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed and served on the Debtors or Reorganized Debtors, as applicable, pursuant to the procedures specified in the

Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed or arising in the ordinary course of business after the Petition Date.

2.	Payment of Certain Fees

If the applicable conditions under the Restructuring Support Agreement are satisfied, on the Effective Date, all accrued and unpaid reasonable and documented Transaction Expenses of the Consenting Creditor Parties’ Advisors to Consenting Creditor Parties incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review, and in each case subject to the Restructuring Support Agreement. Subject to the applicable documents, all accrued and unpaid reasonable and documented Transaction Expenses of the Term Agent incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review.

3.	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than the Administrative Claims Bar Date. Any requests for Professional Fee Claims must be served in accordance with prior orders of the Bankruptcy Court. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Interim Compensation Order and the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash on the Effective Date. Professionals shall deliver to the Debtors their good faith estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors, as applicable, may, in consultation with the Required Parties, estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

5.	DIP Claims

Except to the extent that a holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim (subject to the last sentence of Article II.D of the Plan), each holder of an Allowed DIP Claim shall be paid in full in Cash with the proceeds of the Backstop Purchase Agreement and Rights Offering and/or with Cash on hand of the Debtors and all commitments under the DIP Credit Agreement shall terminate. Upon the indefeasible payment or satisfaction in full of the DIP Claims in accordance with the terms of Article II.D of the Plan, on the Effective Date all Liens and security interests granted to secure such Claims shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

6.	Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claims in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

B.	Classification, Treatment, and Voting of Claims and Interests

The Plan establishes a comprehensive classification of Claims and Interests. The table below summarizes each Claims’ and Interest’s classification, treatment, and voting rights under the Plan.

1.	Classified Claims and Interest Treatment

Except to the extent that the Debtors and a holder of an Allowed Claim agree to either less favorable treatment, or (to the extent consistent with the requirements of the Bankruptcy Code and the approval rights of the Required Consenting Lenders under the Restructuring Support Agreement) more favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim. Unless otherwise indicated, the holder of an Allowed Claim, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment Status	Voting Rights
1	Other Secured Claims	On the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of an in exchange for each Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor: (i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the following: (A) if such Allowed Other Secured Claim is Allowed as of the Effective Date, the Effective Date, or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Secured Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (B) if such Allowed Other Secured Claim is not Allowed as of the Effective Date, the date such Other Secured Claim is Allowed or as soon thereafter as reasonably practicable; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of an in exchange for each Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in full in Cash on the following: (i) if such Allowed Other Priority Claim is Allowed as of the Effective Date, the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (ii) if such Allowed Other Priority Claim is not Allowed as of the Effective Date, the date such Other Priority Claim is Allowed or as soon thereafter as reasonably practicable.	Not Entitled to Vote (Presumed to Accept)

3	First Lien RBL Claims

On the Effective Date, except to the extent that a holder of an Allowed First Lien RBL Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien RBL Claim, each holder of an Allowed First Lien RBL Claim shall receive (i) if such holder of a First Lien RBL Claim has provided the Debtors with a duly executed signature page to the Exit RBL Commitment Letter, evidencing a commitment by such holder with respect to the Exit RBL Facility pursuant to the terms of the Exit RBL Commitment Letter, and exercises the Exit RBL Lender Cash Election at the time of voting on the Plan, the Exit RBL Lender Cash Election Amount; (ii) if such holder of a First Lien RBL Claim does not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan, its Pro Rata share of the First Lien Distribution; provided, however, that in each case, each holder of an Allowed First Lien RBL Claim shall waive any distributions under Class 6 of the Plan on account of its deficiency Claims.

Each First Lien RBL Letter of Credit that is outstanding as of the Effective Date shall be deemed issued under the Exit RBL Credit Agreement (upon the closing thereof and all accrued fees related thereto shall be paid in full in cash on the Effective Date), provided that the REX Letters of Credit shall be excluded and shall not be deemed issued under the Exit RBL Credit Agreement, but the face amount of such First Lien REX Letter of Credit shall be deemed an Allowed First Lien RBL Claim. The undrawn amount of any First Lien RBL Letter of Credit that is deemed issued under the Exit RBL Credit Agreement shall not be a First Lien RBL Claim.

Entitled to Vote

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment Status	Voting Rights

4	First Lien Term Loan Claims	On the Effective Date, except to the extent that a holder of an Allowed First Lien Term Loan Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Term Loan Claim, each holder of an Allowed First Lien Term Loan Claim shall receive (i) the right to participate in the Rights Offering in accordance with the Rights Offerings Procedures, and (ii) its Pro Rata share of the First Lien Distribution; provided, however, that in each case, each holder of an Allowed First Lien Term Loan Claim shall waive any distributions under Class 6 of the Plan on account of its deficiency Claims.	Entitled to Vote

5	Second Lien Notes Claims	On the Effective Date, except and to the extent that a holder of an Allowed Second Lien Notes Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each holder of an Second Lien Notes Claim shall receive either its Pro Rata share of the Second Lien Notes Distribution.	Entitled to Vote

6	General Unsecured Claims	On the Effective Date or as soon thereafter as reasonably practicable, except and to the extent that a holder of an Allowed General Unsecured Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive either: (i) if Class 6 votes to accept the Plan, its Pro Rata share of the General Unsecured Claims Distribution; or (ii) if Class 6 votes to reject the Plan, no distribution under the Plan on account of such General Unsecured Claims and such General Unsecured Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Entitled to Vote

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment Status	Voting Rights

7	Ongoing Trade Claims	On the Effective Date, except to the extent that a holder of an Allowed Ongoing Trade Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Ongoing Trade Claim, each holder of an Allowed Ongoing Trade Claim shall be Reinstated.	Not Entitled to Vote (Presumed to Accept)

8	Intercompany Claims	Subject to the Restructuring Support Agreement, Intercompany Claims shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; settled; set off; cancelled and released without any distribution on account of such Claims; or otherwise addressed.	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

9	Intercompany Interests	Subject to the Restructuring Support Agreement, Intercompany Interests shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; or cancelled and released without any distribution on account of such Interests.	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

10	Interests in Ultra Petroleum	Holders of Interests in Ultra Petroleum will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Not Entitled to Vote (Deemed to Reject)

11	Interests in UP Energy	Holders of Interests in UP Energy will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Not Entitled to Vote (Deemed to Reject)

12	Section 510(b) Claims	Holders of Section 510(b) Claims will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Not Entitled to Vote (Deemed to Reject)

13	Non-Debtor Interests	Holders of Allowed Non-Debtor Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Not Entitled to Vote (Deemed to Reject)

2.	Special Provisions Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

C.	Means for Implementation of the Plan

1.	Restructuring Transactions

On or before the Effective Date, or as soon thereafter as reasonably practicable, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities and the Required Parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable parties (including the Required Parties) agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law, each of which shall be on terms acceptable to the Required Parties; and (4) all other actions that the applicable Entities, with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

2.	New Interests

All existing Interests in Ultra Petroleum and UP Energy shall be cancelled as of the Effective Date and, on the Effective Date, Reorganized UP Energy shall issue the New Interests (a) to each holder of a Claim that is entitled to receive New Interests in exchange for such Claim pursuant to the Plan and (b) pursuant to the Rights Offering and the Backstop Purchase Agreement. The issuance of New Interests shall be authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Reorganized UP Energy’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Interests to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3, Class 4, and, Class 5, and shall also authorize the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement. All New Interests issued under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) shall be deemed to have been duly authorized, validly issued, fully paid, and non-assessable and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

It shall be an express condition to the right of a holder of an Allowed First Lien Claim or, if Class 5 votes to accept the Plan, an Allowed Second Lien Notes Claim, to receive New Interests in connection with the Restructuring Transactions that such holder execute and deliver to Reorganized UP Energy a counterpart of the New Stockholders Agreement. For the avoidance of doubt, any claimant’s acceptance of the New Interests shall be deemed as its agreement to the New Stockholders Agreement (solely in their capacity as stockholders of Reorganized UP Energy), as the same may be amended or modified from time to time following the Effective Date in accordance with its terms and to be parties thereto without further action or signature. The New Stockholders Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Interests shall be bound thereby (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such holder has not actually executed and delivered a counterpart thereof.

3.	Exit RBL Financing

On the Effective Date, the Reorganized Debtors to be party thereto shall enter into the Exit RBL Facility Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit RBL Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit RBL Commitment Letter, Exit RBL Facility, and the Exit RBL Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized Debtors to be party thereto to enter into and execute the Exit RBL Facility Documents, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

On the Effective Date, the Exit RBL Facility Secured Parties shall be granted valid, binding and enforceable first priority Liens on the collateral specified in, and to the extent required by, the Exit RBL Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit RBL Facility Documents are granted in good faith as an inducement to the Exit RBL Facility Secured Parties to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit RBL Facility Documents.

4.	Rights Offering

The Plan contemplates that the Debtors shall raise the Rights Offering Amount through the Rights Offering and the Backstop Purchase Agreement. On the Effective Date, the Debtors shall consummate the Rights Offering, through which each Rights Offering Participant, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, shall have the opportunity to purchase Rights Offering Securities at the Per Share Purchase Price. The Per Share Purchase Price shall be payable in cash. On the date that is the deadline for exercising Subscription Rights, Rights Offering Participants (other than the Backstop Parties) will be required to fund into escrow with a bank, trust company or other agent approved by the Debtors and the Requisite Backstop Parties the aggregate Per Share Purchase Price for Subscription Rights exercised by such Rights Offering Participants. The Backstop Parties will not be required to fund their respective commitments under the Backstop Purchase Agreement or the aggregate Per Share Purchase Price for Subscription Rights exercised by them in connection with the Rights Offering until the date that is five (5) Business Days prior to the anticipated Effective Date.

The Rights Offering Securities (including the Commitment Premiums) will dilute the New Interests issued on account of the First Lien Distribution, but will not dilute the New Interests issued on account of the Second Lien Notes Distribution (other than for any dilution on account of the exercise of the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made) or the Management Incentive Plan. There will be no over-subscription privilege in the Rights Offering, such that any Rights Offering Securities that are not subscribed for and purchased by a Rights Offering Participant will not be offered to other Rights Offering Participants, but rather will be purchased by the Backstop Parties pursuant to their respective commitments under the Backstop Purchase Agreement. Any sale or transfer of Allowed First Lien Term Loan Claims will result in an automatic sale or transfer of the Subscription Rights attached to such Allowed First Lien Term Loan Claims. The Subscription Rights received by each Rights Offering Participant shall not be transferable, except as set forth in the Rights Offering Procedures. The Rights Offering shall be conducted and implemented in accordance with the Rights Offering Procedures.

For the avoidance of doubt, the percentage ownership attributable to the Rights Offering Securities (subject to dilution by the Management Incentive Plan) will be equal to the aggregate cash purchase price of the Rights Offering Securities divided by the Assumed Equity Value, and the percentage ownership attributable to the Commitment Premium will be equal to 7.5% of the maximum Rights Offering Amount minus the amount of Commitment Premium in the form of additional Exit Term Loans divided by the Assumed Equity Value.

The Rights Offering shall be backstopped by the Backstop Parties in accordance with the terms and subject to the conditions of the Backstop Purchase Agreement. Subject to, and in accordance with the Backstop Purchase Agreement, as consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, the Backstop Parties shall receive the Commitment Premium, which shall be deemed fully earned as of the date of the Restructuring Support Agreement. The commitments of the Backstop Parties under the Backstop Purchase Agreement will be several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the commitments of any other Backstop Party under the Backstop Purchase Agreement. Any Backstop Party’s rights, obligations or interests under the Backstop Purchase Agreement may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate (as defined in the Restructuring Support Agreement) of a Backstop Party, or (c) any other Person that is approved in writing by the Requisite Backstop Parties prior to such assignment, delegation or transfer.

On the Effective Date, the proceeds of the Rights Offering shall be used: (i) to repay in full in cash all Allowed DIP Claims, (ii) to pay the Exit RBL Lender Cash Election Amount to each holder of an Allowed First Lien RBL Claim that makes an Exit RBL Lender Cash Election, and (iii) for investment opportunities that are approved by the Debtors and the Requisite Backstop Parties.

5.	Exemption from Registration Requirements

All shares of New Interests issued under the Plan will be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act. All shares of New Interests issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom to the extent that the New Interests are issued to “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Persons who acquire the New Interests pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Interests without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Interests issued to holders of Allowed First Lien Claims and Allowed Second Lien Notes Claims on account of their Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code, to the extent available. All shares of New Interests issued to the Backstop Parties pursuant to the Backstop Purchase Agreement with respect to Rights Offering Securities that are not subscribed for in the Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act.

Should the Debtors or the Reorganized Debtors, as applicable, elect on or after the Effective Date to reflect any ownership of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan through the facilities of DTC, the Debtors or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, but not including (x) the Exit RBL Facility Agent and the Exit RBL Facility Lenders in connection with the Exit RBL Facility, (y) any agents or lenders in connection with the Exit Term Loans and (z) purchasers or investors in connection with the Rights Offering) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

6.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Financing Documents. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor, if any, shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

7.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement or document described in clause (1) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Interests, Intercompany Interests, or Intercompany Claims. Notwithstanding anything to the contrary in the Plan (including this section) or the Confirmation Order, any indemnity or reimbursement obligations of any non-Debtor Entity under the First Lien RBL Credit Documents shall survive after the Effective Date pursuant to the terms of the First Lien RBL Credit Documents.

8.	Charter, Bylaws, and New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New Interests and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

9.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Security, or other interest in the Debtors or the Reorganized Debtors, including the New Interests and Exit Financing; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Financing; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, in any such case shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate federal, state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy

Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

10.	Directors and Officers

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, and the officers of each of the Reorganized Debtors shall be appointed by the Required Parties in accordance with the respective New Organizational Documents. The New Board shall initially consist of 7 members, including the Debtors’ chief executive officer. The other members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed at or before the Confirmation Hearing, in each case to the extent the identity of such proposed director or officer is known at such time. To the extent any such director or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

11.	Director and Officer Liability Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan and who are covered by any such policy shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

12.	Management Incentive Plan

Within one hundred and twenty (120) days after the Effective Date, the New Board shall adopt a Management Incentive Plan that provides for the issuance of equity, options and/or other equity-based awards (collectively, “Awards”) to employees and directors of the Company. Seven percent (7.0%) of New Interests of the Company that are issued and outstanding on the Effective Date shall be reserved for issuance under the MIP Pool. A portion of the MIP Pool consisting of three and a half percent (3.5%) of the New Interests that are issued and outstanding on the Effective Date shall be allocated to participants in the Management Incentive Plan within one hundred and twenty (120) days after the Effective Date. The form of the Awards (i.e., stock options, restricted stock, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards, subject to the immediately preceding sentence), and the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

13.	Employee and Retiree Benefits

Unless otherwise expressly provided herein, and subject to Article V of the Plan and the express written consent of the Required Parties, which consent shall not be unreasonably withheld, all employee wages, compensation, and benefit programs in place with the Debtors and not rejected as of the Effective Date shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

14.	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan; provided, however, the assumption of the obligations under the Indemnification Provisions shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnification Provisions are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any current or former director or officer of any of the Debtors other than indemnification payments, reimbursement, and advancement expenses and other similar payments, in each case only pursuant to the Indemnification Provisions.

D.	Settlement, Release, Injunction, and Related Provisions

1.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Makewhole Professional Fee Claims, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is

Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

2.	Release by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure management, ownership or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date related or relating to the foregoing including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the

Confirmation Order, any Restructuring Transaction, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

3.	Release by Releasing Parties

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Disclosure Statement, the DIP Credit Agreement, the Exit Financing

Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement, or any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or any agreement (including those set forth in the Plan Supplement) executed to implement (or in connection with the implementation of) the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

4.	Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement and related prepetition transactions (including the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement and the Second Lien Notes Indenture), the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

5.	Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth herein.

6.	Release of Liens

Except as otherwise provided in the Exit Financing Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge or other security interest under the Exit Financing Documents), the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Exit RBL Facility Agent or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings (in each case, at the sole cost and expense of the Reorganized Debtors), and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

E.	Conditions Precedent to the Effective Date

1.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

(a)

the Disclosure Statement Order and Confirmation Order shall have been entered by the Bankruptcy Court, each of which shall be in form and substance reasonably satisfactory to the Required Parties, and such orders shall have become Final Orders that have not been stayed, modified, or vacated on appeal;

(b)

the Debtors shall not be in default under the DIP Facility or the Final DIP Order (or, to the extent that the Debtors are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Facility and the DIP Orders);

(c)

the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made thereto, shall have been Filed in a manner consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties and any modifications made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Article X.A of the Plan;

(d)

all conditions precedent to the issuance of the New Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred and the New Interests shall have been issued;

(e)

the Exit Financing Documents shall have been executed and delivered by all of the Entities that are parties thereto, all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Financing shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Financing shall have occurred, in each case, prior to or substantially contemporaneous with the Effective Date;

(f)	the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

(g)

all governmental and material third party approvals and consents, including the Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(h)

the Restructuring Support Agreement shall not have validly terminated as to all parties thereto and shall be in full force and effect and shall not be the subject of a pending motion to reject, and the Debtors shall be in compliance therewith;

(i)

with respect to all documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) such documents and agreements shall have been effected or executed;

(j)

there shall be no ruling, judgment or order issued by any Governmental Unit making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring Transactions, unless such ruling, judgment or order has been stayed, reversed or vacated within three (3) Business Days after such issuance;

(k)

there shall be no material litigation or investigation by any Governmental Unit involving the Debtors as of the Effective Date that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, financial condition or results of operations of the Reorganized Debtors, taken as a whole;

(l)	the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount; and

(m)

the Debtors shall have otherwise substantially consummated the applicable Restructuring Transactions, and all transactions contemplated in the Plan, in a manner consistent in all respects with the Restructuring Support Agreement and Plan.

2.	Waiver of Conditions Precedent

The conditions to the Effective Date set forth in Article IX.A of the Plan may be waived with the prior written consent of the Required Parties at any time or as otherwise provided in the Restructuring Support Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the

Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Parties, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

3.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement with respect to all parties thereto, then: (a) the Plan will be null and void in all respects; (b) nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

4.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

V.	THE COMPANY’S BACKGROUND, OPERATIONS, AND CAPITAL STRUCTURE

A.	An Overview of the Company

Ultra is an independent oil and natural gas E&P company that primarily focuses on developing long-life natural gas reserves in the Green River Basin in Wyoming. Its revenue derives from selling natural gas and condensate produced from wells in the Pinedale and Jonah fields located in that basin. Approximately 96% of the Company’s production and 86% of its revenue are attributable to natural gas while the remaining amounts are related to condensate and crude oil. All of its natural gas and oil are sold to third-party, non-affiliated entities on an “as produced” basis. Ultra’s customer base is diverse, with only two of its customers accounting for more than 10% of its total revenues in 2019. The Company earned approximately $742 million in natural gas, oil, and other sales in fiscal year 2019, which is down from approximately $892 million in 2018.

The decline in revenue stems from a decrease in natural gas prices and in total production in 2019. In September, the Company released its remaining drilling rig and suspended its operated drilling program in the Pinedale field because of the slump in natural gas prices. The Company determined that investment returns at a time when prices were at multi-year lows were inadequate to justify deploying further capital into production efforts. Consequently, it only drilled 93 gross vertical wells and 1 gross horizontal well that turned into sales in 2019. However, Ultra benefited from the cost-saving measures that it has had in place to drill such wells at lower costs relative to prior years, thus allowing the Company to maintain its low-cost structure notwithstanding market conditions.

The Company has one of the lower cost structures in the industry with respect to producing and adding oil and natural gas reserves. This has resulted in part from the Company’s continued improvements in drilling and competition efficiency with respect to its operated wells. In 2019, the Company focused its developments on vertical wells, which experienced continuous decline in costs since 2017 to $2.8 million per well in the third quarter. This decrease results from an increase in success rates related to the two-string drilling design as well as overall improvements in efficiencies and cost management.

1.	The Company’s History

Ultra was incorporated originally in 1979 as Starmark Resources Ltd. (“Starmark”) under the laws of British Columbia, Canada. Until 1990, Starmark engaged in the acquisition and development of real estate ventures unrelated to the oil and gas industry. That changed in 1990 when Starmark began acquiring oil and gas properties in Texas, New Mexico, and Louisiana and, in 1996, in Wyoming. Starmark changed its name to Ultra Petroleum Corp. in 1993 and became a Yukon corporation by continuance from British Columbia in 2000.

2.	The Company’s Properties

Ultra’s operations target sands of the upper Cretaceous Lance Pool in the Pinedale and Jonah fields. The Lance Pool contains sands of the Lance formation at depths between approximately 8,000 and 12,000 feet and the Mesaverde formation at depths between approximately 12,000 and 14,000 feet. Ultra’s interest in this area expands approximately 117,000 gross (83,000 net) acres, covering approximately 190 square miles. This amounts to the largest acreage position in the Pinedale field and is more than four times the next largest owner. The Company began acquiring their interest in the region in the 1990s and obtained the remainder of their holdings in Wyoming in September 2014 from SWEPI LP, a wholly-owned subsidiary of Royal Dutch Shell, plc. All of the acreage that the Company considers prospective (over 75% of the total) is held by production with no risk of expiration. This enables it to develop the resources in an efficient and economically advantageous manner without leasehold management concerns driving the process.

Pinedale Field. One of the largest natural gas-producing field in Wyoming and one of the largest gas field in the United States is the Pinedale field. It covers nearly 200,000 acres of land and is estimated to contain nearly 60 trillion cubic feet (“Tcf”) of original gas in place (38.2 Tcf of which is estimated to be recoverable natural gas). The Pinedale field is named after the Pinedale anticline, which covers an area up to five miles wide and approximately thirty-five miles long. Anticline is a term used in structural geology to refer to a subsurface landmass that is folded in an arch-like shape with its oldest rock formations and, in the case of Pinedale field, its oil and gas resources at its core.

In 2012, the Company sold a system of liquids gathering pipelines and central gathering facilities (the “Pinedale LGS”) and certain associated real property rights in Pinedale anticline. It then entered into a long-term, triple net lease agreement relating to the use of the Pinedale LGS. The Pinedale lease agreement provides for an initial term of fifteen years and potential successive renewal terms of five years or 75% of the then remaining useful life of the Pinedale LGS at the Company’s discretion. Annual rent for the initial term under the Pinedale lease agreement is $20.0 million and may increase due to a contractual CPI escalator or when certain volume thresholds are exceeded.

Jonah Field. Another substantial natural gas field in Wyoming is the Jonah field. It is estimated to spread over 21,000 acres and contain over 10.5 Tcf of natural gas. The Jonah field is located to the south and west of the Pinedale field and is one of the most significant on-shore gas discoveries in the latter portion of the twentieth century.

Property Sales. Ultra previously owned oil and natural gas leases in Utah, Pennsylvania, and Colorado. In 2017, the Company sold oil and gas leases covering 144,000 gross (72,000 net) acres in the Pennsylvania portion of the Appalachian Basin for a cash purchase price of approximately $115.0 million. Then, in 2018, the Company sold oil and gas properties covering approximately 8,300 gross (7,800 net) acres in the Uinta Basin in Utah for $75.0 million in cash. Most of the proceeds were used to fully pay down its First Lien RBL Facility as of September 30, 2018. The Company also divested their remaining Pennsylvania assets in 2018 and sold the surface rights to their undeveloped acreage in Colorado. Ultra no longer conducts any development or exploration in Utah, Pennsylvania, or Colorado.

3.	The Company’s Operations

Ultra operates at low cost the vast majority of its properties, including over 92% of its productive acreage in the Pinedale fields. As such, the Company realizes significant benefits from being an operator, such as the ability to control the timing and amount of its capital expenditures, the nature and scope of its development activities, and the costs of its drilling, completion, and production operations. In addition, the Company’s status as operator has led to improved efficiencies over the years, particularly in the Pinedale field. The Company has advanced significantly its drilling technologies, including engaging in directional drilling in areas as dense as five-acre spacing from its well pads. It has also acquired 492 square miles of 3D seismic data that provides for 455 square miles of coverage for the entire Pinedale anticline and most of the Jonah field. This technology has allowed the Company to complete projects that enhanced the resolution and illuminated the sandstones in the Lower Lance and Mesaverde areas, which will assist with future wellbore targeting. As a result, this and other technological enhancements has allowed the Company to be a low-cost leader.

Oil and Gas Reserves. The Company’s unaudited reserve estimates as of March 31, 2020, is set forth below.

Reserve Estates as of March 31, 2020

	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas Equivalents (MMcfe)
Developed	1,694,828	11,902	1,766,239
Undeveloped	—	—	—

The future net cash flows and the discounted future net cash flows at a 10% discount rate, each before income tax, estimated as of March 31, 2020, are $1.907 billion and $1.217 billion, respectively.

The Company has no estimated proved undeveloped (“PUD”) reserves as of March 31, 2020, due to the suspension of the drilling program and the absence of an approved development plan required to book PUDs.

B.	Prepetition Capital Structure

As of May 14, 2020, the Debtors had approximately $7 million of cash and $1.97 billion in total principal amount outstanding under their funded-debt obligations. The following table summarizes the Debtors’ prepetition capital structure:

Funded Debt	Maturity	Outstanding Principal Amount[8]
Secured Debt
First Lien RBL Facility	January 12, 2022	$46.3 million
First Lien Term Loan	April 12, 2024	$966.3 million
Second Lien Notes	July 12, 2024	$584.3 million
Total Secured Debt		$1.60 billion
Unsecured Debt
6.875% Notes	April 15, 2022	$150.4 million
7.125% Notes	April 15, 2025	$225.0 million
Total Unsecured Debt		$375.4 million
Total Funded Debt		$1.97 billion

[8]

Outstanding principal amounts for all funded debt obligations except for the First Lien RBL Facility are as of April 30, 2020. Outstanding principal amount for the First Lien RBL Facility is as of the Petition Date.

1.	First Lien RBL Facility

Ultra Resources, Inc. (“Ultra Resources”) is a borrower under that certain credit agreement, dated as of April 12, 2017, (as amended from time to time and with all supplements and exhibits thereto, the “First Lien RBL Credit Agreement”) with the other Debtor entities as guarantors, Bank of Montreal as the administrative and collateral agent, and the lenders party thereto (the “RBL Lenders”). The total commitment amount under the First Lien RBL Credit Agreement is $100 million, which includes $35 million in letter of credit commitments. Substantially all of the Debtors’ assets (excluding the “Excluded Assets” as defined in the Guaranty and Collateral Agreement) are subject to first priority liens that secure obligations arising under the First Lien RBL Facility, as set forth in the guaranty and collateral agreement, dated April 12, 2017, (the “Guaranty and Collateral Agreement”). The Debtors believe “Excluded Assets” under the Guaranty and Collateral Agreement are of de minimis value.

The borrowing base under the First Lien RBL Facility is subject to redeterminations from time to time. Effective April 1, 2020, the borrowing base was reduced to $1.075 billion with $100 million commitment under the First Lien RBL Facility. As of the Petition Date, approximately $46.3 million in aggregate principal amount is outstanding under the First Lien RBL Facility plus $10.2 million in an outstanding letter of credit of obligations. The First Lien RBL Facility is set to mature on January 12, 2022.

2.	First Lien Term Loan

Ultra Resources is a borrower under that certain senior secured term loan agreement, dated as of April 12, 2017, (as amended from time to time and with all supplements and exhibits thereto, the “First Lien Term Loan Credit Agreement”) with the other Debtor entities as guarantors, Barclays Bank PLC (and any successors in that capacity) as the administrative and collateral agent, and the lenders party thereto (the “First Lien Term Loan Lenders”). The First Lien Term Loan Credit Agreement provides for $975 million in total borrowings. Obligations arising under the First Lien Term Loan are secured by first priority liens that are pari passu with the liens under the First Lien RBL Facility on substantially all of the Debtors’ assets, other than the Excluded Assets, under the Guaranty and Collateral Agreement. The Debtors believe “Excluded Assets” under the Guaranty and Collateral Agreement are of de minimis value. As of the Petition Date, approximately $966.3 million in aggregate principal amount is outstanding under the Term Loan. The Term Loan matures on April 12, 2024.

3.	Second Lien Notes

On December 21, 2018, Ultra Resources issued $545 million aggregate principal amount of Second Lien Notes and entered into an indenture, dated as of December 21, 2018 (as amended from time to time and with all supplements and exhibits thereto, the “Second Lien Notes Indenture”) in connection with the 2L Exchange Transaction. The other Debtors are guarantors, and U.S. Bank, N.A. is trustee and collateral agent under the Second Lien Notes Indenture. Interest on the Second Lien Notes accrues at (a) an annual rate of 9.00% payable in cash and (b) an annual rate of 2.00% payment in kind. The interest payment dates are due on January 15 and July 15 each year.

The Second Lien Notes are secured pursuant to second liens on substantially all of the Debtors’ assets other than the “Excluded Assets” under the Guaranty and Collateral Agreement and subject to lien securing the First Lien RBL Facility and First Lien Term Loan. The Debtors believe “Excluded Assets” under the Guaranty and Collateral Agreement are of de minimis value. As of the Petition Date, approximately $584.3 million in aggregate principal amount is outstanding under the Second Lien Notes. The Second Lien Notes mature on July 12, 2024.

4.	Unsecured Notes

Ultra Resources issued $700 million in 6.875% Notes due in 2022 and $500 million in 7.125% Notes due 2025 (collectively, the “Unsecured Notes”) pursuant to an indenture, dated as of April 12, 2017, (as amended from time to time and with all supplements and exhibits thereto, the “Unsecured Notes Indenture”). Each of the other Debtor entities serve as guarantors and UMB Bank, N.A. serves as trustee for the Unsecured Notes. The 6.875% Notes and 7.125% Notes are treated as a single class of securities under the Unsecured Notes Indenture.

On December 21, 2018, the Debtors completed an exchange transaction (the “2L Exchange Transaction”) pursuant to which participating noteholders exchanged approximately (a) $505 million in aggregate principal amount or 72.1% of the issued and then outstanding 6.875% Notes and (b) $275 million in aggregate principal amount or 55.0% of the issued and then outstanding 7.125% Notes for (i) $545 million in aggregate principal amount of Second Lien Notes and (ii) an aggregate of 10,919,499 new warrants, each entitling the holder thereof to purchase one common share of the Debtors. Shortly thereafter in the first quarter of 2019, the Debtors entered into an incremental note exchange transaction that exchanged $44.6 million aggregate principal amount of 6.875% Notes for $27.0 million aggregate principal amount of Second Lien Notes (together with the 2L Exchange Transaction, the “Exchange Transactions”).

Interest payment dates for the Unsecured Notes are due on April 15 and October 15 of each year. As of the Petition Date, approximately $150.4 million in aggregate principal amount is outstanding under the 6.875% Notes, and approximately $225 million in aggregate principal amount is outstanding under the 7.125% Notes. The 6.875% Notes and 7.125% Notes mature on April 15, 2022, and April 15, 2025, respectively.

5.	Common Equity

Ultra was a publicly-held company listed on The NASDAQ Global Select Market. Its common stock traded under the ticker “UPL” before its delisting in August 2019. The common shares are now trading in the over the counter markets on the OTCQX tier of the OTC Bulletin Board under the ticker “UPLC.” As of the Petition Date, Ultra Petroleum has approximately 199,335,784 outstanding shares of common stock.

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	The 2016 Chapter 11 Cases

The Company first sought chapter 11 protection in 2016 in the Bankruptcy Court for the Southern District of Texas. The events leading to those cases were predicated on oil and gas prices declining precipitously in 2015, and that downturn continued into 2016. This decline devastated Ultra’s financial condition and caused its capital structure to become unstable and unsustainable. As a result, Ultra commenced its chapter 11 cases without a prenegotiated transaction and sought to build consensus among its stakeholders about a holistic restructuring to deleverage its balance sheet.

However, Ultra became solvent unexpectedly while Ultra was in chapter 11, as natural gas prices rebounded significantly. Consequently, Ultra confirmed a chapter 11 plan (the “2016 Plan”) that (1) converted certain prepetition funded debt into equity and paid certain prepetition lenders cash and (2) provided equity holders a recovery on account of their interest. The Company also obtained approximately $2 billion of exit financing under the 2016 Plan that consisted of the First Lien RBL Facility, First Lien Term Loan, 7.125% Notes, and 6.875% Notes. On April 12, 2017, the 2016 Plan became effective, and Ultra emerged from chapter 11 shortly thereafter.

B.	The Makewhole Litigation

Most of Ultra’s $1.46 billion unsecured notes that were treated in the 2016 chapter 11 cases were issued pursuant to a master note purchase agreement (the “Master Note Agreement”). Certain creditors with claims under the Master Note Agreement (the “Makewhole Creditors”) objected to the 2016 Plan, arguing that their claims were impaired under the Bankruptcy Code. The Makewhole Creditors took the position that the 2016 Plan did not preserve their rights under the Master Note Agreement, which required Ultra to pay a make whole amount and additional postpetition interest at contractual default rates. Ultra disagreed and argued that make whole amounts were disallowed as “unmatured interest” under section 502(b)(2) of the Bankruptcy Code and that postpetition interest was limited to the “legal rate” under section 726(a)(5) of the Bankruptcy Code. Ultra and the Makewhole Creditors agreed that issue regarding the make whole amount and the calculation of postpetition interest would be determined after confirmation of the 2016 Plan and that Ultra would pay for the professional fees and expenses in connection with the litigation related to such issue.

In May 2017, the Bankruptcy Court that administered the 2016 cases issued a ruling that the Makewhole Creditors must receive payment of the make whole amount and postpetition interest at the default rates to be unimpaired under the 2016 Plan. Ultra appealed this ruling to the Fifth Circuit, and a three-judge panel reversed in part and vacated in part the decision in January 2019. The Fifth Circuit found that impairment under the Bankruptcy Code was distinct from impairment under a plan of reorganization. This decision prompted the Makewhole Creditors to file a petition for a rehearing. In November 2019, the same panel of judges withdrew and superseded its prior decision and remanded to the Bankruptcy Court the issue of whether the Bankruptcy Code disallows the Makewhole Creditors’ claims for the make whole amount and postpetition interest.

Ultra and certain Makewhole Creditors entered into settlement agreements in 2018 and 2019 to resolve this dispute. As a result of those settlements, approximately $242 million remains in dispute. However, Ultra has not reached a settlement with all of the Makewhole Creditors. As of the date hereof, the matter is now in the Bankruptcy Court for rehearing, and it is not possible to determine the ultimate disposition of these matters at this time.

C.	Liquidity Challenges

1.	Market Conditions

It is common for oil and gas commodity prices to fluctuate in response to changes in supply and demand, geopolitical events, and other macroeconomic conditions. For example, between January 1, 2014, to December 31, 2019, the month average of NYMEX West Texas Intermediate oil prices ranged from a high of $105.15 per Bbl to a low of $30.62 per Bbl. The NYMEX Natural Gas settlement prices have ranged from a high of $5.56 per MMBtu to a low of $1.71 per MMBtu during the same period.

However, oil and gas prices experienced unprecedented levels of volatility in the first several months of 2020. The first main geopolitical event to impact such prices was the dispute between OPEC and Russia. In March 2020, members of OPEC and Russia considered extending and potentially increasing previously agreed upon oil production cuts that were set to expire. Negotiations around these issues were unsuccessful, resulting in Saudi Arabia announcing an immediate reduction in export prices. As a result, Russia announced that all previously agreed oil production cuts would expire on April 1, 2020. This led to an immediate and steep decrease in oil prices.

In April 2020, Russia and OPEC reached a tentative agreement to reduce global output in April 2020. But prices in the oil and gas market have still remained depressed, as there is still an oversupply and lack of demand in the market. Consequently, the uncertainty around the future of oil prices and the impact that it will have on the Company’s revenue adds to its needs to address its current financial situation.

2.	COVID-19

Global or national health concerns can affect the natural gas and oil market negatively. In March 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. This resulted in many governments around the world implementing restrictive measures in an attempt to control the spread of the virus. As a result, global economies have come to a near standstill, resulting in financial hardships for many companies operating in the oil and gas industry. Such stagnation in economic activity has led to a decrease in demand for and an oversupply of oil and natural gas products. This has further increased pressure on commodity prices, as storage-related issues become a top concern for companies. There remains many uncertainties about the nature, duration, and extent of COVID-19’s impact on the world economy. Ultra, like many other E&P companies, has continued to monitor the COVID-19 situation, as the current economic condition can affect revenue and future business plans.

3.	Borrowing Base Redetermination

The Company’s borrowing base is subject to semiannual redetermination under the First Lien RBL Facility. Certain considerations including commodity prices, operations, reserve amounts, and regulations, among other things, impact the amount of the borrowing base each redetermination period. Recent amendments under the First Lien RBL Facility have reduced commitments to $100 million with the associated borrowing base being set at $1.075 billion as of April 1, 2020. The next borrowing base redetermination is scheduled to occur on or before July 1, 2020, unless the lenders elect to use an interim borrowing base redetermination prior to such date. If future commitments under the First Lien RBL Credit Agreement decrease below the outstanding balance of the First Lien RBL Facility because of a downward redetermination of the borrowing base and commitment amount, the Company would be required to enter into a mandatory repayment schedule to satisfy the deficiency to the borrowing base amount.

4.	Other Financial Obligation Under Debt Instruments

Audit Opinion. The Companies auditors have included a going concern qualification to their audit opinion for the Company’s December 31, 2019 financial statements, which is an event of default under the First Lien RBL Facility and the First Lien Term Loan. Following the expiration of a 30-day cure period, this event of default would crystalize and result in cross-defaults under the Company’s other debt instruments.

Interest Payments. The Company was obligated to pay interest under the 6.875% Notes and 7.125% Notes on April 15 pursuant to the Unsecured Notes Indenture, which totaled approximately $13.2 million in aggregate. After extensive analysis, the Company determined in their business judgment that making those interest payments was not in the best interests of their stakeholders. As a result of that nonpayment, the Company entered into a 30-day grace period, at the end of which cross-defaults would crystallize if the outstanding interest payment has not been made on or prior to that date.

5.	Liability Management

Ultra began pursuing various transactions in 2019 to address its liquidity needs and overburdened capital structure. In the first quarter of 2019, the Company executed the incremental note exchange transactions that exchanged approximately $44.6 million of the 6.875% Notes for $27.0 million of the Second Lien Notes. Later, the Company attempted another exchange in the first half of 2019 that involved exchanging a portion of the outstanding 7.125% Notes for new 9.00% Cash / 2.50% PIK Senior Secured Third Lien Notes, which was allowed under the First Lien RBL Credit Agreement, the First Lien Term Loan Credit Agreement, and the Second Lien Notes Indenture. However, the transaction was eventually terminated in July 2019, as the Company determined that the terms of such notes and the additional layer of secured indebtedness was not in the Company’s best interest.

The Company then decided to retain a certain advisor to assist with evaluating other strategic alternatives. Such alternative transactions included a corporate sale, merger, or other business combination, one or more strategic acquisitions or divestitures, or other transactions. After engaging in initial outreach efforts, the Company decline to move forward with such alternative transactions and, instead, began preliminary discussions with its key creditor groups. In February 2020, the Company began negotiations with key creditor groups and their advisors about potential out-of-court restructuring transactions. But the requirements to effectuate an out-of-court transaction presented challenges that relate to the Company’s ability to obtain the requisite level of support needed to effectuate the transaction. After assessing these challenges, the Company, in consultation with their advisors, determined that an in-court process provided the best opportunity to achieve a value-maximizing restructuring transaction.

6.	Restructuring Support Agreement

In March 2020, the Company engaged with an ad hoc group of First Lien Term Loan Lenders (the “Term Lender Group”) and their advisors about an in-court transaction that would provide a holistic solution to the Company’s balance sheet. The Company recognized that the First Lien Term Loan was the fulcrum security, thus necessitating the First Lien Term Loan Lenders’ participation. Members in the Term Lender Group and its advisors entered into a confidentiality agreement pursuant to which the Company began providing diligence about its operations so that the parties could engage in discussions about potential transactions. As extensive negotiations ensued, the parties held a number of substantive meetings and exchanged multiple proposals and counterproposals. The Company and Term Lender Group eventually coalesced around a transaction involving the equitization of certain funded-debt obligations.

The Debtors and Term Lender Group began engaging with the RBL Lenders and an ad hoc group of holders of the Second Lien Notes (the “Second Lien Group”) shortly thereafter. It was understood that a consensual restructuring among the key stakeholders in the Debtors’ capital structure was needed to place the Debtors on the best path forward. As a result, on May 14, 2020, the Debtors, Term Lender Group, RBL Lenders, and Second Lien Lender Group reached an agreement to enter into the Restructuring Support Agreement. The transactions contemplated thereunder provided for debtor-in-possession financing, the option to equitize certain funded debt, and the right to participate in a rights offering. Initially, the Debtors and RBL Lenders discussed a debtor-in-possession financing facility tied to an exit facility, but the Term Lender Group proposed a better alternative the RBL Lenders’ financing proposal. As a result, the Term Lender Group, the Debtors, and RBL Lenders reached a different arrangement that involved the Term Lender Group providing the DIP Facility participating in the Rights Offering for New Equity, and the RBL Lenders having the option to receive their pro rata share of the First Lien Distribution or the Exit RBL Lender Cash Election.

Pursuant to the Rights Offering, the holders of First Lien Term Loan Claims would have the right purchase New Interest in Reorganized UP Energy in an amount up to $85 million. The Rights Offering Participants and the Priority Backstop Parties have been reserved 50 percent of the Rights Offering Securities under the Rights Offering Procedures. Certain Priority Backstop Parties identified in the Restructuring Support Agreement can also elect to provide the Exit Term Loan in an aggregate principal amount not to exceed $5.0 million (excluding any yield on the Exit Term Loans, including any original issue discount or any commitment premium described in the Restructuring Support Agreement) in lieu of purchasing that Rights Offering Securities that such Priority Backstop Parties are otherwise required to purchase pursuant to the Backstop Purchase Agreement. The Debtors agreed to conduct the Rights Offering in accordance with the Rights Offering Procedures and in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code.

The Debtors believe that the restructuring transactions contemplated in the Plan is in the best interest of the stakeholders and the Debtors’ estates. Consequently, the Debtors will continue to engage with the remaining constituents in their capital structure to form even broader consensus around the transaction.

VII.	PROJECTED FINANCIAL INFORMATION

Attached hereto as Exhibit C is a projected consolidated income statement, which includes consolidated, projected, unaudited, financial statement information of the Reorganized Debtors (collectively, the “Financial Projections”) for the period beginning September 2020 and continuing through December 2024. The Financial Projections are based on an assumed Effective Date of August 31, 2020.

Creditors, equity holders, and other interested parties should see the below “Risk Factors” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

VIII.	RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any the following contingencies or any others could affect distributions available to holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. Here, it is possible that parties may object to confirmation of the Debtors’ Plan on grounds related to how the Claims and Interests are classified in the Plan. In that case, the cost of the chapter 11 cases and time needed to confirm could increase. This is particularly the case if the Bankruptcy Court concludes that the classification of Claims and/or Interests under the Plan do not comply with the Bankruptcy Code’s requirements. Under such circumstances, the Plan might need to be modified. Such modification could require the Debtors to re-solicit votes on the Plan before the Plan can be confirmed.

Nevertheless, the Debtors believe that each of the thirteen classes under the Plan complies with the requirements in section 1122 of the Bankruptcy Code, as each Claim or Interest in a particular class are substantially similar to other Claims or Interests in that class. But there are no guarantees that the Bankruptcy Court will agree with the Debtors’ position on classification.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article IX of the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek as promptly as practicable Confirmation of the Plan. If sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the holders of Allowed Claims as those proposed in the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan and requires, among other things, the Bankruptcy Court to find that (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes, (b) a liquidation or a need for further financial reorganization does not follow confirmation of such plan unless such liquidation or reorganization is contemplated in the plan, and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. If the Bankruptcy Court disagrees with those challenges, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. It is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Allowed Claims against them would ultimately receive on account of such Allowed Claim if the Bankruptcy Court does not confirm the Plan.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, holders of Allowed Claims will receive on account of such Allowed Claims.

The Debtors, subject to the terms in the Plan and Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Allowed Claims than the treatment currently provided in the Plan. A less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5.	Nonconsensual Confirmation

If any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. But there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased administrative costs and professional fees and expenses.

6.	Continued Risk Upon Confirmation

Even if a chapter 11 plan of reorganization is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in consumer demand for and acceptance of their oil and gas, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, the Bankruptcy Code will give the Debtors the exclusive right to propose the Plan and will prohibit creditors and others from proposing a plan during the first 120 days of the chapter 11 cases, which could be extended additional days pursuant to a court order. The Debtors will have retained the exclusive right to propose the Plan upon filing their petitions for chapter 11 relief. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ business after the completion of the proceedings related to the chapter 11 cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities in the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing or selling in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with ceasing operations.

8.	The Debtors May Object to the Amount or Classification of a Claim

The Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan except as otherwise provided therein. Any holder of a Claim that is subject to an objection cannot rely on the estimates set forth in this Disclosure Statement, as such holder might not receive its expected share of the estimated distributions.

9.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

10.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

A variety of contingencies can affect the distributions available to holders of Allowed Claims under the Plan, including whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any such contingency will not affect the validity of the Impaired Classes’ vote to accept or reject the Plan or require the Impaired Classes to revote on the Plan.

The estimated Claims and Interests and creditor recoveries and equity holder treatments in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may differ significantly from the estimates. If one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time the number or amount of Claims that will be allowed ultimately. Any differences could materially and adversely affect, among other things, the recovery percentages to holders of Allowed Claims under the Plan.

11.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan contains releases, injunctions, and exculpations, including a release of liens and third-party releases for claims against the Released Parties. Parties in interest might object to such releases, injunctions, and exculpations, and such objection might be granted. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

12.	There is a Risk of Termination of the Restructuring Support Agreement

If certain events occur that give rise to termination of the Restructuring Support Agreement, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan from important creditor constituencies and could result in the Debtors’ inability to use cash collateral during the chapter 11 cases under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

B.	Risks Related to Recoveries under the Plan

1.	The Debtors May Not Be Able to Achieve Their Projected Financial Results

The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is based on certain assumptions regarding the Reorganized Debtors’ anticipated future performance as well as the United States and world economies in general and the industry segments in which the Debtors operate in particular. The Debtors believe that the Financial Projections in this Disclosure Statement are reasonable, but there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, (a) the value of the New Interests may be negatively affected, (b) the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, and (c) the Debtors may be unable to service their debt obligations as they come due. Moreover, the Reorganized Debtors’ financial condition and operational performance after the Effective Date may not be comparable to what is in the historical financial statements.

2.	There Is No Established Market for the New Interests

The New Interests will be new issuances of Securities and there is no established trading market for those Securities. The Debtors do not intend to apply for the New Interests to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. New Interests may not be sold at a particular time or at favorable prices. As a result, the Debtors cannot assure the liquidity of any trading market for the New Interests. Accordingly, financial risk of ownership of the New Interests may be required to be born indefinitely. If a trading market were to develop, future trading prices of the New Interests may be volatile and will depend on many factors, including (a) the Debtors’ operating performance and financial condition, (b) the interest of securities dealers in making a market for them, and (c) the market for similar Securities.

3.	The Debtors Could Modify the Rights Offering Procedures

Subject to the terms and conditions of the Plan and the Restructuring Support Agreement, the Debtors may modify the Rights Offering Procedures to, among other things, include additional procedures, as needed, to administer the Rights Offering and comply with applicable law. Such modifications may adversely affect the rights of Rights Offering Participants.

4.	Potential for Dilution

The ownership percentage represented by the New Interests distributed on the Effective Date under the Plan, distributed pursuant to the Rights Offering, and distributed as the Backstop Commitment Premium, will be subject to dilution from the equity issued in connection with the Management Incentive Program, any other shares that may be issued in connection with the Plan or post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

5.	Backstop Purchase Agreement Could Be Termination

The Backstop Purchase Agreement will contain certain provisions that give the parties the ability to terminate the Backstop Purchase Agreement if various conditions are not satisfied. Termination of the Backstop Purchase Agreement could result in termination of the Restructuring Support Agreement and prevent Ultra from consummating the Plan

6.	The Trading Price for the New Interests May Be Depressed After the Effective Date

Assuming that the Effective Date occurs, the New Interests will be issued to Holders of certain classes of Claims. Following the Effective Date of the Plan, New Interests may be sold to satisfy withholding tax requirements to the extent necessary to fund such requirements. In addition, Holders of Claims that receive New Interests may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Interests available for trading could cause the trading price for the New Interests to be depressed, particularly in the absence of an established trading market for the New Interests.

7.	Certain Holders of New Interests May Be Restricted in Their Ability to Transfer or Sell their Securities

If the New Interests issued under the Plan are covered pursuant to section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Holders of Claims or Interests who receive the New Interests pursuant to the Plan and resell such interests and are deemed to be “underwriters” would not be exempted pursuant to section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The New Interests may not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any Holder of New Interests to freely resell the New Interests. The Debtors may agree to take certain steps to register the New Interests after the Effective Date. See Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters.”

8.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies

If the securities issued pursuant to the Plan are not covered under section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered or an exemption from registration applies under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act. Under Rule 144 of the Securities Act, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the issuer is a reporting issuer and whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of a non-reporting issuer during the preceding three months may resell restricted securities after a one-year holding period. An affiliate of a non-reporting issuer may resell restricted securities after a one-year holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale, and notice requirements of Rule 144.

Holders of New Interests who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities. Resale restrictions are discussed in more detail in Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters.”

9.	The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to preparing and presenting fairly financial statements. Although the Debtors do not anticipate this condition occurring, if the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition.

10.	Certain Significant Holders of New Interests May Have Substantial Influence over the Reorganized Debtors Following the Effective Date

Assuming that the Effective Date occurs, holders of Claims who receive distributions representing a substantial percentage of the outstanding shares of the New Interests or that acquire a significant position in the Rights Offering may be in a position to influence matters requiring approval by the holders of shares of new common shares, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.

11.	The U.S. Federal Income Tax Consequences of the Plan are Complex

The U.S. federal income tax consequences of the Plan are complex. Accordingly, holders of claims should review the section entitled “Certain United Stated Federal Income Tax Consequences of the Plan” in Article XII of this Disclosure Statement. Each holder of Claims should also consult its own tax advisor regarding the U.S. federal, state, local and foreign tax consequences of the consummation of the Plan to such holder.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Debtors’ ability to make scheduled payments on or refinance their debt obligations depends on the Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Debtors’ control. The Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Debtors to pay the principal, premium, if any, and interest on their indebtedness, including potential borrowings under the Exit Facility upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the chapter 11 cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the restructuring transactions specified in the Plan or an alternative restructuring transaction; (b) ability to obtain court approval with respect to motions filed in the chapter 11 cases from time to time; (c) ability to maintain relationships with suppliers, service providers, customers, employees, royalty interest holders, working interest holders, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the chapter 11 cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the chapter 11 cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the chapter 11 cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the chapter 11 cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the chapter 11 cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of the Plan or alternative restructuring transaction. A long period in chapter 11 could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. For example, senior management will be required to spend a significant amount of resources on the Debtors’ reorganization efforts instead of exclusively on operations if the cases continue for a prolonged period. In addition, the longer the chapter 11 cases, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize successfully and will seek to establish alternative commercial relationships. Moreover, a longer case means that the Debtors will be required to incur additional professional and administrative fees and expenses, which could require additional debtor-in-possession financing to fund those costs as well as operations. If the Debtors are unable to obtain such financing on favorable terms or at all, the chances of successfully reorganizing may be seriously jeopardized, the likelihood that the Debtors will need to liquidate may be enhanced. This could impair creditor recoveries significantly. Ultimately, the Debtors cannot predict the outcome of their restructuring process but believe that their proposed path forward is the most efficient way to reorganize their business.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends

During the chapter 11 cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and claims assessments may significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

5.	The Debtors Will Need Adequate Liquidity to Execute Their Business Plan

The Debtors expect to fund their capital expenditures with cash flows from operations, the Exit Facility, proceeds of the Rights Offering, and cash on hand. They have reduced their capital budget and have planned for minimal capital investments in 2020. This was made possible in part because the majority of the Debtors’ capital expenditures are discretionary and uncommitted, which allows them the flexibility to adjust their capital spending to match their operational cash flow and market dynamics. Also, the vast majority of their acreage is held by production, which means that the Debtors are not obligated to drill wells to hold acreage. This factor, along with their role as operator of such a significant portion of their acreage, allows the Debtors almost complete control of their capital allocation.

The Debtors’ liquidity and ability to meet ongoing operational obligations will be dependent upon, among other things (a) ability to maintain adequate cash on hand, (b) ability to generate cash flow from operations, and (c) ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring. If cash on hand and cash flow from operations are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. However, there is no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms.

6.

Oil, Natural Gas, and Natural Gas Liquids Prices Are Volatile, and Continued Low Oil, Natural Gas, or Natural Gas Liquids Prices Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition

The Debtors’ revenues, profitability, and the value of the Debtors’ properties substantially depend on the willingness of their operator customer base to make operating and capital expenditures to explore and drill for, develop, produce, and extract oil, natural gas, and NGLs. Whether an operator is willing to conduct such activities are dependent on prevailing oil, natural gas, and NGLs prices, which can experience high-volatility commodities pricing environment. Historically, oil, natural gas, and NGLs prices have been volatile and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. The prices for oil, natural gas, and NGLs are volatile due to a variety of factors that include the following:

•	worldwide and regional economic conditions that impact domestic and foreign supply and demand for oil and natural gas;

•	the actions of OPEC;

•

social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level and growth of consumer product demand;

•	labor unrest in oil and natural gas producing regions;

•	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•	the price and availability of alternative fuels and renewable energy sources;

•	the impact of the U.S. dollar exchange rates on commodity prices;

•	the price of foreign imports;

•	technological advances affecting energy consumption;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports and exports.

In addition, the global or national health concerns can negatively impact the global economy and, therefore, demand and pricing for oil and natural gas products. In March 2020, the World Health Organization declared a global pandemic with respect to COVID-19. This outbreak has led to a decline in factory output and transportation demand, causing oil and gas prices to suffer. Moreover, the breakdown in dialogue between OPEC and Russia over proposed oil production cuts in the midst of the COVID-19 pandemic caused oil and gas prices to fall to their lowest levels in nearly twenty years. There can be no assurance that OPEC members and other oil exporting nations will agree to future production cuts or other actions to support and stabilize oil prices, nor can there be any assurance that they will not further reduce oil prices or increase production. Uncertainty regarding future actions that the OPEC members may take or other oil exporting countries could lead to increased volatility in the price of oil, which could cause us to incur future impairment charges that adversely affect our business, financial condition and results of operations. Further, it is impossible to tell with how long, the extent, or to what degree the COVID-19 pandemic will affect the macroeconomic conditions and commodity prices.

Continued volatility or weakness in oil, natural gas, and NGLs prices (or the perception that oil, natural gas, and NGLs prices will remain depressed) generally leads to decreased upstream spending, which in turn negatively affects demand for the Debtors’ services. As a result, there can be no assurances as to the future oil, natural gas, or NGLs prices and such prices impact on the Debtors’ future business, financial condition, results of operations, liquidity, or ability to finance planned capital expenditures.

7.	Drilling For and Producing Natural Gas and Crude Oil Are High Risk Activities with Many Uncertainties That Could Adversely Affect the Debtors’ Business, Financial Condition, or Results of Operation

The Debtors’ oil and natural gas operations are subject to all of the risks and hazards. These risks include blowouts, fire, explosion, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as oil spills, natural gas leaks, discharges of toxic gases, underground migration and surface spills, or mishandling of fracture fluids, including chemical additives. Severe weather, natural disasters, or drilling restrictions also pose potential risks that could also interrupt the Debtors’ operations. Moreover, there is also risk associated with spending money to identify and acquire properties for drilling and completing wells and the uncertainty associated with marketing any production that is obtained. Failures and losses incurred in connection with such activities may occur before any deposits of oil or natural gas are found and produced. If oil or natural gas is encountered, there can be no assurance that it can be produced in quantities sufficient to justify the cost of continuing such operations or that it can be marketed satisfactorily. Therefore, the occurrence of any or several of these events with respect to any property the Debtors own or operate could have a material adverse impact on the Debtors.

However, the Debtors and the operators of their properties maintain insurance in accordance with customary industry practices and in amounts that the Debtors’ management believes to be reasonable. But the insurance coverage is not always economically feasible and is not obtained to cover all types of operational risks. Consequently, the occurrence of a significant event that is not fully insured could have a material adverse effect on the Debtors’ financial condition.

8.	The Debtors Cash Flows and Production Will Decrease Over Time if they Are Unable to Replace Reserves They Have Produced

The Debtors’ future success depends on their ability to find, acquire, develop, and produce additional oil and gas reserves that are economically recoverable. If the Debtors do not have successful exploration, development, or acquisition activities, their reserves and production will decline. The Debtors’ success depends upon their ability to fund capital expenditures for such activities. Continued periods of depressed commodity prices or further commodity price decreases could have a material adverse effect on the Debtors’ ability to fund such capital expenditures. If the Debtors cannot fund capital expenditures, they will be unable to replace reserves and production. There can also be no assurance that the Debtors will be able to fund the capital expenditures to allow further exploration and development of their properties.

9.	The Debtors’ Reserve Estimates May Be Incorrect If the Assumptions Upon Which These Estimates Are Based Are Inaccurate

Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The reserve data and standardized measures set forth herein represent only estimates. As a result, the production data acquired subsequent to the date of an estimate may justify revising such estimates. Accordingly, reserve estimates are often different from the quantities of oil, natural gas, and NGLs that are ultimately recovered.

Furthermore, the present value of net proved reserves included any of the Debtors’ reserve reports should not be considered as the market value of the reserves attributable to the Debtors’ properties because the Debtors use the full cost method of accounting for E&P activities to perform a ceiling test calculation. In addition, the 10 percent discount factor that the SEC requires as part of this test may not be the most appropriate discount factor based on the Debtors’ cost of capital from time to time and/or the risks associated with the Debtors business. Therefore, actual current and future commodity prices and costs may be materially higher or lower, and higher future costs and/or lower future commodity prices may impact whether development of the Debtors’ reserves in the future occurs as scheduled or at all.

10.

Contracted Revenues May Not Be Fully Realized and May Reduce Significantly in the Future, Which May Have a Material Adverse Effect on the Debtors’ Financial Position, Results of Operations, or Cash Flows

The Debtors’ expected revenues under existing contracts may not be fully realized due to a number of factors, including rig or equipment downtime or suspensions of operations, work stoppages, the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, the ability and willingness of members of OPEC along with non-OPEC oil-producing countries to agree to and maintain oil price and production controls, and force majeure events. Furthermore, liquidity issues could lead the Debtors’ customers to file for bankruptcy and/or could encourage the Debtors’ customers to seek to repudiate, cancel, or renegotiate their contracts for various reasons. Some of the Debtors’ contracts permit early termination of the contract by the customer for convenience (without cause) while others permit termination upon paying an early termination fee. Customers might also seek to re-negotiate existing contract terms, while other customers may let their contracts expire without entering into a new agreement with the Debtors. In such circumstances the Debtors could be unable to secure a replacement contract. Although the Debtors have been proactively engaging with their customers regarding this and other issues, there can be no assurance that the Debtors’ customers will be able or willing to fulfill their contractual commitments. Therefore, revenues recorded in future periods could differ materially from current contracted revenues, which could have a material adverse effect on the Debtors’ financial position, results of operations or cash flows.

11.	COVID-19 Could Impact the Debtors’ Operations or Ability to Emerge from Bankruptcy

The continued spread of COVID-19 could have a significant impact on the Debtors’ business, both in the context of consumer demand and production capacity. If global growth continues to slow and governments maintain lockdowns, the demand for oil, natural gas, and NGLs will continue to decline. Such declines could be impacted further if the Debtors employees cannot continue to extract and transport their hydrocarbon production. This diminished production capacity and continued decline in the market would negatively affect the Debtors’ financial performance.

12.	Competitive Industry Conditions May Negatively Affect the Debtors’ Ability to Conduct Operations and to Execute Their Business Plan

The Debtors compete with numerous other companies in virtually all facets of their business, including for materials, equipment, and services to operate their properties. Their competitors in development, exploration, acquisitions and production include major integrated oil and natural gas companies as well as numerous independents, including many that have significantly greater resources. Therefore, competitors may be able to pay more for desirable leases and evaluate and bid for and purchase a greater number of properties or prospects than the Debtors’ financial or personnel resources permit. The Debtors’ ability to increase reserves in the future will be dependent on their ability to select and acquire suitable prospects for future exploration and development.

13.

Compliance with Legislation and Regulatory Actions, Including Environmental and Other Government Regulations, Could Be Costly and Could Negatively Impact the Debtors’ Financial Condition and Operations

The Debtors’ operations are subject to numerous laws and regulations, including laws and regulations relating to environmental protection and other governmental regulations. These laws and regulations may require that the Debtors obtain permits before developing their properties, restrict substances that can be released into the environment in connection with the Debtors’ drilling, completion, and/or production activities, limit or prohibit the Debtors’ drilling activities on protected areas such as wetlands or wilderness areas, and require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells. Compliance with these laws and regulations could adversely affect the Debtors’ ability to complete their drilling programs at the costs and in the time periods anticipated. The Debtors could also face more stringent laws and regulations in the future. Failure to adhere to these laws as well as already enacted laws could result in the Debtors being liable for personal injury and clean-up costs and other environmental, natural resource and property damages as well as administrative, civil, and criminal penalties. Although the Debtors maintain limited insurance coverage for sudden and accidental environmental damages, they do not maintain insurance coverage for the full potential liability that could be caused by accidental environmental damages. Accordingly, the Debtors may be subject to liability in excess of their insurance coverage or may be required to cease production from properties in the event of environmental damages.

14.	Federal Legislation and State Legislative and Regulatory Initiatives Relating to Hydraulic Fracturing Could Result in Increased Costs and Additional Operating Restrictions or Delays

The Debtors use hydraulic fracturing to stimulate production of hydrocarbons, and such process is subject to state oil and gas commissions but is not subject to regulation at the federal level (except for fracturing activity involving the use of diesel). The U.S. Environmental Protection Agency (“EPA”) has commenced a study of the potential environmental impacts of hydraulic fracturing activities and has released a draft report; the final study has not yet been released. A committee in the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. Moreover, in past sessions, legislation was introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states have adopted and/or are considering adopting regulations that could restrict hydraulic fracturing in certain circumstances, require disclosure of chemicals in fluids used in hydraulic fracturing, and/or place other restrictions on drilling and completion operations. Wyoming has already adopted regulations requiring producers to provide detailed information about wells they hydraulically fracture in that state. Any new laws or regulations that significantly restrict hydraulic fracturing could make it more difficult or costly for the Debtors to perform hydraulic fracturing activities and thereby affect their determination of whether a well is commercially viable. In addition, further regulations could lead to more permit requirements or operational restrictions, which could result in production delays and increased costs. As a result, restrictions on hydraulic fracturing could reduce the amount of oil and natural gas that the Debtors are ultimately able to produce in commercial quantities and adversely affect their operations and financial condition.

15.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising out of the Chapter 11 Cases

The Debtors are currently subject to or interested in certain legal proceedings, some of which may adversely affect the Debtors. In the future, the Reorganized Debtors may become party to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims and Interests under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

16.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

There is continuous competition for experienced personnel in the oil and gas industry can be significant. The Debtors’ operations are dependent on a relatively small group of key management personnel, including the Debtors’ executive officers. If the Debtors are unable to retain this core group of personnel during this restructuring process, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses and impact other employee morale.

17.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arise prior to the Debtors’ filing a petition for reorganization under the Bankruptcy Code or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations on a post-reorganization basis.

IX.	SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement is being distributed to the holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

A.	Solicitation Agent

The Debtors intend to propose to retain Prime Clerk LLC to act, among other things, as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan. The Solicitation Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable after the Voting Deadline.

B.	Solicitation and Voting Package

The following materials constitute the solicitation and voting package distributed to Holders of Claims in the Voting Class:

•	the Debtors’ cover letter in support of the Plan;

•	the appropriate Ballot and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement and all exhibits hereto.

C.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The Debtors are soliciting votes to from only the holders of Claims in Classes 3, 4, 5, and 6 (collectively, the “Voting Classes”). The Debtors are not soliciting votes from holders of Claims and Interests in Classes 1, 2, 7, 8, 9, 10, 11, 12, and 13. Holders of Claims in the Voting Classes are Impaired under the Plan and have the right to vote to accept or reject the Plan. But note that certain holders of Claims in the Voting Classes, such as those holders that have Claims that have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

D.	Voting Record Date

The voting record date is May 13, 2020. The voting record date is the date that determined when certain entities or persons were holders of Claims and Interests under the Plan.

The Debtors reserve the right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in their discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadline.

E.	Voting on the Plan

The deadline to vote on the Plan is June 11, 2020, at 4:00 p.m., prevailing Central Time (the “Voting Deadline”). Holders of Claims in the Voting Classes are able to return their Ballots in hard copy or submit it electronically on the Debtors’ online balloting portal. If the holder wants to have its hard copy Ballot counted, such holder’s Ballot must be (1) properly completed, executed, and delivered timely via (a) the enclosed pre-paid, pre-addressed return envelope, or (b) first class mail, overnight courier, or hand delivery to the Notice and Claims Agent at Ultra Petroleum Ballot Processing, c/o Prime Clerk LLC, One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, New York 10165, or (2) submitted timely on the online balloting portal at https://cases.primeclerk.com/ultrapetroleumballots.

Alternatively, you may submit your Ballot via the Notice and Claims Agent’s online balloting portal on https://cases.primeclerk.com/ultrapetroleumballots. Click on the “Submit E-Ballot” section of the website and follow the instructions to submit your Ballot. Note that you will need your “Unique E-Ballot ID#” that can be found on your hard copy Ballot. Each E-Ballot ID# is to be used solely for voting only those Claims described in Item 1 of your electronic Ballot. Please complete and submit an electronic Ballot for each E-Ballot ID# you receive. Holders of Claims entitled to vote that cast a Ballot using the Notice and Claims Agent’s online portal should NOT also submit a paper Ballot. The Notice and Claims Agent’s online balloting portal is the sole manner in which Ballots will be accepted via electronic or online transmission. Ballots submitted via facsimile, email, or other means of electronic transmission will not be counted.

F.	Ballots Not Counted

No ballot will be counted toward Confirmation if, among other things, (1) it partially rejects and partially accepts the Plan, (2) it both accepts and rejects the Plan, (3) it is sent to the Debtors, the Debtors’ agents (other than the Notice and Claims Agent), any indenture trustee, or the Debtors’ financial or legal advisors, (4) it is sent via facsimile or any electronic means other than via the online balloting portal, (5) it is illegible or contains insufficient information to permit the identification of the holder of the Claim, (6) it is cast by an Entity that does not hold a Claim in the Class indicated in Item 1 of the Ballot, (7) submitted by a holder not entitled to vote pursuant to the Plan, (8) it is unsigned, (9) it is non-original Ballot (excluding those Ballots submitted via the online balloting portal), and (10) not marked to accept or reject the Plan.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN. IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE VOTING CLASS FOLLOWS THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT.

G.	Objections

Any objections (each, an “Objection”) to the Plan or the Disclosure Statement must (1) be in writing, (2) comply with the Federal Rules of Bankruptcy Procedure and the Bankruptcy Local Rules for the Southern District of Texas, (3) state the name and address of the objecting party and the amount and nature of the objecting entity’s Claim or Interest beneficially owned, (4) state with particularity the legal and factual basis for such Objections, and, if practicable, a proposed modification to the Plan that would resolve such Objections, and (5) be filed with the Court and served on parties entitled to notice so that such parties actually receives the Objection no later than June 11, 2020, at 5:00 p.m., prevailing Central Time, (the “Objection Deadline”).

X.	CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are (1) all Impaired Classes of Claims or Interests voted to accept the Plan or, if an Impaired Class rejected the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class, (2) the Plan is feasible, and (3) the Plan is in the “best interests” of holders of Claims and Interests. At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code.

The Debtors believe that (1) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11, (2) the Debtors have complied or will have complied with all of the necessary requirements of chapter 11, and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the Debtors liquidated under chapter 7 of the Bankruptcy Code. Attached hereto as Exhibit E and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”). As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by holders of Claims and Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to holders of Claims and Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that liquidation or the need for further financial reorganization of the debtor or any successor to the debtor is not likely to follow confirmation of a plan of reorganization is not likely to be followed (unless such liquidation or reorganization is proposed in such plan of reorganization).

The Debtors have analyzed their ability to meet their respective obligations under the Plan to determine whether the Plan meets this feasibility requirement. As part of this analysis, the Debtors have prepared the Financial Projections. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following their emergence from chapter 11 and that the Plan will meet the feasibility requirements of the Bankruptcy Code. The Financial Projections are attached hereto as Exhibit C and incorporated herein by reference.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.9

Section 1126(c) of the Bankruptcy Code provides that a plan has been accepted when holders in an impaired claim hold at least two-thirds in a dollar amount of claims and more than one-half in a number of allowed claims vote to accept the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually cast their ballots in favor of acceptance. Pursuant to section 1126(d) of the Bankruptcy Code, a class of interests will be deemed to accept a plan if holders of at least two-third in amount of the allowed interests of such class have voted to accept the plan.

E.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

[9]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. If any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right, subject to the Restructuring Support Agreement, to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims and interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying their obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors. The Valuation Analysis is set forth in Exhibit D attached hereto and incorporated herein by reference. The Debtors are prepared to meet their evidentiary burden (if any) with respect to support for their valuation analysis at the Confirmation Hearing. The rights of all parties are fully preserved with respect to such matters.

G.	Substantive Consolidation

The Debtors are not currently proposing the substantive consolidation of their respective Estates pursuant to the Plan. But the Plan provides for the option to consolidation substantively certain Debtors to the extent necessary for Confirmation.

XI.	CERTAIN SECURITIES LAW MATTERS

A.	New Interests; Rights Offering Securities; Backstop Purchase

As discussed herein, the Plan provides for Reorganized UP Energy to distribute all shares of New Interests to (1) holders of First Lien Term Loan Claims or Interests on account of their Allowed Claims, (2) holders of Allowed Second Lien Claims on account of their Allowed Claims, and (3) New Interests under the Management Incentive Plan.

The Debtors believe that the New Interests will be a “security,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable Blue Sky Law. The Debtors further believe that the offer and sale of the New Interests pursuant to the Plan is, and subsequent transfers of the New Interests by the holders thereof that are not “underwriters” (as defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code) will be, exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and any applicable state Blue Sky Law as described in more detail below. The New Interests underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

RECIPIENTS OF NEW INTERESTS ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE BLUE SKY LAW.

B.	Issuance and Resale of New Interests Under the Plan

1.	Issuance under Section 1145 of the Bankruptcy Code, Private Placement Exemptions

Except as expressly provided herein, all shares of New Interests issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (A) section 1145 of the Bankruptcy Code or (B) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of New Interests issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who purchase the New Interests pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Interests without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A (to the extent applicable) or any other registration exemption under the Securities Act, or if resales of such securities are registered with the Securities and Exchange Commission.

RECIPIENTS OF THE NEW INTERESTS ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE BLUE SKY LAW.

2.	Resale of New Interests; Definition of Underwriter

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of the New Interests, by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of New Interests who are deemed to be “underwriters” may be entitled to resell their New Interests pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act. Generally, Rule 144 promulgated under the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New Interests would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Interests and, in turn, whether any Person may freely resell New Interests.

Unlike the securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, any shares of New Interests issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be deemed “restricted securities” that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available, including under Rule 144 or Rule 144A promulgated under the Securities Act.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an affiliate of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available. The Debtors currently expect that the Reorganized Debtors will continue to be a reporting issuer and file all such required periodic reports and that current public information will be available to allow resales by non-affiliates when the six-month holding period expires (approximately six months after the emergence date).

An affiliate may resell restricted securities after the six-month holding period if at the time of the sale certain current public information regarding the issuer is available. As noted above, the Debtors currently expect that this information requirement will be satisfied. The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of one percent of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the greater of one percent of the average weekly reported volume of trading in such restricted securities during the four weeks preceding the filing of a notice of proposed sale on Form 144. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction. The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted securities except in certain situations. Third, if the sale exceeds 5,000 restricted securities or has an aggregate sale price greater than $50,000, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

The Debtors believe that the Rule 144 exemption will not be available with respect to any New Interests issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder (whether held by non-affiliates or affiliates) until at least six months after the Effective Date. Accordingly, holders of such New Interests will be required to hold such New Interests for at least six months and, thereafter, to sell New Interests only in accordance with the applicable requirements of Rule 144, unless such New Interests is registered under the Securities Act or is otherwise exempt.

ANY PERSONS RECEIVING “RESTRICTED SECURITIES” UNDER THE PLAN ARE URGED TO CONSULT WITH THEIR OWN COUNSEL CONCERNING THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION FOR RESALE OF THESE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAW.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM

REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES. POTENTIAL RECIPIENTS OF NEW INTERESTS ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING THEIR ABILITY TO FREELY TRADE SUCH SECURITIES WITHOUT COMPLIANCE WITH THE FEDERAL LAW AND ANY APPLICABLE STATE BLUE SKY LAW.

3.	New Interests and the Management Incentive Plan

The Confirmation Order shall authorize the New Board to adopt and enter into the Management Incentive Plan, on the terms set forth in Article IV of the Plan and the Plan Supplement. The issuance of New Interests under the Management Incentive Plan would dilute all of the New Interests.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain United States (“U.S.”) federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain holders of Claims entitled to vote on the Plan.

With respect to the U.S. federal income tax consequences discussed below, this summary is based on the U.S. Tax Code, the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable U.S. Tax Law”).

Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The Debtors have not requested, and do not intend to request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS or any other taxing authority would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its individual circumstances or to a holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the U.S. Tax Code, accrual-method U.S. Holders (as defined below) that prepares an “applicable financial statement” (as defined in Section 451 of the U.S. Tax Code), a holder that actually or constructively owns or will own shares in us representing 10% or more of our voting power or value, U.S. expatriates, persons subject to the alternative minimum tax, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, persons who hold Claims or who will hold the New Interests or Make-Whole Contingent Value Rights as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and holders of Claims who are themselves in bankruptcy). Furthermore, this summary assumes that a holder of a Claim holds only Claims in a single Class and holds a Claim, only as a “capital asset” (within the meaning of section 1221 of the U.S. Tax Code) for purposes of Applicable U.S. Tax Law. This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the U.S. Tax Code. This summary does not discuss differences in tax consequences to holders of Claims that act as backstop parties or otherwise act or receive consideration in a capacity other than any other holder of a Claim of the same Class or Classes, and the tax consequences for such holders may differ materially from that described below.

For purposes of this discussion, a “U.S. Holder” is a holder of a Claim that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any holder of a Claim that is not a U.S. Holder or a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity and such partner (or other beneficial owner). Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are holders of Claims are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors

For U.S. federal income tax purposes, each of the Debtors other than the ultimate parent, Ultra Petroleum, are members of an affiliated group of corporations (or entities disregarded for federal income tax purposes that are wholly owned by members of such group), of which UP Energy is the common parent (the “UPE Group”). Because Ultra Petroleum is a Canadian entity, it is not a member of the UPE Group.

As of December 31, 2019, the UPE Group reported approximately $2.3 billion of consolidated NOLs for U.S. federal income tax purposes. The Debtors currently estimate that the UPE Group may generate additional NOLs before the Effective Date.

1.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued in satisfaction of such indebtedness, and (iii) the fair market value of any other consideration (including stock of the debtor or another entity) given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the U.S. Tax Code, a debtor is not required to include COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to the rule discussed in the preceding sentence. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets; (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the U.S. Tax Code. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding COD Income is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

The amount of COD Income that may result in a reduction of the UPE Group’s tax attributes will depend on the value (or issue price, in the case of new debt) of the consideration received by holders of Claims against the entities that compose the UPE Group. The fair market value and issue price, as applicable, of such consideration cannot be known with certainty until after the Effective Date.

2.	Limitation of NOL Carryforwards and Other Tax Attributes

Following the Effective Date, the Debtors anticipate that tax attributes that are not reduced pursuant to section 108 of the U.S. Tax Code, including NOLs, NOL carryover, capital loss carryover, tax credit carryovers, and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) allocable to periods before the Effective Date (collectively, the Pre-Change Losses”) will be subject to limitation or elimination under sections 382 and 383 of the U.S. Tax Code as a result of an “ownership change” of the UPE Group by reason of the transactions pursuant to the Plan.

Under sections 382 and 383 of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The rules of section 382 of the U.S. Tax Code are complicated, but as a general matter, the Debtors anticipate that the issuance of additional equity in UP Energy will cause an “ownership change” of the UPE Group. Accordingly, the UPE Group’s use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the U.S. Tax Code applies.

For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

a.	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs).10 The section 382 limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. 11 Section 383 of the U.S. Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

Notwithstanding the rules described above, if post-ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

b.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, U.S. NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including

[10]

The applicable rate is 1.47 percent in May 2020, 1.63 percent in April 2020, and 1.63 percent in March 2020; as such, an ownership change occurring in May 2020, would utilize a 1.63 percent rate. The Debtors cannot estimate what the applicable rate will be on the Effective Date (or on any other date on which an ownership change might occur).

[11]

The IRS issued proposed regulations in September 2019 that would make substantial changes to these rules. However, the IRS has also issued proposed regulations that would cause any company that has an ownership change pursuant to a plan of reorganization in a bankruptcy case filed before the proposed regulations are finalized to be “grandfathered.” Accordingly, the September 2019 proposed regulations are not expected to have an impact on the Debtors with respect to the ownership change that will occur pursuant to the Plan.

the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule may apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. Importantly, however, in the context of a consolidated group of corporations such as the UPE Group, the IRS has, in non-binding private guidance, determined that the asset value test is, with respect to equity in subsidiaries, applied on the basis of net equity value, subject to certain exceptions related to debt equitization. The application of that non-binding private guidance under the circumstances presented here is subject to uncertainty, but may have the result of limiting the effective benefit of the 382(l)(6) Exception. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that it does not require the debtor corporation to reduce their U.S. NOL carryforwards by the amount of interest deductions claimed within the prior three-year period with respect to equitized debt, and the debtor may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. Any resulting limitation would instead be determined under the regular rules for ownership changes.

It is possible that the Debtors will not qualify for the 382(l)(5) Exception. In particular, the application of the 382(l)(5) Exception is subject to significant uncertainty in the circumstances here, where 100 percent of the stock of the parent of the UPE Group is owned by a foreign corporation. Alternatively, even if the 382(l)(5) Exception could apply, the Reorganized Debtors may decide to elect out of the 382(l)(5) Exception, particularly if it appears likely that another ownership change will occur within two years after emergence. In either case, the Debtors anticipate that their use of the Pre-Change Losses (if any) after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the U.S. Tax Code were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims

As discussed below, the tax consequences of the Plan to U.S. Holders of Allowed Claims entitled to vote on the Plan will depend upon a variety of factors.

The character of any recognized gain as capital gain or ordinary income will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands (including whether the Claim constitutes a capital asset), whether the Claim was purchased at a discount, whether and to what extent the U.S. Holder has previously claimed a bad debt deduction with respect to its Claim, and whether any part of the U.S. Holder’s recovery is treated as being on account of accrued but untaxed interest. Accrued interest and market discount are discussed below.

1.	Consequences to U.S. Holders of First Lien RBL Claims

Pursuant to the Plan, in exchange for full and final satisfaction, settlement, release and discharge of the Allowed First Lien RBL Claims, the holders of such claims shall either receive (i) Cash or (ii) New Interests.

A U.S. Holder of a First Lien RBL Claim will be treated as receiving its distributions under the Plan in a taxable exchange under section 1001 of the U.S. Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such Claim should recognize gain or loss equal to the difference between (i) (a) the Cash received in exchange for the Claim or (b) the fair market value of New Interests received in exchange for the Claim and (ii) such U.S. Holder’s adjusted basis, if any, in such Claim.

U.S. Holders of such Claims that receive New Interests should obtain a tax basis in the New Interests, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value thereof as of the date such property is distributed to the U.S. Holder. The holding period for any such New Interests should begin on the day following the Effective Date.

The tax basis of any New Interests determined to be received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. The holding period for any such New Interests should begin on the day following the Effective Date.

2.	Consequences to U.S. Holders of First Lien Term Loan Claims

Pursuant to the Plan, in exchange for full and final satisfaction, settlement, release and discharge of the Allowed First Lien Term Loan Claim, the holders of such claims shall receive (a) New Interests and (b) Subscription Rights.

A U.S. Holder of a First Lien Term Loan Claim will be treated as receiving its distributions under the Plan in a taxable exchange under section 1001 of the U.S. Tax Code.12 Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such Claim should recognize gain or loss equal to the difference between (i) sum of (a) the fair market value of the New Interests received in exchange for the Claim and (b) the fair market of the Subscription Rights received in exchange for the Claim and (ii) such U.S. Holder’s adjusted basis, if any, in such Claim.

U.S. Holders should obtain a tax basis in the New Interests and Subscription Rights, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value thereof as of the date such property is distributed to the U.S. Holder. The holding period for any such New Interests and Subscription Rights should begin on the day following the Effective Date.

[12]

Although the Debtors intend to take the position that the distributions to the holders of First Lien Term Loans Claims are taxable transactions under Section 1001 of the U.S. Tax Code, this view is not free from doubt. Specifically, regulations under section 354 of the U.S. Tax Code treat certain options as a “security” for purposes of section 354 of the U.S. Tax Code. However, because the Subscription Rights representation an option to acquire stock of an entity other than the issuer of the First Lien Term Loan Claims, the Debtors do not believe the regulations under section 354 of the U.S. Tax Code apply to cause the Subscription Rights to be treated as a “security” of the issuer of the First Lien Term Loan Claims. In the event the IRS or a court was to disagree with this determination, the tax consequences of the Plan could be materially different than described herein.

The tax basis of any New Interests and Subscription Rights determined to be received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. The holding period for any such New Interests and Subscription Rights should begin on the day following the Effective Date.

3.	Consequences to U.S. Holders of Second Lien Note Claims

Pursuant to the Plan, in exchange for full and final satisfaction, settlement, release and discharge of the Allowed Second Lien Notes Claims, the holders of such Claims shall receive (i) New Interests and (ii) 45 percent (45%) of the net proceeds from the Makewhole Litigation (the “Make-Whole Contingent Value Rights”).

The U.S. federal income tax treatment of the Make-Whole Contingent Value Rights is unclear, and U.S. Holders of such rights are urged to consult their own tax advisors regarding such treatment. Treatment of the Make-Whole Contingent Value Rights will depend in part on whether the receipt of such rights is a “closed transaction” or an “open transaction” and whether the rights are treated as rights to payment under a contract or as a debt instrument for U.S. federal income tax purposes. However, as treatment as a debt instrument is unlikely, the discussion below does not address the tax consequences of such a characterization. Open transaction treatment should apply only if the fair market value of the Make-Whole Contingent Value Rights cannot be ascertained at the time of the exchange, and the IRS has taken the position that only in “rare and extraordinary circumstances” is the value of property so uncertain that open transaction treatment is available. The IRS is not bound by any position taken by the Debtors, and may characterize the Make-Whole Contingent Value Rights as a debt instrument or otherwise. If the IRS disagrees with any position taken by the Debtors, the tax treatment to U.S. Holders receiving the Make-Whole Contingent Value Rights in exchange for allowed claims may be materially different from the treatment described below.

Assuming closed transaction treatment applies, a U.S. Holder of a Second Lien Note Claim will be treated as receiving its distributions under the Plan in a taxable exchange under section 1001 of the U.S. Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such Claim should recognize gain or loss equal to the difference between (i) the fair market value of any New Interests and Make-Whole Contingent Value Rights received in exchange for the Claim, and (ii) such U.S. Holder’s adjusted basis, if any, in such Claim.

U.S. Holders of such Claims that receive New Interests and Make-Whole Contingent Value Rights should obtain a tax basis in the New Interests and Make-Whole Contingent Value Rights, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value thereof as of the date such property is distributed to the U.S. Holder. The holding period for any such New Interests and Make-Whole Contingent Value Rights should begin on the day following the Effective Date.

The tax basis of any New Interests and Make-Whole Contingent Value Rights determined to be received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. The holding period for any such New Interests and Make-Whole Contingent Value Rights should begin on the day following the Effective Date.

However, if open transaction treatment applies to a U.S. Holder’s receipt of the Make-Whole Contingent Value Rights because the value cannot be “reasonably ascertained” as of the Effective Date, the U.S. Holder generally would not take the Make-Whole Contingent Value Rights into account on the effective date for purposes of determining gain with respect to the exchange, generally would take no tax basis in the Make-Whole Contingent Value Rights and generally would not recognize any loss until the receipt of final payments under, or other disposition of, the Make-Whole Contingent Value Rights.

4.	Consequences to U.S. Holders of General Unsecured Claims

Pursuant to the Plan, in exchange for full and final satisfaction, settlement, release and discharge of the General Unsecured Claims, the holder of such Claims shall receive either (i) if Class 6 votes to accept the Plan, Cash or (ii) no consideration. A U.S. Holder of such Claim will be treated as receiving its distributions under the Plan in a taxable exchange under section 1001 of the U.S. Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such Claim should recognize gain or loss equal to the difference between the amount of Cash received, if any, and such U.S. Holder’s adjusted basis, if any, in such Claim.

5.	Accrued Interest

To the extent that any amount received by a U.S. Holder of a Claim is attributable to accrued but unpaid interest on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest previously was included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Claims are urged to consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

6.	Market Discount

Under the “market discount” provisions of the U.S. Tax Code, some or all of any gain realized by a U.S. Holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

7.	Subscription Rights

A U.S. Holder that elects to exercise its Subscription Rights should be treated as purchasing, in exchange for its Subscription Rights and the amount of cash paid by the U.S. Holder to exercise such Subscription Rights or New Interests. Such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Interests should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Subscription Rights plus (ii) such U.S. Holder’s tax basis in the Subscription Rights immediately before the Subscription Rights are exercised. A U.S. Holder’s holding period for the New Interests received pursuant to such exercise should begin on the day following the Effective Date.

A U.S. Holder that elects not to exercise the Subscription Rights may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to such Subscription Rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their Subscription Rights should consult with their own tax advisors as to the tax consequences of such decision.

8.	Payments with respect to the Make-Whole Contingent Value Rights

If closed transaction treatment applies to a U.S. Holder’s receipt of the Make-Whole Contingent Value Rights, future payments would likely reduce the U.S. Holder’s basis in its Make-Whole Contingent Value Rights (but not below zero) and thereafter result in gain to the U.S. Holder. If no payment is made, or if the final payment is less than the U.S. Holder’s tax basis in its Make-Whole Contingent Value Rights, the U.S. Holder generally should recognize a loss. Assuming the receipt of the Make-Whole Contingent Value Rights is treated as a closed transaction, the character of any gain or loss recognized by a U.S. Holder in a future taxable year with respect to the Make-Whole Contingent Value Rights generally is unclear.

In addition, a deferred payment given as consideration in exchange for certain property generally must provide for adequate stated interest or a portion of the payment will be characterized as interest for U.S. federal income tax purposes. Generally, section 483 of the U.S. Tax Code applies to contracts for the sale or exchange of property if the contract provides for one or more contingent payments. Contingent payments are accounted for when payment is made. Under section 483, a portion of a contingent payment equal to the amount of “unstated interest” is treated as interest, and the rest of the payment is treated as a receipt of consideration. “Unstated interest” represents the excess of (x) the total deferred payments (i.e., all payments due more than one year after the date of the sale or exchange) over (y) the aggregate present value of all deferred payments (using a discount rate equal to the applicable Federal rate under section 1274(d) of the U.S. Tax Code) plus any stated interest. The U.S. Holder must include this interest in taxable income in the taxable year in which the payment is made. Accordingly, if the exchange of Allowed Second Lien Notes Claims for New Interests and Make-Whole Contingent Value Rights is characterized as a closed transaction and the right is characterized as the receipt of a deferred payment obligation (rather than the receipt of property), a U.S. Holder may be required to treat a portion of any payments received with respect to the Make-Whole Contingent Value Rights as imputed interest in the year of receipt.

If open transaction treatment applies to a U.S. Holder’s receipt of the Make-Whole Contingent Value Rights, future payments would be subject to tax as payments with respect to such right is made or deemed made in accordance with the U.S. Holder’s regular method of accounting. The U.S. Holder generally would treat a portion of such payments as interest income under section 483 of the U.S. Tax Code, then as recovery of tax basis in the U.S. Holder’s Claims (reduced by the fair market value of the New Interests received in respect of such Claims), and the balance as gain. To the extent the U.S. Holder has unrecovered tax basis in its Claims after receipt of all payments pursuant to the Make-Whole Contingent Value Rights, the U.S. Holder generally should recognize a loss. Any recognized gain or loss generally should be capital or ordinary depending on the nature of the U.S. Holder’s interest in its allowed claims.

9.	Distributions on New Interests

Cash distributions on account of the New Interests will generally constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized UP Energy (as determined under U.S. federal income tax principles). Such income will be includable in the gross income of a U.S. Holders as ordinary income on the day actually or constructively received by such U.S. Holder. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. Distributions on New Interests that are treated as dividends for U.S. federal income tax purposes generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed Reorganized UP Energy’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as a disposition and subject to the treatment discussed below.

10.	Sale, Redemption or Repurchase of New Interests and or Make-Whole Contingent Value Rights

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of New Interests or Make-Whole Contingent Value Rights in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares. Such capital gain will generally be long-term capital gain if at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder held the New Interests or Make-Whole Contingent Value Rights for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below. Under the recapture rules of section 108(e)(7) of the U.S. Tax Code, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Interests or Make-Whole Contingent Value Rights as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Claim or recognized an ordinary loss on the exchange of its Allowed Claim for New Interests or Make-Whole Contingent Value Rights.

11.	Limitations on Capital Losses

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims

The following discussion assumes that the Debtors will undertake the restructuring transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Restructuring Transactions to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the restructuring transactions to such non-U.S. Holders.

1.	Gain Recognition with respect to Claims

Any gain realized by a non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the restructuring transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. In addition, if such a non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Accrued Interest

Payments to a non-U.S. Holder that are attributable to accrued interest generally will not be subject to U.S. federal income tax or withholding pursuant to the portfolio interest exemption, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person, unless:

•	the non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of the Reorganized Debtor’s stock entitled to vote;

•	the non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Reorganized Debtor (each, within the meaning of the U.S. Tax Code);

•	the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the U.S. Tax Code; or

•

such interest (or OID) is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (in which case, provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A non-U.S. Holder that does not qualify for the portfolio interest exemption generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on any payments that are attributable to accrued interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	Ownership of New Contingent Value Rights

As discussed above with respect to U.S. Holders, the U.S. federal income tax treatment of the ownership of the Make-Whole Contingent Value Rights is subject to significant uncertainty. In addition to the factors discussed above, it is uncertain whether payments on the Make-Whole Contingent Value Rights would be subject to withholding and taxation under sections 871 and 1441 of the U.S. Tax Code. In particular, it is unclear whether the exclusion from portfolio interest is applicable to payments under the Make-Whole Contingent Value Rights to the extent payments are treated as interest, particularly because the portfolio interest rule is inapplicable to contingent interest. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of owning and disposing of the Make-Whole Contingent Value Rights. A non-U.S. Holder that does not qualify for the portfolio interest exemption generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on any interest payments with respect to the Make-Whole Contingent Value Rights.

4.	Distributions on New Interests

Any distributions made (or deemed made) with respect to New Interests will constitute “dividends” for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized UP Energy, as determined under U.S. federal income tax principles. To the extent any distribution exceeds Reorganized UP Energy’s current and accumulated earnings and profits, such distribution will be treated (i) as a non-taxable return of the non-U.S. Holder’s adjusted basis in the New Interests, which generally will be subject to withholding under FIRPTA (as defined below) at a rate of 15%13 and (ii) thereafter as capital gain treated as described below.

[13]

Although, as discussed below, there is publicly traded exception under FIRPTA which generally treats publicly traded stock held by less than 5% holders as not subject to FIRPTA, this exception is not expected to apply because the New Interests are not expected to be “regularly traded” as of the Effective Date.

Except as described below, “dividends” made (or deemed made) with respect to New Interests held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (unless a reduced rate or exemption applies under an applicable income tax treaty).

A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Any “dividends” made (or deemed made) with respect to New Interests held by a non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (unless a reduced rate or exemption applies under an applicable income tax treaty).

5.	Sale, Redemption, or Repurchase of New Interests or Make-Whole Contingent Value Rights

In general, a non-U.S. Holder of New Interests or Make-Whole Contingent Value Rights will not be subject to U.S. federal income tax or U.S. federal withholding tax with respect to the New Interests unless (a) in the case of gain only, such non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; (b) any gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by any applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States) or (c) the New Interests or Make-Whole Contingent Value Rights constitute U.S. real property interests for U.S. federal income tax purposes. If the first exception applies, to the extent that any gain is taxable, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. In addition, a non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30 percent (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain taxes. Non-U.S. Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

If the third exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Interests or Make-Whole Contingent Value Rights, as applicable, and will be required to file U.S. federal income tax returns. Under provisions commonly referred to as “FIRPTA,” taxable gain from the disposition of a U.S. real property interest (generally equal to the difference between the amount realized and such non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the New Interests or Make-Whole Contingent Value Rights will be required to withhold a tax equal to 15 percent of the amount realized on the sale of such New Interests or Make-Whole Contingent Value Rights (“FIRPTA Withholding”). The amount of any such FIRPTA Withholding would be allowed as a credit against the non-U.S. Holder’s federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the non-U.S. Holder properly and timely files a tax return with the IRS.

In general, an interest in a corporation (other than an interest solely as a creditor) will constitute a U.S. real property interest if such corporation is a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during a specified period, unless (a) the non-U.S. Holder does not directly or indirectly own more than 5 percent of the value of such interest during a specified testing period, and (b) such interest is “regularly traded” on an established securities market within the meaning of the applicable Treasury Regulations (“regularly traded”).

The Debtors expect that Reorganized UP Energy will constitute a USRPHC as of the Effective Date and do not expect that the New Interests will be regularly traded as of the Effective Date. Thus, the New Interests will constitute a U.S. real property interest with respect to any non-U.S. Holder. The Make-Whole Contingent Value Rights may also be treated as an interest in the Reorganized Debtors other than solely as a creditor. However, although not free from doubt, the Reorganized Debtors do not believe the Make-Whole Contingent Value Rights should be treated as subject to substantive FIRPTA taxation and withholding obligations. Non-U.S. Holders who may receive or acquire New Interests or Make-Whole Contingent Value Rights pursuant to the Plan are urged to consult a U.S. tax advisor with respect to the U.S. tax consequences applicable to their acquisition, holding, and disposition of New Interests or Make-Whole Contingent Value Rights.

6.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including dividends, if any, on shares of New Interests), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Interests). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

Previously, withholding with respect to gross proceeds from the disposition of certain property like the New Interests was scheduled to begin on January 1, 2019, however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective.

Each non-U.S. Holder is urged to consult its own tax advisor regarding the possible impact of these rules on such non-U.S. Holder.

E.	U.S. Information Reporting and Back-Up Withholding

The Debtors will withhold all amounts required by law to be withheld from payments of interest, dividends and other amounts payable under the Plan or in connection with payments made on account of consideration received pursuant to the Plan. The Debtors will comply with all applicable reporting requirements of the U.S. Tax Code. In general, information reporting requirements may apply to distributions or payments made to a holder of a Claim under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of an Allowed Claim under the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 and, in the case of non-U.S. Holder, such non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result in any other scenario. Accordingly, the Debtors recommend that holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: May 14, 2020	ULTRA PETROLEUM CORP. on behalf of itself and all other Debtors

/s/ David W. Honeyfield
David W. Honeyfield Senior Vice President and Chief Financial Officer

EXHIBIT A

Plan of Reorganization

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
ULTRA PETROLEUM CORP., et al.,[1]	)	Case No. 20-_____ (__)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF ULTRA PETROLEUM AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN

ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING

OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED

TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE

DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
David R. Seligman, P.C. (pro hac vice pending)	Christopher T. Greco P.C. (pro hac vice admission pending)
Brad Weiland (pro hac vice pending)	601 Lexington Avenue
300 North LaSalle Street	New York, New York 10022
Chicago, Illinois 60654	Telephone: (202) 389-5046
Telephone: (312) 862-2000	Facsimile: (202) 389-5200
Facsimile: (312) 862-2200

-and-
KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656) Jennifer F. Wertz (TX Bar No. 24072822) Kristhy M. Peguero (TX Bar No. 24102776)	KIRKLAND & ELLIS INTERNATIONAL LLP AnnElyse Scarlett Gains (pro hac vice admission pending) 1301 Pennsylvania Avenue, N.W.
JACKSON WALKER LLP	Washington, D.C. 20004
1401 McKinney Street, Suite 1900	Telephone: (202) 389-5046
Houston, Texas 77010	Facsimile: (202) 389-5200
Telephone: (713) 752-4200
Facsimile: (713) 752-4221

Proposed Co-Counsel to the Debtors
and Debtors in Possession

Dated: May 14, 2020

[1]

The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number (if any) are the following: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC (N/A); Ultra Resources, Inc. (0643); Ultra Wyoming, LLC (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158). The Debtors’ service address is 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112.

iii

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	35
H.	Reservation of Rights	35
I.	Nonoccurrence of Effective Date	35

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		35
A.	Distributions on Account of Claims Allowed Outstanding as of the Distribution Record Date	35
B.	Delivery of Distributions	36
C.	Minimum Distributions	37
D.	Claims Paid or Payable by Third Parties	38
E.	Setoffs and Recoupment	38
F.	Allocations	38

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		39
A.	Disputed Claims Process.	39
B.	Allowance of Claims	39
C.	Claims Administration Responsibilities	39
D.	Estimation of Claims	39
E.	Adjustment to Claims without Objection	40
F.	Time to File Objections to Claims	40
G.	Disallowance of Claims	40
H.	Amendments to Claims; Additional Claims	40
I.	No Distributions Pending Allowance	40
J.	Distributions After Allowance	41
K.	Single Satisfaction of Claims	41
L.	No Interest.	41

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		41
A.	Discharge of Claims and Termination of Interests	41
B.	Releases by the Debtors	42
C.	Releases by Releasing Parties	43
D.	Exculpation	44
E.	Injunction	44
F.	Protection Against Discriminatory Treatment	45
G.	Release of Liens	45
H.	Reimbursement or Contribution	45
I.	Recoupment	46
J.	Subordination Rights	46

ARTICLE IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		46
A.	Conditions Precedent to the Effective Date	46
B.	Waiver of Conditions Precedent	47
C.	Effect of Non-Occurrence of Conditions to Consummation	47
D.	Substantial Consummation	47

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		48
A.	Modification of Plan	48
B.	Effect of Confirmation on Modifications	48
C.	Revocation or Withdrawal of Plan	48

ARTICLE XI. RETENTION OF JURISDICTION		48

ARTICLE XII. MISCELLANEOUS PROVISIONS		50
A.	Immediate Binding Effect	50
B.	Additional Documents	50

iv

C.	Dissolution of the Committee	51
D.	Payment of Statutory Fees	51
E.	Reservation of Rights	51
F.	Successors and Assigns	51
G.	Service of Documents	51
H.	Term of Injunctions or Stays	52
I.	Entire Agreement	52
J.	Plan Supplement	52
K.	Nonseverability of Plan Provisions	52
L.	Votes Solicited in Good Faith	53
M.	Closing of Chapter 11 Cases	53
N.	Waiver or Estoppel	53
O.	Creditor Default	53

v

INTRODUCTION

The Debtors propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are not currently proposing the substantive consolidation of their respective Estates; provided that subject to satisfying the requirements for substantive consolidation pursuant to applicable law, the Plan will provide for the substantive consolidation of certain of the Debtors to the extent necessary for Confirmation. Absent the substantive consolidation of certain of the Debtors, the classifications of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

“6.875% Notes” means those certain unsecured notes due 2022 issued by Ultra Resources pursuant to that certain 6.875% Notes Indenture.

“6.875% Notes Indenture” means that certain Indenture, dated as of April 12, 2017, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the 6.875% Notes Indenture Trustee.

“6.875% Notes Indenture Trustee” means UMB Bank,N.A. in its capacity as trustee under the 6.875% Notes Indenture, and any successors in such capacity.

“7.125% Notes” means those certain unsecured notes due 2025 issued by Ultra Resources pursuant to that certain 7.125% Notes Indenture.

“7.125% Notes Indenture” means that certain Indenture, dated as of April 12, 2017, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the 7.125% Notes Indenture Trustee.

“7.125% Notes Indenture Trustee” means UMB Bank,N.A. in its capacity as trustee under the 7.125% Notes Indenture, and any successors in such capacity.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Aggregate New Interests” means the total number of New Interests outstanding on the Effective Date after giving effect to the consummation of the Restructuring Transactions (excluding any New Interests issued under the Management Incentive Plan).

“Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that becomes Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance or priority or a request for estimation thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Except for Claims that become Allowed pursuant to Article III of the Plan, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim; provided that this clause shall not affect any Claim that becomes Allowed pursuant to Article III of the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

“Assumed Equity Value” means $446,000,000.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Backstop Purchase Agreement” means an agreement to be executed after the Petition Date by and between the Debtors and the Backstop Parties setting forth, among other things, the commitments of the Backstop Parties with respect to the Rights Offering, the right of the Backstop Parties to the Commitment Premium, the payment or reimbursement by the Debtors of the fees, costs and expenses incurred by the Priority Backstop Parties and indemnities in favor of the Backstop Parties, which agreement shall be in form and substance reasonably acceptable to the Debtors and the Requisite Backstop Parties.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

2

“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

“Causes of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

“Certificate” means any instrument evidencing a Claim or an Interest.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Claims Bar Date” means collectively, the dates established by the Bankruptcy Court by which Proofs of Claim must be Filed.

“Claims Objection Deadline” means the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

“Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Commitment Premium” means the premium payable to the Backstop Parties in consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, which premium shall be equal to 7.5% of the maximum Rights Offering Amount ($6,375,000) and shall be payable in the form of New Interests based on the Per Share Purchase Share (or, in the case of any Priority Backstop Party that elects to make Exit Term Loans to the Reorganized Debtors, in the form of additional Exit Term Loans).

“Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases, if any.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

3

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Consenting Creditor Parties” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Creditor Parties’ Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date.

“Cure” or “Cure Claim” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) in order for such Executory Contract or Unexpired Lease to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

“Cure Notice” means a notice sent to counterparties in connection with an Executory Contract or Unexpired Lease proposed to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Disclosure Statement Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

“D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

“Debtor Release” means the releases set forth in Article VIII.B. of this Plan.

“Debtors” means, collectively, each of the following, in each case, in such Entity’s capacity as a debtor in possession in the Chapter 11 Cases: Ultra Petroleum; Ultra Resources; UP Energy; Keystone Gas Gathering, LLC; Ultra Wyoming, LLC; Ultra Wyoming LGS, LLC; UPL Pinedale, LLC; and UPL Three Rivers Holdings, LLC.

“DIP Agent” means Wilmington Trust, National Association in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement held by any DIP Lender or the DIP Agent, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Facility.

“DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement by and among the Debtors, the guarantors party thereto, the DIP Agent, and the DIP Lenders, as approved by the DIP Orders.

“DIP Facility” means the debtor-in-possession credit facility entered into on the terms and conditions set forth in the DIP Facility Documents.

“DIP Facility Documents” means any notes, certificates, agreements, security agreements, documents, or instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Credit Agreement.

“DIP Lenders” means the lenders under the DIP Credit Agreement.

4

“DIP Motion” means the motion filed by the Debtors seeking Bankruptcy Court approval of the DIP Facility and authorizing the use of cash collateral.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the Disclosure Statement for Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of the date of this Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disputed” means, with respect to any Claim, a Claim that is not yet Allowed, including (a) any Proof of Claim that, on its face, is contingent or unliquidated, (b) any Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, (c) any Claim that is subject to an objection or a motion to estimate, in each case that has not been withdrawn, resolved, or ruled on by a Final Order of the Bankruptcy Court, and (d) any Claim that is not an Allowed Claim or a disallowed Claim.

“Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

“Distribution Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be on or as soon as is reasonably practicable after the Effective Date.

“Distribution Record Date” means the date for determining which holders of Allowed Claims are eligible to receive distributions under the Plan, which shall be (a) the Effective Date or (b) such other date as designated in a Bankruptcy Court order. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions in accordance with the applicable procedures of The Depository Trust Company.

“Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, and (c) the Debtors declare the Plan effective.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exculpated Parties” means, to the extent allowed by applicable law and section 1125(e) of the Bankruptcy Code, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Committee; (i) the Exit RBL Facility Agent; (j) the Exit RBL Facility Secured Parties; (k) any agents, representatives, or other parties that assist with distributions under the Plan; (l) the Backstop Parties and (m) with respect to each of the foregoing Entities, the current and former Affiliates of such Entity, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, including, for the avoidance of doubt, the Consenting Creditors’ Parties Advisors.

5

“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

“Exit Financing” means the Exit RBL Facility.

“Exit Financing Documents” means, collectively, all agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages or instruments to be executed or delivered in connection with the Exit Financing (including the Exit RBL Facility Documents), all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Commitment Letter” means the Commitment Letter substantially in the form attached as Exhibit E to the Restructuring Support Agreement.

“Exit RBL Credit Agreement” means the credit agreement governing the Exit RBL Facility, which shall be consistent in all material respects with the Restructuring Support Agreement, the Exit RBL Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility” means the reserve based revolving credit facility that the Reorganized Debtors will obtain on the Effective Date in accordance with the Exit RBL Credit Agreement, which shall be consistent in all material respects with the Restructuring Support Agreement, the Exit RBL Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility Agent” means the administrative and collateral agent under the Exit RBL Credit Agreement, solely in its capacity as such.

“Exit RBL Facility Documents” means, collectively, all agreements, documents (including security, collateral or pledge agreements or documents), letters of credit, mortgages or instruments to be executed or delivered in connection with the Exit RBL Facility, including the Exit RBL Credit Agreement and the Exit RBL Commitment Letter, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility Secured Parties” means the Exit RBL Facility Agent, each lender under the Exit RBL Facility Documents and all other secured parties under the Exit RBL Facility Documents (including any issuer of letters of credit thereunder or any hedge providers secured thereunder), solely in their capacities as such.

“Exit RBL Lender Cash Election” means the election available to a holder of an Allowed First Lien RBL Claim to opt to receive the Exit RBL Lender Cash Election Amount in full and complete satisfaction, discharge and release of such Allowed First Lien RBL Claim.

“Exit RBL Lender Cash Election Amount” means an amount of cash equal to eighty-five percent (85%) of the Allowed amount of a holder’s First Lien RBL Claim (excluding any amounts under any First Lien RBL Letters of Credit (other than the REX Letter of Credit) that is undrawn and issued under the Exit RBL Credit Agreement).

“Exit Term Loans” has the meaning set forth in the Restructuring Support Agreement.

“Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date, compounded annually.

“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

6

“Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended and is in full force and effect, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First Lien Claims” mains the First Lien RBL Claims and the First Lien Term Loan Claims.

“First Lien Distribution” means 97.5 percent of the New Interests, in each case subject to dilution on account of the Management Incentive Plan and the New Interests issued pursuant to the Rights Offering and the Backstop Purchase Agreement.

“First Lien Lenders” means the lenders under the First Lien RBL Credit Agreement and the First Lien Term Loan Credit Agreement.

“First Lien RBL Agent” means Bank of Montreal as administrative agent and collateral agent under the First Lien RBL Credit Documents and any successors to Bank of Montreal in such capacities.

“First Lien RBL Claims” means all Claims (including adequate protection Claims (other than for reimbursement of fees and expenses)) derived from, arising under, based upon, or secured pursuant to the First Lien RBL Credit Documents, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the First Lien RBL Credit Agreement that are Secured Claims.

“First Lien RBL Credit Agreement” means that certain Credit Agreement, dated as of April 12, 2017, as amended, reinstated, modified, or supplemented from time to time, by and between Ultra Resources, as borrower, Bank of Montreal, as administrative agent (and any successors in that capacity), and the First Lien RBL Secured Parties party thereto.

“First Lien RBL Credit Documents” means all agreements, documents (including security, collateral, collateral agency or pledge agreements or documents), letters of credit, mortgages or instruments executed or delivered in connection with the First Lien RBL Facility, including the First Lien RBL Credit Agreement.

“First Lien RBL Facility” means the reserve based revolving credit facility provided pursuant to the First Lien RBL Credit Agreement.

“First Lien RBL Issuing Bank” means Bank of Montreal as an issuing bank of First Lien RBL Letters of Credit.

“First Lien RBL Lenders” means each of the financial institutions party to the First Lien RBL Credit Agreement as lenders from time to time.

“First Lien RBL Letter of Credit” means any letter of credit issued under the First Lien RBL Credit Agreement.

“First Lien RBL Secured Parties” means the First Lien RBL Agent, the First Lien RBL Issuing Bank, the First Lien RBL Lenders and all other Secured Parties (as defined in the First Lien RBL Credit Agreement).

7

“First Lien Term Loan Claims” means all Claims (including adequate protection Claims) derived from, arising under, based upon, or secured pursuant to the First Lien Term Loan Credit Agreement, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the First Lien Term Loan Credit Agreement that are Secured Claims.

“First Lien Term Loan Credit Agreement” means that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, as amended, reinstated, modified, or supplemented from time to time, by and between Ultra Resources, as borrower, Barclays Bank PLC (and any successors in that capacity), as administrative agent, and the First Lien Lenders party thereto.

“General Unsecured Claim” means any Claim (including any Unsecured Note Claim or Makewhole Professional Fee Claim) that is not a DIP Claim, an Administrative Claim (including a Professional Fee Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Claim, a Second Lien Notes Claim, an Intercompany Claim, an Ongoing Trade Claim, or a Section 510(b) Claim.

“General Unsecured Claims Distribution” means Cash in the aggregate amount of $250,000.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means each of the Debtors’ indemnification provisions in place as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, limited liability company agreements, board resolutions, management or indemnification agreements, or employment or other contracts for the directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors.

“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Intercompany Claim” means any Claim held by a Debtor against another Debtor.

“Intercompany Interest” means, other than an Interest in Ultra Petroleum or UP Energy, an Interest in one Debtor held by another Debtor.

“Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing; provided that the term “Interests” shall not include the Intercompany Interests.

“Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals entered by the Bankruptcy Court in the Chapter 11 Cases.

“Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Judicial Code” means title 28 of the United States Code.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

8

“Makewhole Instruments” means the instruments documenting a holder’s contingent right to a portion of the proceeds, if any, from the Makewhole Litigation, in form and substance to be agreed by the Debtors and Required Parties.

“Makewhole Litigation” means that certain litigation related to that certain master note purchase agreement executed by Ultra Resources, dated as of March 6, 2008, as amended, modified, or supplemented in accordance with the terms thereof, by and among Ultra Resources, as issuer, and the purchasers party thereto from time to time, and that certain credit agreement dated as of October 11, 2011, as amended, modified or supplemented in accordance with the terms thereof, by and among Ultra Resources, as borrower, the lenders party thereto from time to time, including, but not limited to, the Debtors’ Objection to Asserted Make-Whole Entitlement, Default Rate Postpetition Interest, and Other Related Fees and Expenses Asserted Under the Opco Funded Debt Claims, filed at Docket No. 1214 in the Ultra I Bankruptcy, and any subsequent claims, appeals, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.

“Makewhole Professional Fee Claim” means any Claim for professional fees or expenses the Debtors are required to pay pursuant to the Ultra I Confirmation Order in connection with the Makewhole Litigation, including all amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto, in each case, with respect to the Makewhole Litigation.

“Management Incentive Plan” means that certain post-Effective Date management incentive plan that the New Board will be authorized to implement upon or within one hundred and twenty (120) days after the Effective Date.

“Material Adverse Effect” means other than the filing of the Chapter 11 Cases and any judgments entered after the filing of the Chapter 11 Cases with respect to litigation pending upon the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”), that, individually or together with all other Events, has had or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole or (ii) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Restructuring Support Agreement.

“MIP Pool” means seven percent (7%) of the New Interests that are issued and outstanding on the Effective Date, which the New Board will be authorized to award under the Management Incentive Plan, which shall not be subject to dilution on account of the New Interests issued pursuant to the Rights Offering and the Backstop Purchase Agreement.

“New Board” means Reorganized UP Energy’s initial board of directors as of the Effective Date, which shall consist of the directors set forth in the Plan Supplement.

“New Interests” means the Interests in Reorganized UP Energy.

“New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, and the New Stockholders Agreement and the New Registration Rights Agreement, if any, each of which shall be in form and substance satisfactory to the Required Parties.

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“New Registration Rights Agreement” means that certain registration rights agreement, effective as of the Effective Date, for the benefit of the Persons and Entities that receive New Interests under the Plan (including pursuant to the Rights Offering), which shall be in form and substance acceptable to the Required Parties.

“New Stockholders Agreement” means that certain stockholders agreement, if any, effective as of the Effective Date, to be executed (or will be deemed executed) by Reorganized UP Energy and each Person or Entity that receives New Interests under the Plan (including pursuant to the Rights Offering), which shall be in form and substance acceptable to the Required Parties.

“Non-Debtor Interests” means an Interest in a Debtor (other than Ultra Petroleum) held by a non-Debtor, if any.

“Non-Priority Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Notice and Claims Agent” means Prime Clerk LLC, the notice and claims agent retained by the Debtors for the Chapter 11 Cases.

“Ongoing Trade Claims” means all Claims that would otherwise constitute General Unsecured Claims directly relating to and arising solely from the receipt of goods or services by the Debtors arising with and held by Persons with which the Debtors are conducting business as of the Petition Date and with which the Debtors will continue to conduct business on and after the Effective Date.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim against the Debtors other than a DIP Claim, a First Lien Claim, or Second Lien Notes Claims.

“Per Share Purchase Price” means the quotient obtained by dividing (a) the Assumed Equity Value by (b) the Aggregate New Interests, rounded to two decimal places.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means May 14, 2020, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

“Plan” means this joint chapter 11 plan, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, as each may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, and which shall be consistent in all material respects with the terms set forth in the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, term sheets and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), each of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties, to be initially Filed by the Debtors no later than 7 days before the Confirmation Hearing, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as additions or amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) a list of retained Causes of Action; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Exit RBL Credit Agreement; (e) the identity of members proposed to serve on the New Board and management for the Reorganized Debtors; (f) the form Makewhole Instruments; and (g) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the Restructuring Support Agreement. With the consent of the Required Parties, the Debtors may amend, modify, or supplement the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with the terms of the Restructuring Support Agreement.

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“Priority Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated; provided, however, with respect to the First Lien Distribution, “Pro Rata” means the proportion that an Allowed Claim in Class 3 (but only if the holder of such Allowed Claim in Class 3 does not exercise the Exit RBL Lender Cash Election) or an Allowed Claim in Class 4 bears to the aggregate amount of Allowed Claims in Class 3 (but only including Allowed Claims in Class 3 that holders of such Allowed Claims in Class 3 do not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan) and Allowed Claims in Class 4.

“Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered on or after the Petition Date and prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, in each case excluding any ordinary course professionals retained pursuant to a Final Order.

“Professional Fee Amount” means the aggregate amount of Professional Fee Claims that the Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors on or after the Petition Date and prior to and as of the Effective Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court, which estimates the Professionals shall deliver to the Debtors as set forth in Article II.B of this Plan.

“Professional Fee Claims” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred on or after the Petition Date through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent not paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court; provided that to the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees and expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Article II.B of this Plan.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Record Date” means the date and time for the determination of the holders of Allowed First Lien Claims entitled to participate in the Rights Offering, as set forth in the Rights Offering Procedures.

“Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

“Released Claims” means any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to this Plan.

“Released Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit RBL Facility Agent; (i) the Exit RBL Facility Secured Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all

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holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) the Backstop Parties; and (o) with respect to each of the foregoing parties in clauses (a) through (n), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors; provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit RBL Facility Agent; (i) the Exit RBL Facility Secured Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) all holders of Claims and Interests in voting Classes who vote to reject the Plan and who do not opt out of the releases provided by the Plan; (o) all other holders of Claims and Interests to the fullest extent permitted by law; (p) the Backstop Parties; and (q) with respect to each of the foregoing Entities in clauses (a) through (p), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors.

“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.

“Reorganized UP Energy” means UP Energy, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

“Required Parties” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Priority Backstop Parties” means, as of any time of determination, Priority Backstop Parties holding at least 50.01% of the aggregate Priority Backstop Commitment Percentages (as defined in the Restructuring Support Agreement) of all Priority Backstop Parties.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 14, 2020, by and among the Debtors and the Consenting Lenders, including all exhibits, schedules, and attachments thereto, as such may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms thereof, a copy of which is attached as Exhibit A to the Disclosure Statement.

“Restructuring Transactions” means the transactions described in, approved by, contemplated by, or necessary to implement the Plan.

“REX Letter of Credit” means any outstanding letters of credit under the Debtors’ transportation agreement with Rockies Express Pipeline LLC, dated as of February 23, 2017.

“Rights Offering” means the offering of Subscription Rights in accordance with the Rights Offering Procedures.

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“Rights Offering Amount” means an amount up to $85.0 million, which amount shall be reasonably acceptable to the Requisite Backstop Parties and shall in no event be less than the sum of (a) the total amount of DIP Claims outstanding as of the Effective Date, (b) the Exit RBL Lender Cash Election Amount, and (c) if the Debtors and the Requisite Backstop Parties so agree, up to $15.0 million.

“Rights Offering Participants” means holders of Allowed First Lien Claims that are accredited investors or qualified institutional buyers (as such terms are defined in Rules 501 and 144 promulgated under the Securities Act, respectively), as of the Record Date.

“Rights Offering Procedures” means the procedures for conducting the Rights Offering, which procedures shall be in form and substance reasonably acceptable to the Debtors and the Requisite Backstop Parties.

“Rights Offering Securities” means New Interests offered in the Rights Offering in the form of shares of common stock of Reorganized UP Energy. Pursuant to the Rights Offering Procedures, (a) 50.0% of the Rights Offering Securities shall be reserved for the Priority Backstop Parties, which shall be allocated to the Priority Backstop Parties on a pro rata basis (determined in accordance with the Backstop Purchase Agreement), and (b) 50.0% of the Rights Offering Securities shall be offered to all Rights Offering Participants on a pro rata basis (based on their respective Pro Rata shares). Pursuant to the Backstop Purchase Agreement, certain Priority Backstop Parties identified in the Restructuring Support Agreement shall be entitled to elect, in lieu of purchasing Rights Offering Securities that such Priority Backstop Parties are otherwise required to purchase pursuant to the Backstop Purchase Agreement, to make Exit Term Loans to the Reorganized Debtors in an aggregate principal amount not to exceed $5.0 million (excluding any yield on the Exit Term Loans, including any original issue discount or any commitment premium described in the Restructuring Support Agreement).

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement and be reasonably acceptable to the Required Parties, as the same may be amended, modified, or supplemented from time to time.

“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with any applicable official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

“Second Lien Notes” means those certain senior notes due 2024 issued by Ultra Resources pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the Second Lien Notes Indenture, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the Second Lien Notes Indenture.

“Second Lien Notes Distribution” means (i) 2.5 percent (2.5%) of the New Interests, subject to dilution on account of the Management Incentive Plan and the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made, but not subject to dilution on account of the New Interests issued pursuant to the Rights Offering (which interests include the Commitment Premium but excludes the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made), and (ii) Makewhole Instruments evidencing entitlement to 45 percent (45%) of any proceeds received by the Debtors or any successors, assigns or recipients thereof in connection with the Makewhole Litigation, which 45% of such proceeds shall be net of its pro rata portion of any (x) tax liability imposed on such proceeds and (y) costs or expenses incurred in connection with the Makewhole Litigation subsequent to the Petition Date, including for the avoidance of doubt, all legal expenses required to be paid subsequent to the Petition Date by the Debtors to Debtors’ legal counsel and advisors to the claimants.

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“Second Lien Notes Indenture” means that certain Indenture, dated as of December 21, 2018, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the Second Lien Notes Indenture Trustee.

“Second Lien Notes Indenture Trustee” means U.S. Bank, National Association in its capacity as trustee under the Second Lien Notes Indenture, and any successors in such capacity.

“Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

“Secured Claim” means a Claim: (a) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

“Servicer” means an agent or other authorized representative of holders of Claims or Interests.

“Solicitation Procedures” means the solicitation materials with respect to the Plan, in the form attached to the Disclosure Statement Order.

“Specified Consenting Lender Expenses” has the meaning set forth in the Restructuring Support Agreement.

“Subscription Rights” means the rights to acquire up to the Rights Offering Amount of Rights Offering Securities pursuant to the Rights Offering Procedures and the Backstop Purchase Agreement.

“Term Agent” has the meaning set forth in the Restructuring Support Agreement.

“Transaction Expenses” has the meaning set forth in the Restructuring Support Agreement.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

“U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

“Ultra I Agreed Distribution Order” means the Agreed Order Implementing the October 6, 2017 Order, entered by the Bankruptcy Court on January 17, 2018 at Docket No. 1717 in the Ultra I Bankruptcy.

“Ultra I Bankruptcy” means the chapter 11 bankruptcy cases jointly administered as In re Ultra Petroleum Corp. et al., Case No. 16-32202 (MI) (Bankr. S.D. Tex.).

“Ultra I Confirmation Order” means the Order Confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, entered by the Bankruptcy Court on March 14, 2017 at Docket No. 1324 in the Ultra I Bankruptcy.

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“Ultra Petroleum” means Debtor Ultra Petroleum Corp., a corporation organized under the laws of the Canadian Territory of Yukon, the ultimate parent of each of the Debtors.

“Ultra Resources” means Debtor Ultra Resources, Inc., a corporation organized under the laws of the State of Delaware.

“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Note Claims” means Claims arising under the Unsecured Notes Indentures.

“Unsecured Notes Indentures” means, collectively, the 7.125% Notes Indenture and the 6.875% Notes Indenture.

“UP Energy” means Debtor UP Energy Corporation, a corporation organized under the laws of the State of Delaware.

B.	Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be

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interpreted by the Debtors (before the Effective Date) or the Reorganized Debtors (after the Effective Date), with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), in a manner consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; and (18) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate or limited liability company governance matters; provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section A hereof) and be fully enforceable as if stated in full herein.

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ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND DIP FACILITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to File a request for payment of administrative claim as provided in the second paragraph of this Article II.A of this Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, in consultation with the Required Parties; or (e) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of this Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed and served on the Debtors or Reorganized Debtors, as applicable, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed or arising in the ordinary course of business after the Petition Date.

B.	Payment of Certain Fees

If the applicable conditions under the Restructuring Support Agreement are satisfied, on the Effective Date, all accrued and unpaid reasonable and documented Transaction Expenses of the Consenting Creditor Parties’ Advisors to Consenting Creditor Parties incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review, and in each case subject to the Restructuring Support Agreement. Subject to the applicable documents, all accrued and unpaid reasonable and documented Transaction Expenses of the Term Agent incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review.

C.	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than the Administrative Claims Bar Date. Any requests for Professional Fee Claims must be served in accordance with prior orders of the Bankruptcy Court. The Bankruptcy

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Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Interim Compensation Order and the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash on the Effective Date. Professionals shall deliver to the Debtors their good faith estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors, as applicable, may, in consultation with the Required Parties, estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	DIP Claims

Except to the extent that a holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim (subject to the last sentence of this Article II.D), each holder of an Allowed DIP Claim shall be paid in full in Cash with the proceeds of the Backstop Purchase Agreement and Rights Offering and/or with Cash on hand of the Debtors and all commitments under the DIP Credit Agreement shall terminate. Upon the indefeasible payment or satisfaction in full of the DIP Claims in accordance with the terms of this Article II.D, on the Effective Date all Liens and security interests granted to secure such Claims shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

F.	Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claims in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

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ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 13 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien RBL Claims	Impaired	Entitled to Vote
4	First Lien Term Loan Claims	Impaired	Entitled to Vote
5	Second Lien Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Ongoing Trade Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
8	Intercompany Claims	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
9	Intercompany Interests	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
10	Interests in Ultra Petroleum	Impaired	Not Entitled to Vote (Deemed to Reject)
11	Interests in UP Energy	Impaired	Not Entitled to Vote (Deemed to Reject)
12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
13	Non-Debtor Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed Claim agree in writing to less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim. Unless otherwise indicated, the holder of an Allowed Claim, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

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1.	Class 1 — Other Secured Claims

(a) Classification: Class 1 consists of all Other Secured Claims against any Debtor.

(b) Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld):

(i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the following: (A) if such Allowed Other Secured Claim is Allowed as of the Effective Date, the Effective Date, or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Secured Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (B) if such Allowed Other Secured Claim is not Allowed as of the Effective Date, the date such Other Secured Claim is Allowed or as soon thereafter as reasonably practicable;

(ii) the collateral securing its Allowed Other Secured Claim;

(iii) Reinstatement of its Allowed Other Secured Claim; or

(iv) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c) Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a) Classification: Class 2 consists of all Other Priority Claims against any Debtor.

(b) Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in full in Cash on the following: (i) if such Allowed Other Priority Claim is Allowed as of the Effective Date, the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (ii) if such Allowed Other Priority Claim is not Allowed as of the Effective Date, the date such Other Priority Claim is Allowed or as soon thereafter as reasonably practicable.

(c) Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 — First Lien RBL Claims

(a) Classification: Class 3 consists of all First Lien RBL Claims.

(b) Allowance: The First Lien RBL Claims shall be Allowed in the amount of $46,300,000.00 on account of outstanding principal as of the Petition Date, $10,203,224.00 in respect of First Lien RBL Letters of Credit that are outstanding as of the Petition Date, plus $129,523 in respect of all accrued and unpaid interest and $66,988.00 in respect of accrued and unpaid fees as of the Petition Date.

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(c) Treatment: On the Effective Date, except to the extent that a holder of an Allowed First Lien RBL Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien RBL Claim, each holder of an Allowed First Lien RBL Claim shall receive:

(i) if such holder has provided the Debtors with a duly executed signature page to the Exit RBL Commitment Letter, evidencing a commitment by such holder with respect to the Exit RBL Facility pursuant to the terms of the Exit RBL Commitment Letter, and exercises the Exit RBL Lender Cash Election at the time of voting on the Plan, the Exit RBL Lender Cash Election Amount;

(ii) if such holder does not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan, its Pro Rata share of the First Lien Distribution;

provided, however, that in each case, each holder of an Allowed First Lien RBL Claim shall waive any distributions under Class 6 of this Plan on account of its deficiency Claims.

Each First Lien RBL Letter of Credit that is outstanding as of the Effective Date shall be deemed issued under the Exit RBL Credit Agreement upon the closing thereof (and all accrued fees related thereto shall be paid in full in cash on the Effective Date), provided that the REX Letters of Credit shall be excluded and shall not be deemed issued under the Exit RBL Credit Agreement, but the face amount of the REX Letter of Credit shall be deemed an Allowed First Lien RBL Claim. The undrawn amount of any First Lien RBL Letter of Credit that is issued under the Exit RBL Credit Agreement shall not be a First Lien RBL Claim.

(d) Voting: Class 3 is Impaired. Each holder of a First Lien RBL Claim will be entitled to vote to accept or reject the Plan.

4.	Class 4 —First Lien Term Loan Claims

(a) Classification: Class 4 consists of all First Lien Term Loans Claims.

(b) Allowance: The First Lien Term Loan Claims shall be Allowed in the amount of $966,319,177.56 on account of outstanding principal as of the Petition Date and $6,878,839.65 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, except to the extent that a holder of an Allowed First Lien Term Loan Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Term Loan Claim, each holder of an Allowed First Lien Term Loan Claim shall receive (i) the right to participate in the Rights Offering in accordance with the Rights Offerings Procedures, and (ii) its Pro Rata share of the First Lien Distribution; provided, however, that in each case, each holder of an Allowed First Lien Term Loan Claim shall waive any distributions under Class 6 of this Plan on account of its deficiency Claims.

(d) Voting: Class 4 is Impaired. Each holder of a First Lien Term Loan Claim will be entitled to vote to accept or reject the Plan.

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5.	Class 5 — Second Lien Notes Claims

(a) Classification: Class 5 consists of all Second Lien Notes Claims.

(b) Allowance: The Second Lien Notes Claims shall be Allowed in the amount of $584,302,580.02 on account of outstanding principal as of the Petition Date and $21,424,428.38 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, except and to the extent that a holder of an Allowed Second Lien Notes Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each holder of an Second Lien Notes Claim shall receive its Pro Rata share of the Second Lien Notes Distribution.

(d) Voting: Class 5 is Impaired. Each holder of a Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

(a) Classification: Class 6 consists of all General Unsecured Claims.

(b) Treatment: On the Effective Date or as soon thereafter as reasonably practicable, except and to the extent that a holder of an Allowed General Unsecured Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive either:

(i) if Class 6 votes to accept the Plan, its Pro Rata share of the General Unsecured Claims Distribution; or

(ii) if Class 6 votes to reject the Plan, no distribution under the Plan on account of such General Unsecured Claims and such General Unsecured Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 6 is Impaired. Each holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

7.	Class 7 — Ongoing Trade Claims

(a) Classification: Class 7 consists of Ongoing Trade Claims.

(b) Treatment: On the Effective Date, except to the extent that a holder of an Allowed Ongoing Trade Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Ongoing Trade Claim, each holder of an Allowed Ongoing Trade Claim shall be Reinstated.

(c) Voting: Class 7 is Unimpaired under the Plan. Holders of Ongoing Trade Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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8.	Class 8 — Intercompany Claims

(a) Classification: Class 8 consists of all Intercompany Claims.

(b) Treatment: Subject to the Restructuring Support Agreement, Intercompany Claims shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; settled; set off; cancelled and released without any distribution on account of such Claims; or otherwise addressed.

(c) Voting: Class 8 is Unimpaired if the Class 8 Claims are Reinstated or Impaired if the Class 8 Claims are cancelled. Holders of Class 8 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 8 Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Intercompany Interests

(a) Classification: Class 9 consists of all Intercompany Interests.

(b) Treatment: Subject to the Restructuring Support Agreement, Intercompany Interests shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; or cancelled and released without any distribution on account of such Interests.

(c) Voting: Class 9 is Unimpaired if the Class 9 Interests are Reinstated or Impaired if the Class 9 Interests are cancelled. Holders of Class 9 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Interests in Ultra Petroleum

(a) Classification: Class 10 consists of all Interests in Ultra Petroleum.

(b) Treatment: Holders of Interests in Ultra Petroleum will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 10 is Impaired. Each holder of an Interest in Ultra Petroleum will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests in Ultra Petroleum are not entitled to vote to accept or reject the Plan.

11.	Class 11 — Interests in UP Energy

(a) Classification: Class 11 consists of all Interests in UP Energy.

(b) Treatment: Holders of Interests in UP Energy will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 11 is Impaired. Each holder of an Interest in UP Energy will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests in UP Energy are not entitled to vote to accept or reject the Plan.

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12.	Class 12 — Section 510(b) Claims

(a) Classification: Class 12 consists of all Section 510(b) Claims.

(b) Treatment: Holders of Section 510(b) Claims will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 12 is Impaired. Each holder of Section 510(b) Claims will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Non-Debtor Interests

(a) Classification: Class 13 consists of all Non-Debtor Interests.

(b) Treatment: Holders of Allowed Non-Debtor Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 13 is Impaired. Each holder of Allowed Non-Debtor Interests will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Non-Debtor Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code and subject to the approval of the Required Parties, to modify the Plan in accordance with Article X of this Plan and subject to the terms and conditions of the Restructuring Support Agreement to the extent, if any, that Confirmation (including Confirmation pursuant to section 1129(b) of the Bankruptcy Code) requires modification of any provision of the Plan, including, without limitation, by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, (b) reclassifying any Claim or Interest in one particular Class together with any substantially similar Claim or Interest in a different Class, as applicable, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, and/or (c) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date, in each case with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld).

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G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, First Lien Claims, and Second Lien Notes Claims and (2) any claim to avoid, subordinate, or disallow any DIP Claims, First Lien Claims, and Second Lien Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On or before the Effective Date, or as soon thereafter as reasonably practicable, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities and the Required Parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable parties (including the Required Parties) agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law, each of which shall be on terms acceptable to the Required Parties; and (4) all other actions that the applicable Entities, with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

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C.	New Interests

All existing Interests in Ultra Petroleum and UP Energy shall be cancelled as of the Effective Date and, on the Effective Date, Reorganized UP Energy shall issue the New Interests (a) to each holder of a Claim that is entitled to receive New Interests in exchange for such Claim pursuant to the Plan and (b) pursuant to the Rights Offering and the Backstop Purchase Agreement. The issuance of New Interests shall be authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Reorganized UP Energy’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Interests to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3, Class 4, and Class 5, and shall also authorize the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement. All New Interests issued under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) shall be deemed to have been duly authorized, validly issued, fully paid, and non-assessable and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

It shall be an express condition to the right of a holder of an Allowed First Lien Claim or an Allowed Second Lien Notes Claim, to receive New Interests in connection with the Restructuring Transactions that such holder execute and deliver to Reorganized UP Energy a counterpart of the New Stockholders Agreement. For the avoidance of doubt, any claimant’s acceptance of the New Interests shall be deemed as its agreement to the New Stockholders Agreement and such claimants shall be deemed signatories to the New Stockholders Agreement without further action required on their part (solely in their capacity as stockholders of Reorganized UP Energy), as the New Stockholders Agreement may be amended or modified from time to time following the Effective Date in accordance with its terms and to be parties thereto without further action or signature. The New Stockholders Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Interests shall be bound thereby (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such holder has not actually executed and delivered a counterpart thereof.

D.	Exit RBL Financing

On the Effective Date, the Reorganized Debtors to be party thereto shall enter into the Exit RBL Facility Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit RBL Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit RBL Commitment Letter, Exit RBL Facility, and the Exit RBL Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized Debtors to be party thereto to enter into and execute the Exit RBL Facility Documents, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

On the Effective Date, the Exit RBL Facility Secured Parties shall be granted valid, binding and enforceable first priority Liens on the collateral specified in, and to the extent required by, the Exit RBL Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit RBL Facility Documents are granted in good faith as an inducement to the Exit RBL Facility Secured Parties to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit RBL Facility Documents.

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E.	Rights Offering

The Plan contemplates that the Debtors shall raise the Rights Offering Amount through the Rights Offering and the Backstop Purchase Agreement. On the Effective Date, the Debtors shall consummate the Rights Offering, through which each Rights Offering Participant, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, shall have the opportunity to purchase Rights Offering Securities at the Per Share Purchase Price. The Per Share Purchase Price shall be payable in cash. On the date that is the deadline for exercising Subscription Rights, Rights Offering Participants (other than the Backstop Parties) will be required to fund into escrow with a bank, trust company or other agent approved by the Debtors and the Requisite Backstop Parties the aggregate Per Share Purchase Price for Subscription Rights exercised by such Rights Offering Participants. The Backstop Parties will not be required to fund their respective commitments under the Backstop Purchase Agreement or the aggregate Per Share Purchase Price for Subscription Rights exercised by them in connection with the Rights Offering until the date that is five (5) Business Days prior to the anticipated Effective Date.

The Rights Offering Securities (including the Commitment Premiums) will dilute the New Interests issued on account of the First Lien Distribution, but will not dilute the New Interests issued on account of the Second Lien Notes Distribution (other than for any dilution on account of the exercise of the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made) or the Management Incentive Plan. There will be no over-subscription privilege in the Rights Offering, such that any Rights Offering Securities that are not subscribed for and purchased by a Rights Offering Participant will not be offered to other Rights Offering Participants, but rather will be purchased by the Backstop Parties pursuant to their respective commitments under the Backstop Purchase Agreement. Any sale or transfer of Allowed First Lien Term Loan Claims will result in an automatic sale or transfer of the Subscription Rights attached to such Allowed First Lien Term Loan Claims. The Subscription Rights received by each Rights Offering Participant shall not be transferable, except as set forth in the Rights Offering Procedures. The Rights Offering shall be conducted and implemented in accordance with the Rights Offering Procedures.

For the avoidance of doubt, the percentage ownership attributable to the Rights Offering Securities (subject to dilution by the Management Incentive Plan) will be equal to the aggregate cash purchase price of the Rights Offering Securities divided by the Assumed Equity Value, and the percentage ownership attributable to the Commitment Premium will be equal to 7.5% of the maximum Rights Offering Amount minus the amount of Commitment Premium in the form of additional Exit Term Loans divided by the Assumed Equity Value.

The Rights Offering shall be backstopped by the Backstop Parties in accordance with the terms and subject to the conditions of the Backstop Purchase Agreement. Subject to, and in accordance with the Backstop Purchase Agreement, as consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, the Backstop Parties shall receive the Commitment Premium, which shall be deemed fully earned as of the date of the Restructuring Support Agreement. The commitments of the Backstop Parties under the Backstop Purchase Agreement will be several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the commitments of any other Backstop Party under the Backstop Purchase Agreement. Any Backstop Party’s rights, obligations or interests under the Backstop Purchase Agreement may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate (as defined in the Restructuring Support Agreement) of a Backstop Party, or (c) any other Person that is approved in writing by the Requisite Backstop Parties prior to such assignment, delegation or transfer.

On the Effective Date, the proceeds of the Rights Offering shall be used: (i) to repay in full in cash all Allowed DIP Claims, (ii) to pay the Exit RBL Lender Cash Election Amount to each holder of an Allowed First Lien RBL Claim that makes an Exit RBL Lender Cash Election, and (iii) for investment opportunities that are approved by the Debtors and the Requisite Backstop Parties.

F.	Exemption from Registration Requirements

All shares of New Interests issued under the Plan will be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act. All shares of New Interests issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom to the extent that the New Interests are issued to “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

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Persons who acquire the New Interests pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Interests without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Interests issued to holders of Allowed First Lien Claims and Allowed Second Lien Notes Claims on account of their Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code, to the extent available. All shares of New Interests issued to the Backstop Parties pursuant to the Backstop Purchase Agreement with respect to Rights Offering Securities that are not subscribed for in the Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act.

Should the Debtors or the Reorganized Debtors, as applicable, elect on or after the Effective Date to reflect any ownership of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan through the facilities of DTC, the Debtors or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, but not including (x) the Exit RBL Facility Agent and the Exit RBL Facility Lenders in connection with the Exit RBL Facility, (y) any agents or lenders in connection with the Exit Term Loans and (z) purchasers or investors in connection with the Rights Offering) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

G.	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto, subject to the consent of the Required Parties.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Financing Documents. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor, if any, shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

I.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other

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instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement or document described in clause (1) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Interests, Intercompany Interests, or Intercompany Claims. Notwithstanding anything to the contrary in the Plan (including this section) or the Confirmation Order, any indemnity or reimbursement obligations of any non-Debtor Entity under the First Lien RBL Credit Documents shall survive after the Effective Date pursuant to the terms of the First Lien RBL Credit Documents.

J.	Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable in the case of clauses (a), (e), (f), and (g) below, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the adoption, execution, delivery and/or filing of the New Organizational Documents (including the New Stockholders Agreement and the New Registration Rights Agreement, if applicable); (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, delivery and distribution of New Interests (including the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement); (d) the execution of and entry into the Exit Financing Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (f) the implementation of the Restructuring Transactions; and (g) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate or company structure of the Reorganized Debtors and any corporate or company action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized UP Energy, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

K.	Corporate Existence

On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor (a) shall continue to exist as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan, the New Organizational Documents, or otherwise (in each such case, in accordance with the Restructuring Support Agreement and in form and substance reasonably acceptable to the Required Parties), and to the extent such documents are amended or amended and restated, such documents are deemed to be amended or amended and restated pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law) and (b) may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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L.	Dissolution of Ultra Petroleum

On or immediately after the Effective Date and in accordance with Article III of this Plan, the Debtors shall effectuate the cancellation of (i) all amounts owing by Ultra Resources to Ultra Petroleum, and (ii) all equity interests in UP Energy. Ultra Petroleum shall thereafter be dissolved in accordance with applicable Yukon law.

M.	Charter, Bylaws, and New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New Interests and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

N.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions in a manner not inconsistent with the Restructuring Support Agreement as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Organizational Documents, the Exit Financing, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

O.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Security, or other interest in the Debtors or the Reorganized Debtors, including the New Interests and Exit Financing; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Financing; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, in any such case shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate federal, state or local governmental officials or agents shall forego the collection of any such tax or

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governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Directors and Officers

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, and the officers of each of the Reorganized Debtors shall be appointed by the Required Parties in accordance with the respective New Organizational Documents. The New Board shall initially consist of 7 members, including the Debtors’ chief executive officer. The other members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed at or before the Confirmation Hearing, in each case to the extent the identity of such proposed director or officer is known at such time. To the extent any such director or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

Q.	Management Incentive Plan.

Within one hundred and twenty (120) days after the Effective Date, the New Board shall adopt a Management Incentive Plan that provides for the issuance of equity, options and/or other equity-based awards (collectively, “Awards”) to employees and directors of the Company. Seven percent (7.0%) of the New Interests of the Company that are issued and outstanding on the Effective Date shall be reserved for issuance under the MIP Pool. A portion of the MIP Pool consisting of three and a half percent (3.5%) of the New Interests that are issued and outstanding on the Effective Date shall be allocated to participants in the Management Incentive Plan within one hundred and twenty (120) days after the Effective Date. The form of the Awards (i.e., stock options, restricted stock, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards, subject to the immediately preceding sentence), and the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

R.	Employee and Retiree Benefits.

Unless otherwise expressly provided herein, and subject to Article V hereof and the express written consent of the Required Parties, which consent shall not be unreasonably withheld, all employee wages, compensation, and benefit programs in place with the Debtors and not rejected as of the Effective Date shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

S.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, any rights, remedies, or claims arising from or enumerated in the Ultra I Agreed Distribution Order or otherwise related to the Makewhole Litigation, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

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The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to this section that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

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To the maximum extent permitted by law, any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and otherwise acceptable to the Required Parties.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Any objection by a counterparty to the proposed rejection of its Executory Contract or Unexpired Lease must be Filed, served and actually received by the Debtors on or before (a) in the case of an Executory Contract or Unexpired Lease that is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, June 11 at 5:00 p.m., prevailing Central time; or (b) in the case of an Executory Contract or Unexpired Lease that is identified on any amended Schedule of Rejected Executory Contracts and Unexpired Leases, 5:00 p.m., prevailing Central time on the date that is seven (7) days following the Filing of such amended schedule.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the latest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed assumptions to the counterparties to any assumed Executory Contracts and Unexpired Leases. Absent any pending dispute, the monetary and nonmonetary defaults existing as of the assumption of the Executory Contract(s) and Unexpired Lease(s) assumed pursuant to this Article V will be satisfied by the Debtors in compliance with section 365(b)(1) of the Bankruptcy Code. To the extent there is a dispute related to any cures of defaults arising under such Executory Contract(s) and Unexpired Lease(s), payment of any such disputed Cure amounts and the cure of any nonmonetary defaults shall be reconciled in the ordinary course of the Debtors’ business and all parties’ rights shall be reserved with respect thereto, including all rights to receive payment in full of any such Cures whether arising before or after the Effective Date and the right to object prior to or after the Effective Date to any assumption or cures relating thereto.

There shall be no need to File an objection to reserve rights with respect to disputes relating to monetary and nonmonetary cures and such cures will be reconciled in the ordinary course of the Debtors’ business.

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The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, and satisfy all nonmonetary defaults on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree.

Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Reorganized Debtors also may settle any Cure with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld) and without any further notice to or action, order, or approval of the Bankruptcy Court.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time on or prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the latest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption and (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan; provided, however, the assumption of the obligations under the Indemnification Provisions shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnification Provisions are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any current or former director or officer of any of the Debtors other than indemnification payments, reimbursement, and advancement expenses and other similar payments, in each case only pursuant to the Indemnification Provisions.

E.	Director and Officer Liability Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan and who are covered by any such policy shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

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F.	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed Outstanding as of the Distribution Record Date

1.	Delivery of Distributions in General

Except as otherwise provided herein or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, the Distribution Agent shall make distributions under the Plan on account of Allowed Claims to holders of Allowed Claims as of the Distribution Record Date, at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution.

Except with respect to distributions to holders of General Unsecured Claims from the General Unsecured Claims Distribution, if a Claim is an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class by no later than the later of (i) the date provided for distribution under Article III of the Plan and (ii) as soon as reasonably practicable after allowance of such Claim.

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B.	Delivery of Distributions

1.	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement and administered by a Servicer, including the Indentures, shall be, at the election of the Distribution Agent, deposited with the appropriate Servicer or transmitted by the Distribution Agent directly to holders of the applicable Allowed Claims in accordance with the Plan and the terms of the governing agreements, at which time such distributions shall be deemed complete, and the Servicer, if applicable, shall deliver such distributions in accordance with the Plan and the terms of the governing agreements. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors’ books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Article VI.B, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

3.	Distribution to Holders of Allowed General Unsecured Claims

Any distribution on account of Allowed General Unsecured Claims shall be distributed as soon as reasonably practicable after (a) the allowance or disallowance by Final Order of all General Unsecured Claims or (b) the Bankruptcy Court having authorized a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors. No interest shall accrue or be paid on the unpaid amount of any distribution.

4.	Compliance Matters

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. The Debtors shall consult with the Required Parties and use commercially reasonable efforts to structure the Restructuring Transactions in a manner that will mitigate or eliminate withholding obligations. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

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5.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

6.	Fractional, Undeliverable, and Unclaimed Distributions

(a) Fractional Distributions. No fractional shares of New Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Interests that is not a whole number, the actual distribution of shares of New Interests shall be rounded to the nearest whole number, with half shares or less being rounded down, and with no further payment therefor. The total number of authorized shares of New Interests to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

(b) Undeliverable and Unclaimed Distributions. In the event that any distribution to any holder of Allowed Claims is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

7.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H hereof shall be deemed to have surrendered such certificate or instrument to the Distribution Agent or Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect solely for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding the foregoing paragraph, this Article VI.B shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

C.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

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D.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy of the Debtors. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity (other than any Released Party), including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

E.	Setoffs and Recoupment

Except as otherwise expressly provided in this Plan and the DIP Orders, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any distributions under the Plan to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article VIII.I hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

F.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

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ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority, without prior notice to, or approval by the Bankruptcy Court, to: (1) File, withdraw, or litigate to judgment objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.

D.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor

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may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim or Interest is estimated. All of the aforementioned Claims and Interests and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E.	Adjustment to Claims without Objection

Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without the Debtors or the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline, as such deadline may be extended from time to time.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the rejection of an Executory Contract or Unexpired Lease, as applicable, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims; Additional Claims

On or after the Effective Date, a Claim that is not an Administrative Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

I.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim; provided that if only a portion of an otherwise valid Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

L.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Makewhole Professional Fee Claims, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

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B.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure management, ownership or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date related or relating to the foregoing including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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C.	Releases by Releasing Parties

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement, or any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or any agreement (including those set forth in the Plan Supplement) executed to implement (or in connection with the implementation of) the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

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D.	Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement and related prepetition transactions (including the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement and the Second Lien Notes Indenture), the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

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Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth herein.

F.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Release of Liens

Except as otherwise provided in the Exit Financing Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge or other security interest under the Exit Financing Documents), the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Exit RBL Facility Agent or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings (in each case at the sole cost and expense of the Reorganized Debtors), and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

H.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

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I.	Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

J.	Subordination Rights

Any distributions under the Plan to holders of Claims shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of this Plan:

a.

the Disclosure Statement Order and Confirmation Order shall have been entered by the Bankruptcy Court, each of which shall be in form and substance reasonably satisfactory to the Required Parties, and such orders shall have become Final Orders that have not been stayed, modified, or vacated on appeal;

b.

the Debtors shall not be in default under the DIP Facility or the Final DIP Order (or, to the extent that the Debtors are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Facility and the DIP Orders);

c.

the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made thereto, shall have been Filed in a manner consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties and any modifications made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Article X.A of this Plan;

d.

all conditions precedent to the issuance of the New Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred and the New Interests shall have been issued;

e.

the Exit Financing Documents shall have been executed and delivered by all of the Entities that are parties thereto, all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Financing shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Financing shall have occurred, in each case, prior to or substantially contemporaneous with the Effective Date;

f.	the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

g.

all governmental and material third party approvals and consents, including the Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

46

h.

the Restructuring Support Agreement shall not have validly terminated as to all parties thereto and shall be in full force and effect and shall not be the subject of a pending motion to reject, and the Debtors shall be in compliance therewith;

i.

with respect to all documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) such documents and agreements shall have been effected or executed;

j.

there shall be no ruling, judgment or order issued by any Governmental Unit making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring Transactions, unless such ruling, judgment or order has been stayed, reversed or vacated within three (3) Business Days after such issuance;

k.

there shall be no material litigation or investigation by any Governmental Unit involving the Debtors as of the Effective Date that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, financial condition or results of operations of the Reorganized Debtors, taken as a whole;

l.	the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount; and

m.

the Debtors shall have otherwise substantially consummated the applicable Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement and Plan.

B.	Waiver of Conditions Precedent

The conditions to the Effective Date set forth in Article IX.A of this Plan may be waived with the prior written consent of the Required Parties at any time or as otherwise provided in the Restructuring Support Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Parties, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement with respect to all parties thereto, then: (a) the Plan will be null and void in all respects; (b) nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, in each case consistent in all material respects with the terms and conditions set forth in the Restructuring Support Agreement and otherwise acceptable to the Required Parties and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests or Causes of Action by any Entity; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

b.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

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c.

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.

ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

h.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

i.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

j.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

k.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

l.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI hereof;

n.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.

determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

p.	enter an order concluding or closing the Chapter 11 Cases;

q.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

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r.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

s.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

t.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

u.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

v.	hear and determine matters concerning exemptions from state and local federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

w.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof;

x.	enforce all orders previously entered by the Bankruptcy Court; and

y.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Financing Documents and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan;. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.	Dissolution of the Committee

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof and their respective professionals shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

D.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid in accordance with Article II.E of this Plan.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Reorganized Debtors	Ultra Petroleum Corp. 116 Inverness Drive East, Suite 400 Englewood, Colorado 80112 Attn: General Counsel

Counsel to the Debtors

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:       David R. Seligman, P.C.

       Brad Weiland

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:       Christopher T. Greco, P.C.

Kirkland & Ellis LLP

1301 Pennsylvania Avenue N.W.

Washington, D.C. 20004

Attn:       AnnElyse S. Gains

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Jackson Walker L.L.P. 1401 McKinney Street, Suite 1900 Houston, Texas 77010 Attn: Matthew D. Cavenaugh Jennifer F. Wertz Kristhy M. Peguero

The U.S. Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3401 Houston, Texas 77002

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://cases.primeclerk.com/ultrapetroleum or the Bankruptcy Court’s website at http://www.txs.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any document in the Plan Supplement is inconsistent with the terms of the Plan, the Plan shall control.

K.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), consistent with the terms set forth herein and in the Restructuring Support Agreement; and (3) nonseverable and mutually dependent.

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L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided that, following the Effective Date, the Reorganized Debtors may seek to close certain of the Chapter 11 Cases that have been fully administered, notwithstanding the fact that reconciliation of Claims is ongoing.

N.	Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court or the Notice and Claims Agent prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

[Remainder of page intentionally left blank]

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Dated: May 14, 2020	ULTRA PETROLEUM CORP. on behalf of itself and all other Debtors

/s/ David W. Honeyfield

David W. Honeyfield SVP and Chief Financial Officer

EXHIBIT B

Restructuring Support Agreement

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of May 14, 2020 (the “Execution Date”), by and among the following parties (each of the following described in clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.

Ultra Petroleum Corp., a company incorporated under the Laws of the Territory of Yukon, Canada (“Ultra”), and each of its affiliates listed on Exhibit A to this Agreement (the Entities in this clause (i), collectively, the “Company Parties”);

ii.

the undersigned holders of RBL Loan Claims that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Parties, counsel to the Consenting Term Lenders and counsel to the Consenting Noteholders (collectively, the “Consenting RBL Lenders”);

iii.

the undersigned holders of Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Parties, counsel to the RBL Agent and counsel to the Consenting Noteholders (collectively, the “Consenting Term Lenders” and, together with the Consenting RBL Lenders, the “Consenting Lenders”); and

iv.

the undersigned holders of Second Lien Notes that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Parties, counsel to the RBL Agent and counsel to the Consenting Term Lenders (collectively, the “Consenting Noteholders” and, together with the Consenting RBL Lenders and the Consenting Term Lenders, the “Consenting Creditor Parties”).

RECITALS

WHEREAS, the Company Parties and the Consenting Creditor Parties have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

Agreement and as specified in the plan of reorganization attached as Exhibit B hereto (the “Plan” and, such transactions as described in this Agreement and the Plan, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Company Parties of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions and otherwise described herein, all on the terms and conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation.

1.01.    Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person and shall also include any Related Fund of such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agent” means the RBL Agent or the Term Agent.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Plan).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Creditor Party that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Creditor Party becomes a party hereto) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to an Alternative Restructuring.

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“Alternative Restructuring” means any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any exit financing), use of cash collateral, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties, other than the Restructuring Transactions.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, a fraction, expressed as a percentage, the numerator of which is the outstanding principal amount of Term Loans that are held by such Backstop Party as of the Execution Date (which amount shall include (or exclude) all committed and/or agreed to purchases or sales, respectively, of Term Loans by such Backstop Party that have not yet settled as of the Execution Date) and the denominator of which is the aggregate outstanding principal amount of Term Loans that are held by all Backstop Parties as of the Execution Date (which amount shall include (or exclude) all committed and/or agreed to purchases or sales, respectively, of Term Loans by Backstop Parties that have not yet settled as of the Execution Date).

“Backstop Parties” means, collectively, the Priority Backstop Parties and the Non-Priority Backstop Parties.

“Backstop Purchase Agreement” has the meaning set forth in the Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Texas.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” means, (a) before the commencement of the Chapter 11 Cases with respect to one or more Company Parties, federal courts or state courts located in the City of New York, New York and, (b) after commencement of the Chapter 11 Cases, the Bankruptcy Court.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the RBL Loan Claims, the Term Loan Claims and the Second Lien Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

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“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other agreement relating to public disclosure of material non-public information, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification to be obtained from, filed with or delivered to a Governmental Entity or any other Person.

“Consenting Creditor Parties” has the meaning set forth in the preamble to this Agreement.

“Consenting Creditor Parties’ Advisors” means, collectively, (a)(i) Stroock & Stroock & Lavan LLP, as counsel to the Consenting Term Lenders, (ii) Haynes and Boone, LLP, as local Texas counsel to the Consenting Term Lenders, (iii) Evercore Group L.L.C., as financial advisor to the Consenting Term Lenders and (iv) Goodmans LLP, as Canadian counsel to the Consenting Term Lenders, (b)(i) Simpson Thacher & Bartlett LLP, as counsel to the RBL Agent, (ii) Opportune LLP, as financial advisor to the RBL Agent and (iii) one local counsel to the RBL Agent, and (c)(i) Davis Polk & Wardwell LLP, as counsel to an ad hoc group of Consenting Noteholders, (ii) PJT Partners LP, as financial advisor to Davis Polk & Wardwell LLP, and (iii) Rapp & Krock, P.C., as local counsel to an ad hoc group of Consenting Noteholders.

“Consenting Noteholder Fee Amount” means Transaction Expenses (a) with respect to Davis Polk & Wardwell LLP, as counsel to an ad hoc group of Consenting Noteholders in an amount not to exceed $600,000; (b) with respect to PJT Partners LP, as financial advisor to Davis Polk & Wardwell LLP in the aggregate amount of $1,250,000 and (c) with respect to Rapp & Krock, P.C., as local counsel to an ad hoc group of Consenting Noteholders, in an amount not to exceed $100,000.

“Definitive Documents” means the documents listed or described in Section 3.01.

“DIP Facility” means the debtor-in-possession financing facility on terms and conditions consistent in all material respects with this Agreement and the Interim DIP Order and otherwise in form and substance reasonably acceptable to the Required Parties.

“DIP Facility Documents” means the documents governing the DIP Facility, which documents shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“DIP Motion” means a motion to be filed by the Company Parties with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facility and authorizing use of cash collateral, which motion shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disclosure Statement” means the related disclosure statement with respect to the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b),

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and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disclosure Statement Order” means the order approving the Disclosure Statement, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit RBL Commitment Letter” means the commitment letter attached hereto as Exhibit D.

“Exit RBL Facility” means the revolving credit facility on terms and conditions consistent in all material respects with the executed and effective Exit RBL Commitment Letter and otherwise reasonably acceptable to the Required Parties.

“Exit RBL Facility Documents” means the documents governing the Exit RBL Facility, which documents shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit Term Loan Facility” means the exit term loan facility in an aggregate principal amount not to exceed $5,000,000 (excluding any yield on the Exit Term Loans, including any original issue discount or any commitment premium) and otherwise reasonably acceptable to the Requisite Backstop Parties and the Required Parties.

“Exit Term Loans” means the loans under the Exit Term Loan Facility.

“Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file with the Bankruptcy Court.

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“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Material Adverse Effect” means, other than the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”), that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (a) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Company Parties, taken as a whole or (b) the ability of the Company Parties, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contract” means any of the following contracts or agreements (or group of related contracts or agreements) to which any of the Company Parties is a party or by which any of the Company Parties or any of their respective assets or properties are bound: (a) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act), (b) any Swap Agreement (as defined in the Term Loan Credit Agreement), or (c) any contract or agreement that may reasonably be expected to result in aggregate payments by the applicable Company Party, or revenues to the applicable Company Party, in either case greater than or equal to $12,500,000 during the current or any subsequent calendar year.

“New Organizational Documents” means the new Organizational Documents of the Company Parties after giving effect to the Restructuring Transactions contemplated by the Plan, each of which shall be consistent in all material respects with this Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Non-Priority Backstop Party” means each Consenting Term Lender which has (a) elected to become a Non-Priority Backstop Party by delivering to counsel to the Consenting Term Lenders by no later than 10:00 a.m. (prevailing Eastern time) on May 15, 2020 its duly executed and completed Non-Priority Backstop Party Election Form and (b) agreed and committed to provide its Backstop Commitment Percentage of the DIP Facility.

“Non-Priority Backstop Party Election Form” means the election form attached hereto as Exhibit E.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms

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of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Outside Date” has the meaning set forth in Section 4.07 of this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Entity.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 10.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court, each of which shall be consistent in all material respects with this Agreement (to the extent applicable) and shall otherwise be in form and substance reasonably acceptable to the Required Parties.

“Priority Backstop Parties” means (a) Citadel Equity Fund Ltd. and any of its Affiliates, (b) Bain Capital Credit, LP and any of its Affiliates, (c) Oaktree Capital Management, L.P. and any of its Affiliates, (d) Sculptor Capital LP and any of its Affiliates and (e) GoldenTree Asset Management LP, and any of its Affiliates.

“Priority Backstop Commitment Percentage” means, with respect to any Priority Backstop Party, the percentage set forth opposite the name of such Priority Backstop Party on Schedule 1 hereto.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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“RBL Agent” means Bank of Montreal, as administrative agent and collateral agent under the RBL Credit Agreement, including any successors thereto.

“RBL Credit Agreement” means that certain Credit Agreement, dated as of April 12, 2017, by and among Ultra Resources, Inc., as borrower, Ultra and UP Energy Corporation, as parent guarantors, the RBL Agent, and the RBL Lenders and other parties thereto, as amended, restated, amended and restated, modified and supplemented from time to time.

“RBL Claims” means any Claim arising under, in connection with or related to the RBL Credit Agreement or any of the other “Loan Documents” (as defined in the RBL Credit Agreement).

“RBL Loans” means “Loans” as defined in the RBL Credit Agreement.

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (a) such Person, (b) an Affiliate of such Person or (c) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Required Consenting Noteholders” means, as of any time of determination, Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Second Lien Notes that are held by all Consenting Noteholders.

“Required Consenting RBL Lenders” means, as of any time of determination, Consenting RBL Lenders holding at least 50.01% of the aggregate outstanding principal amount of RBL Loans that are held by all Consenting RBL Lenders.

“Required Consenting Term Lenders” means, as of any time of determination, (a) Consenting Term Lenders holding at least 50.01% of the aggregate outstanding principal amount of Term Loans that are held by all Consenting Term Lenders and (b) Specified Consenting Lenders holding at least 50.01% of the aggregate outstanding principal amount of Term Loans that are held by all Specified Consenting Lenders.

“Required Parties” means the Company Parties and the Required Consenting Term Lenders; provided, however, that if any determinations, approvals, consents, waivers or other decisions to be made or given by the Required Parties pursuant to this Agreement or in the Plan (including any determination as to whether any document or agreement (or the form and substance thereof) is acceptable to the Required Parties (including reasonably acceptable) or whether any amendment, supplement or other modification to this Agreement or any Definitive Document has been approved by the Required Parties) are applicable to (a) any of the Specified RBL Matters, the term “Required Parties” shall also include, and require the approval of, the Required Consenting RBL Lenders and (b) any of the Specified Second Lien Matters, the term “Required Parties” shall also include, and require the approval of, the Required Consenting Noteholders.

“Requisite Backstop Parties” means, as of any time of determination, (a) Priority Backstop Parties holding at least 50.01% of the aggregate Priority Backstop Commitment

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Percentages of all Priority Backstop Parties, and (b) Backstop Parties holding at least 50.01% of the aggregate Backstop Commitment Percentages of all Backstop Parties.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering” has the meaning set forth in the Plan.

“Rights Offering Securities” has the meaning set forth in the Plan.

“Second Lien Claims” means any Claim arising under, in connection with or related to the Second Lien Notes Indenture or any of the other “Note Documents” (as defined in the Second Lien Notes Indenture).

“Second Lien Notes” means those certain senior notes due 2024 issued by Ultra Resources, Inc. pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means that certain Indenture, dated as of December 21, 2018, as amended, modified, or supplemented from time to time, by and between Ultra Resources, Inc., as issuer, and Wilmington Trust, National Association.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all documents, forms and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Specified Consenting Lenders” means (a) Citadel Equity Fund Ltd. and any of its Affiliates, (b) Bain Capital Credit, LP and any of its Affiliates, and (c) Oaktree Capital Management, L.P. and any of its Affiliates; provided that if any of the Persons described in clause (a), clause (b) or clause (c) of this definition shall Transfer any Term Loans after the Agreement Effective Date to any Person that is not a Specified Consenting Lender, then such Person and each of its Affiliates shall cease to be a Specified Consenting Lender at and after the time of such Transfer.

“Specified Consenting Lender Expenses” means the out-of-pocket fees, costs and expenses incurred by any of the Specified Consenting Lenders after January 1, 2020 in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing, including any out-of-pocket fees, costs and expenses incurred by any of the Specified Consenting Lenders in connection with the making of any filing with any Governmental Entity.

“Specified RBL Matters” means any term, condition, provision, portion or aspect of the Restructuring Transactions, this Agreement or any of the Definitive Documents that directly relates to or materially affects: (a) the RBL Credit Agreement; (b) the Consenting RBL Lenders or the RBL Agent; (c) the Exit RBL Facility and the Exit RBL Facility Documents; (d) the RBL

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Claims (including the treatment of such RBL Claims under this Agreement and the Plan); (e) the releases provided by or provided to the RBL Agent or the Consenting RBL Lenders under the Plan; (f) the termination of this Agreement pursuant to Section 13.01; (g) the representations, warranties, covenants, obligations, benefits or rights of the RBL Lenders or the RBL Agent under this Agreement or any Definitive Document (provided, that the covenants or other obligations of the Company Parties set forth in this Agreement shall only be a Specified RBL Matter to the extent that such covenants or other obligations directly relate to any other Specified RBL Matters described in this definition or such covenant or other obligation expressly provides rights to the RBL Agent or the Consenting RBL Lenders (including the Required Consenting RBL Lenders) or counsel to the RBL Agent, as applicable); (h) the treatment of Term Loan Claims or the holders thereof in this Agreement or the Plan; (i) the treatment of the Second Lien Note Claims or the holders thereof under the Plan or this Agreement; (j) the Exit Term Loan Facility (any related definitive documents) or the Backstop Purchase Agreement (solely as it relates to the Exit Term Loan Facility or amount of proceeds thereof); (k) the Interim DIP Order or the Final DIP Order; or (l) the pro forma capital and corporate structure of the Company Parties on the Plan Effective Date (after giving effect to the Plan), including the priority or amount of the indebtedness of the Company Parties on the Plan Effective Date; provided, however, that Specified RBL Matters shall in no event include the New Organizational Documents.

“Specified Second Lien Matters” means any term, condition, provision, portion or aspect of the Restructuring Transactions, this Agreement or any of the Definitive Documents that directly relates to or materially affects: (a) the Second Lien Notes Indenture; (b) the Second Lien Claims (including the treatment of such Second Lien Claims under this Agreement and the Plan); (c) the releases provided by or provided to the Consenting Noteholders under the Plan; (d) the termination of this Agreement pursuant to Section 13.03; (f) the representations, warranties, covenants, obligations, benefits or rights of the Consenting Noteholders under this Agreement or the Definitive Documents (provided, that the covenants or other obligations of the Company Parties set forth in this Agreement shall only be a Specified Second Lien Matter to the extent that such covenants or other obligations directly relate to any other Specified Second Lien Matter described in this definition or such covenant or other obligation expressly provides rights to the Consenting Noteholders (including the Required Consenting Noteholders) or counsel to the Consenting Noteholders, as applicable); (g) the payment of the Transaction Expenses of the Consenting Noteholders’ Consenting Creditor Parties’ Advisors; or (h) the treatment of General Unsecured Claims (as defined in the Plan) under the Plan in a manner that results in the holders of such Claims and Equity Interests receiving value (such recovery, the “Junior Recovery”) in excess of the value of the New Interests that the holders of Second Lien Claims are to receive under the Plan attached hereto unless the treatment of Second Lien Claims is also modified such that holders of Second Lien Claims will receive value (other than on account of the Makewhole Instruments) greater than or equal to the value of the Junior Recovery; provided, however, that Specified Second Lien Matters shall in no event include the New Organizational Documents unless any term, condition, provision or portion thereof adversely affects the treatment of the Second Lien Claims under the Plan.

“Term Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Credit Agreement, including any successors thereto; provided that for purposes of the releases and exculpations set forth in the Plan, the defined term “Term Agent” shall include Barclays Bank PLC in its capacity as such (irrespective of whether it continues to serve in that capacity).

“Termination Date” means the date on which termination of this Agreement as to a party is effective in accordance with Section 13.

“Term Loan Claims” means any Claim arising under, in connection with or related to the Term Loan Credit Agreement or any of the other “Loan Documents” (as defined in the Term Loan Credit Agreement).

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“Term Loan Credit Agreement” means that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, by and among Ultra and UP Energy Corporation, as parent guarantors, Ultra Resources, Inc., as borrower, Barclays Bank PLC, as administrative agent, and the lenders and other parties thereto, as amended, modified and supplemented from time to time.

“Term Loans” means “Loans” as defined in the Term Loan Credit Agreement.

“Transaction Expenses” means (a) all reasonable fees, costs and expenses of each of the Consenting Creditor Parties’ Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and, to the extent applicable, (ii)(A) consistent with any engagement letters or fee reimbursement letters entered into between the applicable Company Parties, on the one hand, and the applicable Consenting Creditor Parties’ Advisors, on the other hand, (as supplemented and/or modified by this Agreement) or (B) as provided in the Interim DIP Order, the Final DIP Order and/or the Confirmation Order; provided, however, that the aggregate amount of Transaction Expenses of the Consenting Creditor Parties’ Advisors of the Consenting Noteholders shall not exceed the Consenting Noteholder Fee Amount and notwithstanding anything to the contrary herein, shall be paid in accordance with the Plan and the Interim and Final DIP Order, and (b) all Specified Consenting Lender Expenses. Notwithstanding anything to the contrary herein, “Transaction Expenses” shall include (x) the reasonable and documented fees, costs and expenses of Davis Polk & Wardwell LLP as counsel to an ad hoc group of Consenting Noteholders incurred since December 22, 2019 in connection with a potential restructuring of the Company, (y) payment to PJT Partners LP, as financial advisor to Davis Polk & Wardwell LLP, in the aggregate amount of $1,250,000 and (z) the reasonable and documented fees, costs and expenses of Rapp & Krock, P.C. as local counsel to the ad hoc group of Consenting Noteholders incurred since May 12, 2020 in connection with a potential restructuring of the Company, in each case not to exceed the Consenting Noteholder Fee Amount (each to be paid in accordance with the Plan and the Interim and Final DIP Order).

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Ultra” has the meaning set forth in the preamble to this Agreement.

“Unsubscribed Shares” has the meaning set forth in Section 6.02 of this Agreement.

1.02.    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

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(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h)    the use of “include” or “including” is without limitation, whether stated or not; and

(i)    (A) the phrase “counsel to the Consenting Creditor Parties” refers in this Agreement to each counsel specified in Sections 15.10(b), 15.10(c) and 15.10(d), (B) the phrase “counsel to the RBL Agent” refers in this Agreement to counsel specified in Section 15.10(b), (C) the phrase “counsel to the Consenting Term Lenders” refers in this Agreement to counsel specified in Section 15.10(c), (D) the phrase “counsel to the Consenting Lenders” refers in this Agreement to each counsel specified in Sections 15.10(b) and 15.10(c), and (E) the phrase “counsel to the Consenting Noteholders” refers in this Agreement to counsel specified in Section 15.10(d).

Section 2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties that has executed and delivered counterpart signature pages to this Agreement at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 15.10;

(b)    holders of at least two thirds of the aggregate outstanding principal amount of RBL Loans shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 15.10;

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(c)    holders of at least two thirds of the aggregate outstanding principal amount of Term Loans shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 15.10; and

(d)    holders of at least two-thirds of the aggregate outstanding principal amount of Second Lien Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 15.10.

Section 3.    Definitive Documents.

3.01.    The Definitive Documents governing the Restructuring Transactions includes this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following: (A) the Plan; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the Solicitation Materials; (E) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (F) the First Day Pleadings and all orders sought pursuant thereto; (G) the Interim DIP Order; (H) the Final DIP Order; (I) the DIP Motion; (J) the DIP Facility Documents; (K) the New Organizational Documents; (L) the Exit RBL Facility Documents; (M) the Backstop Purchase Agreement and any pleadings seeking approval of or authorization to enter into the Backstop Purchase Agreement; (N) any documentation relating to the Rights Offering (including the Rights Offering Procedures (as defined in the Plan)); and (O) the Plan Supplement.

3.02.    The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Required Parties.

Section 4.    Milestones.2

On and after the Agreement Effective Date, the Company Parties shall use commercially reasonable efforts to implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”), as applicable, unless extended or waived in writing (which may be by electronic mail between counsel to the Company Parties, counsel to the Consenting Term Lenders and, as applicable, counsel to the RBL Agent and/or counsel to the Consenting Noteholders) by the Company Parties and the Required Consenting Term Lenders and, as to the Milestones set forth in Sections 4.02, 4.04 and 4.07, the

[2]

The date of each Milestone provided for in this Section 4 shall be calculated in accordance with Rule 9006 of the Federal Rules of Bankruptcy Procedure. Each Milestone may be extended or modified by agreement (which may be via e-mail) between counsel to the Company Parties and counsel to the Consenting Term Lenders identified in Section 15.10.

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Required Consenting RBL Lenders and, as to the Milestones set forth in Section 4.07, the Required Consenting Noteholders:

4.01.    no later than 11:59 p.m. (prevailing Eastern time) on May 14, 2020, the Company Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court and shall have filed the First Day Pleadings;

4.02.    as soon as reasonably practicable, but in no event later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

4.03.    as soon as reasonably practicable, but in no event later than fourteen (14) days after the Petition Date, the Company Parties shall have filed with the Bankruptcy Court the Plan and the Disclosure Statement;

4.04.    as soon as reasonably practicable, but in no event later than forty (40) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

4.05.    as soon as reasonably practicable, but in no event later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

4.06.    as soon as reasonably practicable, but in no event later than one hundred and fifteen (115) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

4.07.    as soon as reasonably practicable, but in no event later than one hundred and forty-five (145) days after the Petition Date (the “Outside Date”), the Plan Effective Date shall have occurred.

Section 5.    Commitments of the Consenting Creditor Parties.

5.01.    General Commitments, Forbearances, and Waivers.

(a)    During the Agreement Effective Period, each Consenting Creditor Party agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, to:

(i)    support the Restructuring Transactions and vote all Company Claims/Interests owned or held by such Consenting Creditor Party and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions; provided that no Consenting Creditor Party shall be obligated to waive (to the extent such Consenting Creditor Party has the power or right to waive) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document;

(ii)    use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions; provided that no Consenting Creditor Party shall be obligated to (A) waive (to the extent such Consenting Creditor Party has the power or right to waive) any condition to the consummation of any part of

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the Restructuring Transactions set forth in any Definitive Document or (B) amend, modify or supplement any of the Definitive Documents (including any amendment, modification or supplement that provides for different treatment of any Company Claims/Interests than the treatment provided to such Company Claims/Interests in the Plan attached as Exhibit B hereto);

(iii)    give any notice, order, instruction, or direction to the applicable Agent necessary to give effect to the Restructuring Transactions; provided, that such Consenting Creditor Party shall not be required to provide such Agent or any other Person with any indemnities or similar undertakings in connection with taking any such action; and

(iv)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents to which such Consenting Creditor Party will be a party.

(b)    During the Agreement Effective Period, each Consenting Creditor Party agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)    propose, file, support or vote for any Alternative Restructuring;

(iii)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in all material respects with this Agreement or the Plan;

(iv)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)    exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties; or

(vi)    object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02.    Commitments with Respect to Chapter 11 Cases.

(a)    During the Agreement Effective Period, each Consenting Creditor Party that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, severally and not jointly, subject to receipt by such Consenting Creditor Party, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)    vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the

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commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)    to the extent it is solicited to exercise the Exit RBL Lender Cash Election (as defined in the Plan) set forth in the Plan in exchange for commitment to provide the Exit RBL Facility, exercise such Exit RBL Lender Cash Election; and

(iv)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i), (ii) and (iii) above; provided that such vote or election may be changed, withdrawn, amended or revoked (and, upon such change, withdrawal, amendment or revocation, deemed void ab initio) by such Consenting Creditor Party at any time following the expiration or termination of the Agreement Effective Period with respect to such Consenting Creditor Party (it being understood that any termination of the Agreement Effective Period with respect to a Consenting Creditor Party shall entitle such Consenting Creditor Party to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso).

(b)    During the Agreement Effective Period, each Consenting Creditor Party, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6.    Backstop Commitments.

6.01.    To provide assurance to the Company Parties that the Rights Offering will be fully subscribed, each of the Backstop Parties commits, severally and not jointly, to backstop the Rights Offering on the terms and subject to the conditions set forth in the Backstop Purchase Agreement. Following the Agreement Effective Date, each of the Backstop Parties and the Company Parties shall work together expeditiously and in good faith to negotiate, prepare, execute and deliver the Backstop Purchase Agreement (which, for the avoidance of doubt, shall contain terms and conditions consistent in all material respects with this Agreement and the Plan and shall otherwise be in form and substance reasonably acceptable to the Requisite Backstop Parties).

6.02.    The Backstop Parties acknowledge and agree that 50.0% of the Rights Offering Securities shall be reserved for the Priority Backstop Parties, which shall be allocated to the Priority Backstop Parties on a pro rata basis (based on the respective Priority Backstop Commitment Percentages of the Priority Backstop Parties) and the Priority Backstop Parties shall be obligated to purchase such Rights Offering Securities based on their respective pro rata shares, subject to the terms and conditions set forth in the Backstop Purchase Agreement. The Backstop Parties further acknowledge and agree that 50.0% of the Rights Offering Securities shall be offered to all Rights Offering Participants on a pro rata basis (based on their respective Pro Rata (as defined in the Plan) shares) and, to the extent that any such Rights Offering Securities are not subscribed for and purchased in the Rights Offering (the “Unsubscribed Shares”), then such Unsubscribed Shares shall be allocated to the Backstop Parties on a pro rata basis (based on the respective

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Backstop Commitment Percentages of the Backstop Parties) and the Backstop Parties shall be obligated to purchase such Unsubscribed Shares based on their respective pro rata shares, subject to the terms and conditions set forth in the Backstop Purchase Agreement.

6.03.    Pursuant to the Backstop Purchase Agreement, each Priority Backstop Party identified on Schedule 1 hereto with an asterisk (“*”) next to its name and any other Backstop Party approved by the Requisite Backstop Parties shall be entitled to elect, in lieu of purchasing Rights Offering Securities that such Priority Backstop Party is otherwise required to purchase pursuant to the Backstop Purchase Agreement, to make Exit Term Loans in an aggregate principal amount (in the aggregate across all such Backstop Parties) not to exceed $5.0 million (excluding any yield on the Exit Term Loans, including any original issue discount or any commitment premium).

Section 7.    Additional Provisions Regarding the Consenting Creditor Parties’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Creditor Party to consult with any other Consenting Creditor Party, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Creditor Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Creditor Party from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document; (d) limit the rights of a Consenting Creditor Party under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Creditor Party’s obligations hereunder; (e) limit the ability of a Consenting Creditor Party to purchase, sell or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof; (f) constitute a waiver or amendment of any term or provision of (i) the RBL Credit Agreement or any of the other Loan Documents (as defined in the RBL Credit Agreement), (ii) the Term Loan Credit Agreement or any of the other Loan Documents (as defined in the Term Loan Credit Agreement) or (iii) the Second Lien Notes Indenture or any of the other Note Documents (as defined in the Second Lien Notes Indenture); (g) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under (i) the RBL Credit Agreement or any of the other Loan Documents (as defined in the RBL Credit Agreement), (ii) the Term Loan Credit Agreement or any of the other Loan Documents (as defined in the Term Loan Credit Agreement) or (iii) the Second Lien Notes Indenture or any of the other Note Documents (as defined in the Second Lien Notes Indenture); or (h) require any Consenting Creditor Party to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that

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could result in expenses, liabilities or other obligations to such Consenting Creditor Party (except as expressly set forth in this Agreement or an applicable Definitive Document).

Section 8.    Commitments of the Company Parties.

8.01.    Affirmative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, the Company Parties agree to:

(a)    support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including complying with the Milestones set forth in Section 4 hereof;

(b)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary or requested by the Required Consenting RBL Lenders or the Required Consenting Term Lenders to address any such impediment, including (1) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) approving an Alternative Restructuring, or (E) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; (2) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization; (3) timely filing a formal objection to any motion, application or proceeding challenging (A) the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Creditor Parties, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Creditor Parties; (4) timely filing a formal objection to any motion, application or proceeding filed with the Bankruptcy Court seeking standing to pursue claims or causes of action of the Company Parties against any Consenting Creditor Party or any director, manager, officer or employee of, or lender to, or any consultant or advisor that is retained or engaged by, any of the Consenting Creditor Parties; and (5) timely filing a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or any adequate protection granted to the Consenting Creditor Parties pursuant to the Interim DIP Order, the Final DIP Order or otherwise;

(c)    use commercially reasonable efforts to obtain any and all Permits and Consents that are necessary or advisable for the implementation or consummation of any part of the Restructuring Transactions;

(d)    negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform its obligations under, and consummate the transactions contemplated by the Definitive Documents;

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(e)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)    (1) complete the preparation, as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents (including all motions, applications, orders, agreements and other documents, each of which, for the avoidance of doubt, shall contain terms and conditions consistent in all material respects with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Required Parties), (2) provide each of the Definitive Documents to, and afford reasonable opportunity for comment and review of each of the Definitive Documents by, counsel to the Consenting Lenders no less than three (3) Business Days in advance of any filing, execution, distribution or use (as applicable) thereof (to the extent reasonably practicable), and (3) consult in good faith with counsel to the Consenting Lenders regarding the form and substance of the applicable Definitive Documents in advance of the filing, execution, distribution or use (as applicable) thereof; provided that the obligations under this Section 8.01(f) shall in no way alter or diminish any right expressly provided to any applicable Consenting Creditor Party under this Agreement to review, comment on, and/or consent to the form and/or substance of any document or agreement; provided, further that the Company Parties shall not be required to perform their obligations under clauses (2) and (3) above with respect to counsel to the RBL Agent for any Definitive Documents that are not required to be in form and substance acceptable to the Consenting RBL Lenders pursuant to this Agreement;

(g)    promptly notify counsel to the Consenting Creditor Parties in writing (and in any event within one (1) Business Day after obtaining knowledge thereof) of (1) the initiation, institution or commencement of any proceeding by a Governmental Entity or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving any of the Company Parties (including any assets, Permits, businesses, operations or activities of any of the Company Parties) or any of their respective current or former officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (2) any breach by any of the Company Parties in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, (3) any Material Adverse Effect, (4) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied prior to the Outside Date, (5) the occurrence of a Termination Event and/or (6) the receipt of notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, contract, Permit, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(h)    provide counsel to the Consenting Term Lenders and counsel to the RBL Agent information as reasonably requested by counsel to the Consenting Term Lenders to evaluate the Company Parties’ Material Contracts and any other executory contract or unexpired lease specifically and reasonably requested by counsel to the Consenting Term Lenders, and all ongoing discussions and negotiations related thereto;

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(i)    maintain the good standing and legal existence of each Company Party under the Laws of the state in which it is incorporated, organized or formed, except to the extent that any failure to maintain such Company Party’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(j)    if any Company Party receives an Alternative Restructuring Proposal, such Company Party shall (1) within two (2) Business Days after the receipt of such Alternative Restructuring Proposal, notify counsel to the Consenting Lenders of the receipt thereof, with such notice to include the material terms thereof (including the identity of the Person(s) involved), and thereafter promptly provide counsel to the Consenting Lenders with any amendments, supplements or modifications to such Alternative Restructuring Proposal that are received by any Company Party, and (2) consult with counsel to the Consenting Lenders with respect to such Alternative Restructuring Proposal (or any amendments, supplements or modifications thereto) upon the reasonable request of such counsel, in each case subject to applicable confidentiality agreements;

(k)    promptly respond to commercially reasonable diligence requests requested by the Consenting Creditor Parties’ Advisors to the Consenting Term Lenders and the Consenting RBL Lenders;

(l)    maintain all existing compensation and benefit plans and other employee arrangements in the ordinary course of business unless otherwise required by Law or the terms of the benefit plans or arrangements;

(m)    except (1) with the consent of the Required Consenting Term Lenders and the Required Consenting RBL Lenders or (2) as required by Law, (u) use commercially reasonable efforts to conduct their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with Law, except for any failure to operate their businesses and operations in the ordinary course in a manner that is consistent with past practice as a result of the preparation and implementation of the Restructuring Transactions consistent with the terms of this Agreement, (v) use commercially reasonable efforts to maintain their physical assets, equipment, properties and facilities in their condition and repair as of the Agreement Effective Date, ordinary wear and tear excepted, (w) maintain their respective books and records on a basis consistent with prior practice, (x) maintain all material insurance policies, or suitable replacements therefor, in full force and effect, (y) use commercially reasonable efforts to maintain all of their respective material Permits in full force and effect (including by filing all reports, notifications and filings with, and paying all fees to, the applicable Governmental Entities necessary to maintain all such Permits in full force and effect) and (z) comply in all material respects with, perform all of their respective obligations under, and maintain in full force and effect, each Material Contract (other than any Material Contract that has expired after the Agreement Effective Date in accordance with its terms); and

(n)    use commercially reasonable efforts to replace the letter of credit issued under the RBL Credit Agreement to American Contractors Indemnity Company and/or U.S. Specialty Insurance Company (the “ACIC Letter of Credit”), cash collateralize the ACIC Letter of Credit or cause the ACIC Letter of Credit not to be drawn during the Chapter 11 Cases.

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8.02.    Negative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)    take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions;

(c)    modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)    (1) execute, deliver and/or file any agreement, instrument, pleading, order, form and other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan and/or the Restructuring Transactions that, in whole or in part, is not consistent with this Agreement in all material respects or otherwise in form and substance reasonably acceptable to the Required Parties, or file any pleading seeking authorization to accomplish or effect any of the foregoing, (2) waive, amend or modify any of the Definitive Documents, or file a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification or filing contains any provision that is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Required Parties;

(e)    move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of any executory contract (including any employment agreement or employee benefit plan) or unexpired lease, other than (1) the rejection of that certain lease entered into between Ultra Wyoming LGS and Pinedale Corridor, LP and that certain contract between Ultra Resources, Inc. and Rockies Express Pipeline, LLC and (2) any assumption or rejection that is expressly contemplated by the Plan;

(f)    (1) seek discovery in connection with, prepare or commence any proceeding or other action that challenges (x) the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Creditor Parties, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Creditor Parties, (2) otherwise seek to restrict any rights of any of the Consenting Creditor Parties, or (3) support any Person in connection with any of the acts described in clause (1) or clause (2) of this Section 8.02(f);

(g)    enter into any contract with respect to debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than the DIP Facility, the Exit RBL Facility (and related commitment letters) and the Exit Term Loan Facility or as contemplated by the Interim DIP Order or the Final DIP Order;

(h)    (1) enter into any contract which, if existing as of the Execution Date, would constitute a Material Contract had it been entered into prior to the Execution Date except for those swap agreements or collar agreements otherwise permitted by the DIP Facility or (2) materially

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amend, supplement or modify or terminate any Material Contract (other than any Material Contract that has terminated after the Agreement Effective Date in accordance with its terms);

(i)    assert, or support any assertion by any Person, that, in order to act on the provisions of Section 13, the Consenting Creditor Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Company Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with Section 13);

(j)    grant or agree to grant any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits (including in the form of any vested or unvested Equity Interests of any kind or nature) (1) to any insider (as defined in section 101(a)(31) of the Bankruptcy Code) or executive-level employee of any of the Company Parties or (2) pursuant to any plan, practice, program or arrangement applicable to more than one person;

(k)    (1) enter into, adopt or establish any new compensation or benefit plans or arrangements (including employment agreements and any retention, success or other bonus plans) that provides compensation or benefits (A) to any insider (as defined in section 101(a)(31) of the Bankruptcy Code) or executive-level employee of any of the Company Parties or (B) pursuant to any plan, practice, program or arrangement applicable to more than one person, or (2) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements), except in the case of this clause (2) as required by Law or the terms of the benefit plan or arrangement;

(l)    enter into, adopt or establish any key employee retention or incentive plan or other similar agreement or arrangement;

(m)    incur or commit to incur any capital expenditures, other than capital expenditures that are included in any applicable budget approved pursuant to the Interim DIP Order or Final DIP Order;

(n)    except as expressly contemplated by the Plan, make or change any tax election (including, with respect to any Company Party that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes), file any material amended tax return, enter into any closing agreement with respect to taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, enter into any installment sale transaction, adopt or change any accounting methods, practices or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax claim or assessment outside of the ordinary course of business or inconsistent with historical practice;

(o)    take or permit any action that would result in a (1) change of ownership of any Company Party under Section 382 of the Code, (2) disaffiliation of any Company Party from the Company Parties’ consolidated income tax group under Section 1502 of the Code or (3) realization of any taxable income outside the ordinary course of the Company Parties’ business;

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(p)    amend or propose to amend any of their respective Organizational Documents;

(q)    authorize, create or issue any additional Equity Interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Company Parties;

(r)    pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Petition Date, unless the Bankruptcy Court authorizes the Company Parties to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Pleadings;

(s)    seek, solicit, support, encourage, propose, assist, consent to, vote for, enter or participate in any discussions or any agreement with any Person regarding, pursue or consummate, any Alternative Restructuring; or

(t)    announce publicly, or announce to any of the Consenting Creditor Parties or other holders of Company Claims/Interests, their intention not to support the Restructuring Transactions.

Section 9.    Additional Provisions Regarding Company Parties’ Commitments.

9.01.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent it determines in good faith, upon advice of outside counsel, that the taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 9.01 shall not be deemed to constitute a breach of this Agreement other than for purposes of determining whether a breach of this Agreement by a Company Party has occurred that would entitle the Consenting Creditor Parties to terminate this Agreement pursuant to Section 13.01(a), Section 13.02(a) or Section 13.03(a), as applicable.

9.02.    Notwithstanding anything to the contrary in this Agreement, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, discuss and negotiate unsolicited Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity that enters into a reasonable and customary Confidentiality Agreement or nondisclosure agreement with any Company Party; and (c) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Term Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions.

9.03.    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (b) prevent any Company Party from enforcing this Agreement or

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contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (c) abrogate the rights, power, or duties of the Company Parties (acting through their respective directors and officers) to make independent business decisions in the exercise of their fiduciary duties.

Section 10.    Transfer of Interests and Securities.

10.01.    During the Agreement Effective Period, no Consenting Creditor Party shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Creditor Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Creditor Party and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interests Transferred) to counsel to the Company Parties and counsel to the Consenting Creditor Parties at or before the time of the proposed Transfer.

10.02.    Upon compliance with the requirements of Section 10.01, the transferee shall be deemed a Consenting RBL Lender, a Consenting Term Lender or a Consenting Noteholder, as applicable, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 10.01 shall be void ab initio.

10.03.    This Agreement shall in no way be construed to preclude the Consenting Creditor Parties from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Lenders) and (b) such Consenting Creditor Party must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties and counsel to the Consenting Lenders within five (5) Business Days of such acquisition.

10.04.    This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor Party to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

10.05.    Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently

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transfers such Company Claims/Interests (by purchase, sale, assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 10.01; and (iii) the Transfer otherwise is permitted under Section 10.01. To the extent that a Consenting Creditor Party is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor Party without the requirement that the transferee be a Permitted Transferee.

10.06.    Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any Company Claims/Interests in favor of a bank or broker-dealer holding custody of such Company Claims/Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Company Claims/Interests.

Section 11.    Representations and Warranties of Consenting Creditor Parties. Each Consenting Creditor Party severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor Party executes and delivers this Agreement or a Transfer Agreement, as applicable:

(a)    it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor Party’s signature page to this Agreement or a Transfer Agreement, as applicable;

(b)    it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)    such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)    it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests as contemplated by this Agreement subject to applicable Law; and

(e)    solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an “accredited investor” (as defined by Rule 501 of the Securities Act), and (ii) any securities acquired by such Consenting Creditor Party in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

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Section 12.    Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement or a Transfer Agreement, as applicable:

(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its Organizational Documents;

(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f)    solely with respect to each Company Party, it is not, as defined in 31 C.F.R. § 800 et seq., a U.S. business that produces, designs, tests, manufactures, fabricates, or develops a critical technology and infrastructure that is utilized or designed as described by 31 C.F.R. § 800.401(c).

Section 13.    Termination Events.

13.01.    Consenting RBL Lender Termination Events. This Agreement may be terminated with respect to all Parties, by the Required Consenting RBL Lenders, by the delivery to counsel to the Company Parties, the Consenting Term Lenders and the Consenting Noteholders of a written notice in accordance with Section 15.10 hereof upon the occurrence of any of the following events (each, a “RBL Lender Termination Event”):

(a)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for seven (7) Business Days after such terminating Consenting RBL Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting Term Lenders of any of the representations,

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warranties, or covenants of the Consenting Term Lenders set forth in this Agreement, such that the non-breaching Consenting Term Lenders own or control less than 50.0% in aggregate principal amount of all of the outstanding Term Loans and such breach remains uncured for seven (7) Business Days after such terminating Consenting RBL Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(c)    the Milestones set forth in Section 4 have not been achieved, extended, or waived;3

(d)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting RBL Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting RBL Lender that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan;

(f)    (1) the occurrence of an acceleration or maturity of the obligations or termination of commitments under the DIP Facility Documents, (2) the Debtors do not obtain an order of the Bankruptcy Court allowing the use of cash collateral, subject to terms, conditions and limitations set forth in such order that are reasonably acceptable to the Required Consenting RBL Lenders or (3) the Debtors breach any of their obligations under the Interim DIP Order or Final DIP Order as to the Specified RBL Matters in any material respect;

(g)    (1) termination or expiration of the Exit RBL Commitment Letter or the Backstop Purchase Agreement, (2) the occurrence of a termination event under the Exit RBL Commitment Letter, or (3) the happening or existence of any event that shall have made any of the conditions precedent set forth in the Exit RBL Commitment Letter incapable of being satisfied prior to the Expiration Date (as defined in the Exit RBL Commitment Letter);

(h)    the Bankruptcy Court grants relief that (1) is inconsistent with this Agreement as it relates to the Specified RBL Matters in any material respect (without giving effect to any “materiality” qualifiers set forth in the definition of Specified RBL Matters) or (2) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement as it relates to the Specified RBL Matters (without giving effect to any “materiality” qualifiers set forth in the definition of Specified RBL Matters), including by preventing the consummation of the Restructuring Transactions, which event remains uncured for seven (7) Business Days after such terminating Consenting RBL Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such event;

[3]

For the avoidance of doubt, no Party may terminate this Agreement on account of failure to satisfy a Milestone to the extent that such failure is primarily caused by or primarily resulting from such Party’s own action (or failure to act) in breach of the terms of this Agreement.

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(i)    the Bankruptcy Court enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(j)    any Company Party (1) withdraws the Plan, (2) publicly announces, or announces in writing to any other Party, its intention to withdraw the Plan or not support the Plan, (3) moves to voluntarily dismiss any of the Chapter 11 Cases, or (4) moves for court authority to sell any material asset or assets without the written consent of the Required Consenting RBL Lenders;

(k)    the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the RBL Loan Claims or the DIP Facility Claims or any of the encumbrances that secure (or purport to secure) the RBL Loan Claims or the DIP Facility Claims;

(l)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting RBL Lenders), (1) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (2) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (3) rejecting this Agreement;

(m)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of any Company Party (other than assets subject to any set off, netting or recoupment by the applicable counterparty to any forward contract, derivative and hedge or insurance policy) having an aggregate fair market value in excess of $12,500,000; provided, however, that any modification of the automatic stay expressly provided by either Interim DIP Order or the Final DIP Order shall not constitute a termination event; or

(n)    after entry by the Bankruptcy Court of the Interim DIP Order, the Final DIP Order, the Disclosure Statement Order (solely as it relates to Specified RBL Matters), or the Confirmation Order (solely as it relates to Specified RBL Matters), any such order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the written consent of the Required Consenting RBL Lenders.

13.02.    Consenting Term Lender Termination Events. This Agreement may be terminated with respect to all Parties, by the Required Consenting Term Lenders, by the delivery to counsel to the Company Parties, the Consenting RBL Lenders and the Consenting Noteholders of a written notice in accordance with Section 15.10 hereof upon the occurrence of the following events (each, a “Term Lender Termination Event”):

(a)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for seven (7) Business Days after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

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(b)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting RBL Lenders of any of the representations, warranties, or covenants of the Consenting RBL Lenders set forth in this Agreement, such that the non-breaching Consenting RBL Lenders own or control less than 50.0% in aggregate principal amount of all of the outstanding RBL Loans and such breach remains uncured for seven (7) Business Days after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(c)    the Milestones set forth in Section 4 have not been achieved, extended, or waived;4

(d)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Term Lender that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan;

(f)    the occurrence of (1) an “Event of Default” under any of the DIP Facility Documents, the Interim DIP Order or the Final DIP Order (without giving effect to any amendments, supplements, modifications or waivers to the DIP Facility Documents, the Interim DIP Order or the Final DIP Order made or provided after the Agreement Effective Date), or (2) an acceleration or maturity of the obligations or termination of commitments under the DIP Facility Documents;

(g)    (1) termination or expiration of the Backstop Purchase Agreement or the Exit RBL Commitment Letter, (2) the occurrence of a termination event under the Backstop Purchase Agreement or (3) the happening or existence of any event that shall have made any of the conditions precedent set forth in the Backstop Purchase Agreement, the Exit RBL Commitment Letter or the Plan incapable of being satisfied prior to the expiration of the Backstop Purchase Agreement or the Outside Date;

(h)    the Bankruptcy Court grants relief that (1) is inconsistent with this Agreement in any material respect or (2) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions, which event remains uncured for seven (7) Business Days after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such event;

(i)    the Bankruptcy Court enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

[4]

For the avoidance of doubt, no Party may terminate this Agreement on account of failure to satisfy a Milestone to the extent that such failure is primarily caused by or primarily resulting from such Party’s own action (or failure to act) in breach of the terms of this Agreement.

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(j)    any Company Party (1) withdraws the Plan, (2) publicly announces, or announces in writing to any other Party, its intention to withdraw the Plan or not support the Plan, (3) moves to voluntarily dismiss any of the Chapter 11 Cases, or (4) moves for court authority to sell any material asset or assets without the written consent of the Required Consenting Term Lenders;

(k)    the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Term Loan Claims or any of the encumbrances that secure (or purport to secure) the Term Loan Claims;

(l)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Lenders), (1) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (2) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (3) rejecting this Agreement;

(m)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of any Company Party (other than assets subject to any set off, netting or recoupment by the applicable counterparty to any forward contract, derivative and hedge or insurance policy) having an aggregate fair market value in excess of $12,500,000; provided, however, that any modification of the automatic stay expressly provided by either Interim DIP Order or the Final DIP Order shall not constitute a termination event; or

(n)    after entry by the Bankruptcy Court of the Interim DIP Order, the Final DIP Order, the Disclosure Statement Order, or the Confirmation Order, any such order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the written consent of the Required Consenting Term Lenders.

13.03.    Consenting Noteholder Termination Events. This Agreement may be terminated only with respect to the Consenting Noteholders, by the Required Consenting Noteholders, by the delivery to counsel to the Company Parties, the Consenting RBL Lenders and the Consenting Term Lenders of a written notice in accordance with Section 15.10 hereof upon the occurrence of any of the following events (each, a “Noteholder Termination Event”) provided that, for the avoidance of doubt any decision by any court with respect to the Makewhole Litigation (as defined in the Plan) shall not, in and of itself, give rise to any right to terminate by the Consenting Noteholders:

(a)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting RBL Lenders of any of the representations, warranties, or covenants of the Consenting RBL Lenders set forth in this Agreement, such that the non-breaching Consenting RBL Lenders own or control less than 50.0% in aggregate principal amount of all of the outstanding RBL Loans and such breach remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

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(c)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting Term Lenders of any of the representations, warranties, or covenants of the Consenting Term Lenders set forth in this Agreement, such that the non-breaching Consenting Term Lenders own or control less than 50.0% in aggregate principal amount of all of the outstanding Term Loans and such breach remains uncured for seven (7) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(d)    the Plan Effective Date shall not have occurred by the Outside Date;5

(e)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Noteholders that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(f)    the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Second Lien Claims or any of the encumbrances that secure (or purport to secure) the Second Lien Claims;

(g)    the treatment of Second Lien Claims under the Plan or this Agreement is modified in any manner adverse to the Consenting Noteholders without the prior written consent of the Required Consenting Noteholders;

(h)    the Bankruptcy Court enters an order denying confirmation of the Plan;

(i)    the Bankruptcy Court enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(j)    any Company Party (1) withdraws the Plan, (2) publicly announces, or announces in writing to any other Party, its intention to withdraw the Plan or not support the Plan, or (3) moves to voluntarily dismiss any of the Chapter 11 Cases; or

(k)    the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Second Lien Claims.

13.04.    Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to counsel to the RBL Agent, the Consenting Term Lenders and the Consenting Noteholders in accordance with Section 15.10 hereof upon the occurrence of any of the following events (each, a “Company Termination Event” and, together with each RBL Lender Termination Event, each Term Lender Termination Event and each Noteholder Termination Event, each, a “Termination Event”):

[5]

For the avoidance of doubt, no Consenting Noteholder may terminate this Agreement on account of the Plan Effective Date not having occurred by the Outside Date to the extent that such failure is primarily caused by or primarily resulting from such Consenting Noteholder’s own action (or failure to act) in breach of the terms of this Agreement.

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(a)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting RBL Lenders of any of the representations, warranties, or covenants of the Consenting RBL Lenders set forth in this Agreement, such that the non-breaching Consenting RBL Lenders own or control less than 50.0% in aggregate principal amount of all of the outstanding RBL Loans and such breach remains uncured for seven (7) Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting Term Lenders of any of the representations, warranties, or covenants of the Consenting Term Lenders set forth in this Agreement, such that the non-breaching Consenting Term Lenders own or control less than 50.0% in aggregate principal amount of all of the outstanding Term Loans and such breach remains uncured for seven (7) Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(c)    the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring; provided, however, that in the event that the Company Parties desire to terminate this Agreement pursuant to this Section 13.04(c), the Company Parties shall provide written notice to counsel to the Consenting Lenders three (3) Business Days prior to delivering a notice of termination advising such counsel that the Company Parties intend to terminate this Agreement pursuant to this Section 13.04(c);

(d)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by the Company Parties if any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan.

13.05.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting RBL Lenders; (b) the Required Consenting Term Lenders; and (c) each Company Party.

13.06.    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

13.07.    Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or

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related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, however, that in no event shall any such termination relive any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the applicable Termination Date or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before such Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditor Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor Party, and (b) any right of any Consenting Creditor Party, or the ability of any Consenting Creditor Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor Party. No purported termination of this Agreement shall be effective under this Section 13.07 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.04(c). Nothing in this Section 13.07 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.04(c). If this Agreement has been terminated in accordance with this Section 13 with respect to any Consenting Creditor Party at a time when permission of the Bankruptcy Court shall be required for such Consenting Creditor Party to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company Parties shall consent to any attempt by such Consenting Creditor Party to change or withdraw (or cause to change or withdraw) such vote at such time.

13.08.    Limitations. No Party may terminate this Agreement on account of a Termination Event if the occurrence of such Termination Event was primarily caused by, or primarily resulted from, such Party’s own action (or failure to act) in breach of the terms of this Agreement.

Section 14.    Amendments and Waivers.

(a)    This Agreement, including the form of Plan attached hereto, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed: (i) in the case of a waiver, by the Party against whom the waiver is to be effective (which, in the case of a waiver of any covenant or other obligation of the Company Parties under this Agreement, shall only include the Consenting Creditor Parties that would be included in the definition of Required Parties if such

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covenant or other obligations was modified, amended or supplemented), and (ii) in the case of a modification, amendment or supplement, by the Required Parties (which for the avoidance of doubt, shall include (x) the Required Consenting RBL Lenders to the extent a proposed modification, amendment, waiver or supplement affects a Specified RBL Matter and (y) the Required Consenting Noteholders to the extent a proposed modification, amendment, waiver or supplement affects a Specified Second Lien Matter); provided, however, that (A) if the proposed modification, amendment, or supplement adversely affects any of the Company Claims/Interests held by a Consenting Creditor Party in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, or supplement has on the Company Claims/Interests held by the Required Consenting RBL Lenders, the Required Consenting Term Lenders or the Required Consenting Noteholders, as applicable, other than in proportion to the amount of such Company Claims/Interests, then the consent of each such affected Consenting Creditor Party shall also be required to effectuate such modification, amendment, waiver or supplement, (B) any modification, amendment or supplement to this Section 14 shall require the consent of all Parties, (C) without limiting or waiving any rights the Required Consenting RBL Lenders have as “Required Parties”, any modification, amendment or supplement to the definition of “Outside Date”, “Required Parties” or “Specified RBL Matters” shall require the consent of the Required Consenting RBL Lenders, (D) without limiting or waiving any rights the Required Consenting Noteholders have as “Required Parties”, any modification, amendment or supplement to the definition of “Outside Date”, “Required Parties” or “Specified Second Lien Matters” shall require the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld) and (E) any modification, amendment or supplement to the definition of “Backstop Commitment Percentage”, “Backstop Parties”, “Non-Priority Backstop Parties”, “Priority Backstop Commitment Percentage”, “Priority Backstop Parties” or “Requisite Backstop Parties” or to Section 6 shall require the consent of the Requisite Backstop Parties.

(c)    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

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Section 15.    Miscellaneous.

15.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signature pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04.    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court; provided that nothing in this Agreement shall prevent the Company Parties from commencing the Chapter 11 Cases in the Bankruptcy Court. Solely in connection with claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

35

15.07.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08.    Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditor Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditor Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09.    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, except that each No Recourse Party shall be a third party beneficiary of Section 15.24. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person, except in accordance with Section 10.

15.10.    Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Ultra Petroleum Corp.

Attention: Kason Kerr

116 Inverness Drive East, Suite 400

Englewood, CO

Tel: (303) 708-9740

E-mail address: kkerr@ultrapetroleum.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Brad Weiland

E-mail address: brad.weiland@kirkland.com

(b)    if to a Consenting RBL Lender, to the address or e-mail addresses set forth on such Consenting RBL Lender’s signature page to this Agreement (or in the signature page to a Transfer Agreement in the case of any Consenting RBL Lender that becomes a party hereto after the Agreement Effective Date), with a copy to:

36

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, TX 77002

Tel.: (713) 821-5650

Fax: (713) 821-5602

Attention:	Erland Modesto
Nicholas Baker
E-mail address:	EModesto@stblaw.com
NBaker@stblaw.com

(c)    if to a Consenting Term Lender, to the address or e-mail addresses set forth on such Consenting Term Lender’s signature page to this Agreement (or in the signature page to a Transfer Agreement in the case of any Consenting Term Lender that becomes a party hereto after the Agreement Effective Date), with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Tel.: (212) 806-5400

Fax: (212) 806-6006

Attention:	Jayme T. Goldstein
Matthew A. Schwartz
E-mail address:	jgoldstein@stroock.com
mschwartz@stroock.com

(d)    if to a Consenting Noteholder, to the address or e-mail addresses set forth on such Consenting Noteholder’s signature page to this Agreement (or in the signature page to a Transfer Agreement in the case of any Consenting Noteholder that becomes a party hereto after the Agreement Effective Date), with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Tel.: (212) 450-4580

Fax: (212) 701-5580

Attention:	Damian S. Schaible
Stephen D. Piraino
E-mail address:	damian.schaible@davispolk.com
stephen.piraino@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11.    Independent Due Diligence and Decision Making. Each Consenting Creditor Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

37

15.12.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.13.    Waiver. The Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.15.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.16.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.18.    Capacities of Consenting Creditor Parties. Each Consenting Creditor Party has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests. Notwithstanding the foregoing, the Parties understand that the Consenting Creditor Parties are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Creditor Party expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Creditor Party, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Creditor Party so long as they are not acting at the direction or for the benefit of such Consenting Creditor Party or such Consenting Creditor Party’s investment in the Company Parties; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting Creditor Party.

38

15.19.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Required Parties, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel (identified in Section 15.10) to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20.    Transaction Expenses. Whether or not the transactions contemplated by this Agreement are consummated and, in each case, if applicable, subject to the terms of the applicable engagement letter or fee reimbursement letter, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid reasonable and documented Transaction Expenses incurred up to (and including) the Agreement Effective Date shall be paid in full in cash on the Agreement Effective Date, (ii) prior to the Petition Date and after the Agreement Effective Date, all accrued and unpaid reasonable and documented Transaction Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days) and no later than the Business Day prior to the Petition Date against receipt of reasonably detailed invoices, (iii) after the Petition Date, to the extent permitted by order of the Bankruptcy Court, all accrued and unpaid reasonable and documented Transaction Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices, (iv) upon termination of this Agreement with respect to any Consenting Creditor Parties, all accrued and unpaid reasonable and documented Transaction Expenses of the Consenting Creditor Parties’ Advisors to such Consenting Creditor Parties incurred up to (and including) the applicable Termination Date shall be paid in full in cash promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices, and (v) on the Plan Effective Date, all accrued and unpaid reasonable and documented Transaction Expenses of the Consenting Creditor Parties’ Advisors to Consenting Creditor Parties for which this Agreement has not previously been terminated (excluding any termination pursuant to Section 13.06) incurred up to (and including) the Plan Effective Date shall be paid in full in cash on the Plan Effective Date against receipt of reasonably detailed invoices, in each case without any requirement for Bankruptcy Court review or further Bankruptcy Court order; provided, that the Specified Consenting Lender Expenses to be paid by the Company Parties under this Section 15.20 shall not exceed $2,000,000 in the aggregate.

The terms set forth in this Section 15.20 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting RBL Lenders, the Consenting Term Lenders and the Consenting Noteholders have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring Transactions, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties,

39

and that the Consenting RBL Lenders, the Consenting Term Lenders and the Consenting Noteholders have made a substantial contribution to the Company Parties and the Restructuring Transactions. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company Parties shall reimburse or pay (as the case may be) all reasonable and documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

15.21.    Relationship Among Parties. It is understood and agreed that no Consenting Creditor Party owes any duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Consenting Creditor Party may trade in Company Claims/Interests without the consent of any other Consenting Creditor Party, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Consenting Creditor Party shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Creditor Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditor Parties are in any way acting in concert or as such a “group.”

15.22.    Survival. Notwithstanding the termination of this Agreement pursuant to Section 13 hereof, the terms, provisions, agreements and obligations of the Parties in Sections 1.02, 7, 13, 14, and 15 (other than Section 15.03), and any defined terms used in any of the forgoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

15.23.    Publicity. The Company Parties shall submit drafts to counsel to the Consenting Creditor Parties of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days (to the extent commercially reasonable) prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Creditor Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor Party), other than advisors to the Company Parties, (i) the principal amount or percentage of any Company Claims/Interests held by any Consenting Creditor Party without such Consenting Creditor Party’s prior written consent (it being understood and agreed that each Consenting Creditor Party’s signature page to this Agreement shall be redacted to remove the name of such Consenting Creditor Party and the amount and/or percentage of Company Claims/Interests held by such Consenting Creditor Party)

40

and (ii) the Priority Backstop Commitment Percentages of each Priority Backstop Party without such Priority Backstop Party’s prior written consent (it being understood and agreed that Schedule 1 hereto shall be redacted to remove the Priority Backstop Commitment Percentages of each Priority Backstop Party); provided, however, that (x) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Creditor Party or Priority Backstop Party, as applicable, a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Creditor Parties of the same class, collectively. Notwithstanding the provisions in this Section 15.23, (1) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (2) any Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor Party, such Consenting Creditor Party’s identity and individual holdings.

15.24.    No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

41

Company Parties’ Signature Page to

the Restructuring Support Agreement

ULTRA PETROLEUM CORP.

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

UP ENERGY CORPORATION

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

ULTRA RESOURCES, INC.

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

KEYSTONE GAS GATHERING, LLC

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

ULTRA WYOMING, LLC

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

ULTRA WYOMING LGS, LLC

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

UPL PINEDALE, LLC

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

UPL THREE RIVERS HOLDINGS, LLC

By: /s/ David W. Honeyfield

Name: David W. Honeyfield

Authorized Signatory

Consenting Creditor Party Signature Page to

the Restructuring Support Agreement

[Consenting Creditor Party Signature Pages are on file with the Company]

EXHIBIT A

Company Parties

Ultra Petroleum Corp. (Yukon, Canada)

UP Energy Corporation (Delaware)

Ultra Resources, Inc. (Delaware)

Keystone Gas Gathering, LLC (Delaware)

Ultra Wyoming, LLC (Delaware)

UPL Pinedale, LLC (Delaware)

UPL Three Rivers Holdings, LLC (Delaware)

Ultra Wyoming LGS, LLC (Delaware)

EXHIBIT B

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
ULTRA PETROLEUM CORP., et al.,[1]	)	Case No. 20-_____ (__)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF ULTRA PETROLEUM AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN

ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING

OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED

TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE

DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
David R. Seligman, P.C. (pro hac vice pending)	Christopher T. Greco P.C. (pro hac vice admission pending)
Brad Weiland (pro hac vice pending)	601 Lexington Avenue
300 North LaSalle Street	New York, New York 10022
Chicago, Illinois 60654	Telephone: (202) 389-5046
Telephone: (312) 862-2000	Facsimile: (202) 389-5200
Facsimile: (312) 862-2200

-and-
KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656) Jennifer F. Wertz (TX Bar No. 24072822) Kristhy M. Peguero (TX Bar No. 24102776)	KIRKLAND & ELLIS INTERNATIONAL LLP AnnElyse Scarlett Gains (pro hac vice admission pending) 1301 Pennsylvania Avenue, N.W.
JACKSON WALKER LLP	Washington, D.C. 20004
1401 McKinney Street, Suite 1900	Telephone: (202) 389-5046
Houston, Texas 77010	Facsimile: (202) 389-5200
Telephone: (713) 752-4200
Facsimile: (713) 752-4221

Proposed Co-Counsel to the Debtors
and Debtors in Possession

Dated: May 14, 2020

[1]

The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number (if any) are the following: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC (N/A); Ultra Resources, Inc. (0643); Ultra Wyoming, LLC (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158). The Debtors’ service address is 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	35
H.	Reservation of Rights	35
I.	Nonoccurrence of Effective Date	35

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		35
A.	Distributions on Account of Claims Allowed Outstanding as of the Distribution Record Date	35
B.	Delivery of Distributions	36
C.	Minimum Distributions	37
D.	Claims Paid or Payable by Third Parties	38
E.	Setoffs and Recoupment	38
F.	Allocations	38

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		39
A.	Disputed Claims Process.	39
B.	Allowance of Claims	39
C.	Claims Administration Responsibilities	39
D.	Estimation of Claims	39
E.	Adjustment to Claims without Objection	40
F.	Time to File Objections to Claims	40
G.	Disallowance of Claims	40
H.	Amendments to Claims; Additional Claims	40
I.	No Distributions Pending Allowance	40
J.	Distributions After Allowance	41
K.	Single Satisfaction of Claims	41
L.	No Interest.	41

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		41
A.	Discharge of Claims and Termination of Interests	41
B.	Releases by the Debtors	42
C.	Releases by Releasing Parties	43
D.	Exculpation	44
E.	Injunction	44
F.	Protection Against Discriminatory Treatment	45
G.	Release of Liens	45
H.	Reimbursement or Contribution	45
I.	Recoupment	46
J.	Subordination Rights	46

ARTICLE IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		46
A.	Conditions Precedent to the Effective Date	46
B.	Waiver of Conditions Precedent	47
C.	Effect of Non-Occurrence of Conditions to Consummation	47
D.	Substantial Consummation	47

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		48
A.	Modification of Plan	48
B.	Effect of Confirmation on Modifications	48
C.	Revocation or Withdrawal of Plan	48

ARTICLE XI. RETENTION OF JURISDICTION		48

ARTICLE XII. MISCELLANEOUS PROVISIONS		50
A.	Immediate Binding Effect	50
B.	Additional Documents	50

C.	Dissolution of the Committee	51
D.	Payment of Statutory Fees	51
E.	Reservation of Rights	51
F.	Successors and Assigns	51
G.	Service of Documents	51
H.	Term of Injunctions or Stays	52
I.	Entire Agreement	52
J.	Plan Supplement	52
K.	Nonseverability of Plan Provisions	52
L.	Votes Solicited in Good Faith	53
M.	Closing of Chapter 11 Cases	53
N.	Waiver or Estoppel	53
O.	Creditor Default	53

v

INTRODUCTION

The Debtors propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are not currently proposing the substantive consolidation of their respective Estates; provided that subject to satisfying the requirements for substantive consolidation pursuant to applicable law, the Plan will provide for the substantive consolidation of certain of the Debtors to the extent necessary for Confirmation. Absent the substantive consolidation of certain of the Debtors, the classifications of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

“6.875% Notes” means those certain unsecured notes due 2022 issued by Ultra Resources pursuant to that certain 6.875% Notes Indenture.

“6.875% Notes Indenture” means that certain Indenture, dated as of April 12, 2017, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the 6.875% Notes Indenture Trustee.

“6.875% Notes Indenture Trustee” means UMB Bank,N.A. in its capacity as trustee under the 6.875% Notes Indenture, and any successors in such capacity.

“7.125% Notes” means those certain unsecured notes due 2025 issued by Ultra Resources pursuant to that certain 7.125% Notes Indenture.

“7.125% Notes Indenture” means that certain Indenture, dated as of April 12, 2017, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the 7.125% Notes Indenture Trustee.

“7.125% Notes Indenture Trustee” means UMB Bank,N.A. in its capacity as trustee under the 7.125% Notes Indenture, and any successors in such capacity.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Aggregate New Interests” means the total number of New Interests outstanding on the Effective Date after giving effect to the consummation of the Restructuring Transactions (excluding any New Interests issued under the Management Incentive Plan).

“Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that becomes Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance or priority or a request for estimation thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Except for Claims that become Allowed pursuant to Article III of the Plan, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim; provided that this clause shall not affect any Claim that becomes Allowed pursuant to Article III of the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

“Assumed Equity Value” means $446,000,000.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Backstop Purchase Agreement” means an agreement to be executed after the Petition Date by and between the Debtors and the Backstop Parties setting forth, among other things, the commitments of the Backstop Parties with respect to the Rights Offering, the right of the Backstop Parties to the Commitment Premium, the payment or reimbursement by the Debtors of the fees, costs and expenses incurred by the Priority Backstop Parties and indemnities in favor of the Backstop Parties, which agreement shall be in form and substance reasonably acceptable to the Debtors and the Requisite Backstop Parties.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

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“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

“Causes of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

“Certificate” means any instrument evidencing a Claim or an Interest.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Claims Bar Date” means collectively, the dates established by the Bankruptcy Court by which Proofs of Claim must be Filed.

“Claims Objection Deadline” means the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

“Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Commitment Premium” means the premium payable to the Backstop Parties in consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, which premium shall be equal to 7.5% of the maximum Rights Offering Amount ($6,375,000) and shall be payable in the form of New Interests based on the Per Share Purchase Share (or, in the case of any Priority Backstop Party that elects to make Exit Term Loans to the Reorganized Debtors, in the form of additional Exit Term Loans).

“Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases, if any.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

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“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Consenting Creditor Parties” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Creditor Parties’ Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date.

“Cure” or “Cure Claim” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) in order for such Executory Contract or Unexpired Lease to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

“Cure Notice” means a notice sent to counterparties in connection with an Executory Contract or Unexpired Lease proposed to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Disclosure Statement Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

“D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

“Debtor Release” means the releases set forth in Article VIII.B. of this Plan.

“Debtors” means, collectively, each of the following, in each case, in such Entity’s capacity as a debtor in possession in the Chapter 11 Cases: Ultra Petroleum; Ultra Resources; UP Energy; Keystone Gas Gathering, LLC; Ultra Wyoming, LLC; Ultra Wyoming LGS, LLC; UPL Pinedale, LLC; and UPL Three Rivers Holdings, LLC.

“DIP Agent” means Wilmington Trust, National Association in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement held by any DIP Lender or the DIP Agent, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Facility.

“DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement by and among the Debtors, the guarantors party thereto, the DIP Agent, and the DIP Lenders, as approved by the DIP Orders.

“DIP Facility” means the debtor-in-possession credit facility entered into on the terms and conditions set forth in the DIP Facility Documents.

“DIP Facility Documents” means any notes, certificates, agreements, security agreements, documents, or instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Credit Agreement.

“DIP Lenders” means the lenders under the DIP Credit Agreement.

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“DIP Motion” means the motion filed by the Debtors seeking Bankruptcy Court approval of the DIP Facility and authorizing the use of cash collateral.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the Disclosure Statement for Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of the date of this Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disputed” means, with respect to any Claim, a Claim that is not yet Allowed, including (a) any Proof of Claim that, on its face, is contingent or unliquidated, (b) any Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, (c) any Claim that is subject to an objection or a motion to estimate, in each case that has not been withdrawn, resolved, or ruled on by a Final Order of the Bankruptcy Court, and (d) any Claim that is not an Allowed Claim or a disallowed Claim.

“Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

“Distribution Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be on or as soon as is reasonably practicable after the Effective Date.

“Distribution Record Date” means the date for determining which holders of Allowed Claims are eligible to receive distributions under the Plan, which shall be (a) the Effective Date or (b) such other date as designated in a Bankruptcy Court order. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions in accordance with the applicable procedures of The Depository Trust Company.

“Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, and (c) the Debtors declare the Plan effective.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exculpated Parties” means, to the extent allowed by applicable law and section 1125(e) of the Bankruptcy Code, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Committee; (i) the Exit RBL Facility Agent; (j) the Exit RBL Facility Secured Parties; (k) any agents, representatives, or other parties that assist with distributions under the Plan; (l) the Backstop Parties and (m) with respect to each of the foregoing Entities, the current and former Affiliates of such Entity, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, including, for the avoidance of doubt, the Consenting Creditors’ Parties Advisors.

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“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

“Exit Financing” means the Exit RBL Facility.

“Exit Financing Documents” means, collectively, all agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages or instruments to be executed or delivered in connection with the Exit Financing (including the Exit RBL Facility Documents), all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Commitment Letter” means the Commitment Letter substantially in the form attached as Exhibit E to the Restructuring Support Agreement.

“Exit RBL Credit Agreement” means the credit agreement governing the Exit RBL Facility, which shall be consistent in all material respects with the Restructuring Support Agreement, the Exit RBL Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility” means the reserve based revolving credit facility that the Reorganized Debtors will obtain on the Effective Date in accordance with the Exit RBL Credit Agreement, which shall be consistent in all material respects with the Restructuring Support Agreement, the Exit RBL Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility Agent” means the administrative and collateral agent under the Exit RBL Credit Agreement, solely in its capacity as such.

“Exit RBL Facility Documents” means, collectively, all agreements, documents (including security, collateral or pledge agreements or documents), letters of credit, mortgages or instruments to be executed or delivered in connection with the Exit RBL Facility, including the Exit RBL Credit Agreement and the Exit RBL Commitment Letter, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility Secured Parties” means the Exit RBL Facility Agent, each lender under the Exit RBL Facility Documents and all other secured parties under the Exit RBL Facility Documents (including any issuer of letters of credit thereunder or any hedge providers secured thereunder), solely in their capacities as such.

“Exit RBL Lender Cash Election” means the election available to a holder of an Allowed First Lien RBL Claim to opt to receive the Exit RBL Lender Cash Election Amount in full and complete satisfaction, discharge and release of such Allowed First Lien RBL Claim.

“Exit RBL Lender Cash Election Amount” means an amount of cash equal to eighty-five percent (85%) of the Allowed amount of a holder’s First Lien RBL Claim (excluding any amounts under any First Lien RBL Letters of Credit (other than the REX Letter of Credit) that is undrawn and issued under the Exit RBL Credit Agreement).

“Exit Term Loans” has the meaning set forth in the Restructuring Support Agreement.

“Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date, compounded annually.

“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

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“Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended and is in full force and effect, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First Lien Claims” mains the First Lien RBL Claims and the First Lien Term Loan Claims.

“First Lien Distribution” means 97.5 percent of the New Interests, in each case subject to dilution on account of the Management Incentive Plan and the New Interests issued pursuant to the Rights Offering and the Backstop Purchase Agreement.

“First Lien Lenders” means the lenders under the First Lien RBL Credit Agreement and the First Lien Term Loan Credit Agreement.

“First Lien RBL Agent” means Bank of Montreal as administrative agent and collateral agent under the First Lien RBL Credit Documents and any successors to Bank of Montreal in such capacities.

“First Lien RBL Claims” means all Claims (including adequate protection Claims (other than for reimbursement of fees and expenses)) derived from, arising under, based upon, or secured pursuant to the First Lien RBL Credit Documents, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the First Lien RBL Credit Agreement that are Secured Claims.

“First Lien RBL Credit Agreement” means that certain Credit Agreement, dated as of April 12, 2017, as amended, reinstated, modified, or supplemented from time to time, by and between Ultra Resources, as borrower, Bank of Montreal, as administrative agent (and any successors in that capacity), and the First Lien RBL Secured Parties party thereto.

“First Lien RBL Credit Documents” means all agreements, documents (including security, collateral, collateral agency or pledge agreements or documents), letters of credit, mortgages or instruments executed or delivered in connection with the First Lien RBL Facility, including the First Lien RBL Credit Agreement.

“First Lien RBL Facility” means the reserve based revolving credit facility provided pursuant to the First Lien RBL Credit Agreement.

“First Lien RBL Issuing Bank” means Bank of Montreal as an issuing bank of First Lien RBL Letters of Credit.

“First Lien RBL Lenders” means each of the financial institutions party to the First Lien RBL Credit Agreement as lenders from time to time.

“First Lien RBL Letter of Credit” means any letter of credit issued under the First Lien RBL Credit Agreement.

“First Lien RBL Secured Parties” means the First Lien RBL Agent, the First Lien RBL Issuing Bank, the First Lien RBL Lenders and all other Secured Parties (as defined in the First Lien RBL Credit Agreement).

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“First Lien Term Loan Claims” means all Claims (including adequate protection Claims) derived from, arising under, based upon, or secured pursuant to the First Lien Term Loan Credit Agreement, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the First Lien Term Loan Credit Agreement that are Secured Claims.

“First Lien Term Loan Credit Agreement” means that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, as amended, reinstated, modified, or supplemented from time to time, by and between Ultra Resources, as borrower, Barclays Bank PLC (and any successors in that capacity), as administrative agent, and the First Lien Lenders party thereto.

“General Unsecured Claim” means any Claim (including any Unsecured Note Claim or Makewhole Professional Fee Claim) that is not a DIP Claim, an Administrative Claim (including a Professional Fee Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Claim, a Second Lien Notes Claim, an Intercompany Claim, an Ongoing Trade Claim, or a Section 510(b) Claim.

“General Unsecured Claims Distribution” means Cash in the aggregate amount of $250,000.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means each of the Debtors’ indemnification provisions in place as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, limited liability company agreements, board resolutions, management or indemnification agreements, or employment or other contracts for the directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors.

“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Intercompany Claim” means any Claim held by a Debtor against another Debtor.

“Intercompany Interest” means, other than an Interest in Ultra Petroleum or UP Energy, an Interest in one Debtor held by another Debtor.

“Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing; provided that the term “Interests” shall not include the Intercompany Interests.

“Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals entered by the Bankruptcy Court in the Chapter 11 Cases.

“Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Motion, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Judicial Code” means title 28 of the United States Code.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

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“Makewhole Instruments” means the instruments documenting a holder’s contingent right to a portion of the proceeds, if any, from the Makewhole Litigation, in form and substance to be agreed by the Debtors and Required Parties.

“Makewhole Litigation” means that certain litigation related to that certain master note purchase agreement executed by Ultra Resources, dated as of March 6, 2008, as amended, modified, or supplemented in accordance with the terms thereof, by and among Ultra Resources, as issuer, and the purchasers party thereto from time to time, and that certain credit agreement dated as of October 11, 2011, as amended, modified or supplemented in accordance with the terms thereof, by and among Ultra Resources, as borrower, the lenders party thereto from time to time, including, but not limited to, the Debtors’ Objection to Asserted Make-Whole Entitlement, Default Rate Postpetition Interest, and Other Related Fees and Expenses Asserted Under the Opco Funded Debt Claims, filed at Docket No. 1214 in the Ultra I Bankruptcy, and any subsequent claims, appeals, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.

“Makewhole Professional Fee Claim” means any Claim for professional fees or expenses the Debtors are required to pay pursuant to the Ultra I Confirmation Order in connection with the Makewhole Litigation, including all amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto, in each case, with respect to the Makewhole Litigation.

“Management Incentive Plan” means that certain post-Effective Date management incentive plan that the New Board will be authorized to implement upon or within one hundred and twenty (120) days after the Effective Date.

“Material Adverse Effect” means other than the filing of the Chapter 11 Cases and any judgments entered after the filing of the Chapter 11 Cases with respect to litigation pending upon the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”), that, individually or together with all other Events, has had or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole or (ii) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Restructuring Support Agreement.

“MIP Pool” means seven percent (7%) of the New Interests that are issued and outstanding on the Effective Date, which the New Board will be authorized to award under the Management Incentive Plan, which shall not be subject to dilution on account of the New Interests issued pursuant to the Rights Offering and the Backstop Purchase Agreement.

“New Board” means Reorganized UP Energy’s initial board of directors as of the Effective Date, which shall consist of the directors set forth in the Plan Supplement.

“New Interests” means the Interests in Reorganized UP Energy.

“New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, and the New Stockholders Agreement and the New Registration Rights Agreement, if any, each of which shall be in form and substance satisfactory to the Required Parties.

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“New Registration Rights Agreement” means that certain registration rights agreement, effective as of the Effective Date, for the benefit of the Persons and Entities that receive New Interests under the Plan (including pursuant to the Rights Offering), which shall be in form and substance acceptable to the Required Parties.

“New Stockholders Agreement” means that certain stockholders agreement, if any, effective as of the Effective Date, to be executed (or will be deemed executed) by Reorganized UP Energy and each Person or Entity that receives New Interests under the Plan (including pursuant to the Rights Offering), which shall be in form and substance acceptable to the Required Parties.

“Non-Debtor Interests” means an Interest in a Debtor (other than Ultra Petroleum) held by a non-Debtor, if any.

“Non-Priority Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Notice and Claims Agent” means Prime Clerk LLC, the notice and claims agent retained by the Debtors for the Chapter 11 Cases.

“Ongoing Trade Claims” means all Claims that would otherwise constitute General Unsecured Claims directly relating to and arising solely from the receipt of goods or services by the Debtors arising with and held by Persons with which the Debtors are conducting business as of the Petition Date and with which the Debtors will continue to conduct business on and after the Effective Date.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim against the Debtors other than a DIP Claim, a First Lien Claim, or Second Lien Notes Claims.

“Per Share Purchase Price” means the quotient obtained by dividing (a) the Assumed Equity Value by (b) the Aggregate New Interests, rounded to two decimal places.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means May 14, 2020, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

“Plan” means this joint chapter 11 plan, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, as each may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, and which shall be consistent in all material respects with the terms set forth in the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, term sheets and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), each of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties, to be initially Filed by the Debtors no later than 7 days before the Confirmation Hearing, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as additions or amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) a list of retained Causes of Action; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Exit RBL Credit Agreement; (e) the identity of members proposed to serve on the New Board and management for the Reorganized Debtors; (f) the form Makewhole Instruments; and (g) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the Restructuring Support Agreement. With the consent of the Required Parties, the Debtors may amend, modify, or supplement the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with the terms of the Restructuring Support Agreement.

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“Priority Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated; provided, however, with respect to the First Lien Distribution, “Pro Rata” means the proportion that an Allowed Claim in Class 3 (but only if the holder of such Allowed Claim in Class 3 does not exercise the Exit RBL Lender Cash Election) or an Allowed Claim in Class 4 bears to the aggregate amount of Allowed Claims in Class 3 (but only including Allowed Claims in Class 3 that holders of such Allowed Claims in Class 3 do not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan) and Allowed Claims in Class 4.

“Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered on or after the Petition Date and prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, in each case excluding any ordinary course professionals retained pursuant to a Final Order.

“Professional Fee Amount” means the aggregate amount of Professional Fee Claims that the Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors on or after the Petition Date and prior to and as of the Effective Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court, which estimates the Professionals shall deliver to the Debtors as set forth in Article II.B of this Plan.

“Professional Fee Claims” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred on or after the Petition Date through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent not paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court; provided that to the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees and expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Article II.B of this Plan.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Record Date” means the date and time for the determination of the holders of Allowed First Lien Claims entitled to participate in the Rights Offering, as set forth in the Rights Offering Procedures.

“Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

“Released Claims” means any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to this Plan.

“Released Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit RBL Facility Agent; (i) the Exit RBL Facility Secured Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all

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holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) the Backstop Parties; and (o) with respect to each of the foregoing parties in clauses (a) through (n), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors; provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit RBL Facility Agent; (i) the Exit RBL Facility Secured Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) all holders of Claims and Interests in voting Classes who vote to reject the Plan and who do not opt out of the releases provided by the Plan; (o) all other holders of Claims and Interests to the fullest extent permitted by law; (p) the Backstop Parties; and (q) with respect to each of the foregoing Entities in clauses (a) through (p), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors.

“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.

“Reorganized UP Energy” means UP Energy, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

“Required Parties” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Priority Backstop Parties” means, as of any time of determination, Priority Backstop Parties holding at least 50.01% of the aggregate Priority Backstop Commitment Percentages (as defined in the Restructuring Support Agreement) of all Priority Backstop Parties.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 14, 2020, by and among the Debtors and the Consenting Lenders, including all exhibits, schedules, and attachments thereto, as such may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms thereof, a copy of which is attached as Exhibit A to the Disclosure Statement.

“Restructuring Transactions” means the transactions described in, approved by, contemplated by, or necessary to implement the Plan.

“REX Letter of Credit” means any outstanding letters of credit under the Debtors’ transportation agreement with Rockies Express Pipeline LLC, dated as of February 23, 2017.

“Rights Offering” means the offering of Subscription Rights in accordance with the Rights Offering Procedures.

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“Rights Offering Amount” means an amount up to $85.0 million, which amount shall be reasonably acceptable to the Requisite Backstop Parties and shall in no event be less than the sum of (a) the total amount of DIP Claims outstanding as of the Effective Date, (b) the Exit RBL Lender Cash Election Amount, and (c) if the Debtors and the Requisite Backstop Parties so agree, up to $15.0 million.

“Rights Offering Participants” means holders of Allowed First Lien Claims that are accredited investors or qualified institutional buyers (as such terms are defined in Rules 501 and 144 promulgated under the Securities Act, respectively), as of the Record Date.

“Rights Offering Procedures” means the procedures for conducting the Rights Offering, which procedures shall be in form and substance reasonably acceptable to the Debtors and the Requisite Backstop Parties.

“Rights Offering Securities” means New Interests offered in the Rights Offering in the form of shares of common stock of Reorganized UP Energy. Pursuant to the Rights Offering Procedures, (a) 50.0% of the Rights Offering Securities shall be reserved for the Priority Backstop Parties, which shall be allocated to the Priority Backstop Parties on a pro rata basis (determined in accordance with the Backstop Purchase Agreement), and (b) 50.0% of the Rights Offering Securities shall be offered to all Rights Offering Participants on a pro rata basis (based on their respective Pro Rata shares). Pursuant to the Backstop Purchase Agreement, certain Priority Backstop Parties identified in the Restructuring Support Agreement shall be entitled to elect, in lieu of purchasing Rights Offering Securities that such Priority Backstop Parties are otherwise required to purchase pursuant to the Backstop Purchase Agreement, to make Exit Term Loans to the Reorganized Debtors in an aggregate principal amount not to exceed $5.0 million (excluding any yield on the Exit Term Loans, including any original issue discount or any commitment premium described in the Restructuring Support Agreement).

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement and be reasonably acceptable to the Required Parties, as the same may be amended, modified, or supplemented from time to time.

“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with any applicable official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

“Second Lien Notes” means those certain senior notes due 2024 issued by Ultra Resources pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the Second Lien Notes Indenture, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the Second Lien Notes Indenture.

“Second Lien Notes Distribution” means (i) 2.5 percent (2.5%) of the New Interests, subject to dilution on account of the Management Incentive Plan and the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made, but not subject to dilution on account of the New Interests issued pursuant to the Rights Offering (which interests include the Commitment Premium but excludes the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made), and (ii) Makewhole Instruments evidencing entitlement to 45 percent (45%) of any proceeds received by the Debtors or any successors, assigns or recipients thereof in connection with the Makewhole Litigation, which 45% of such proceeds shall be net of its pro rata portion of any (x) tax liability imposed on such proceeds and (y) costs or expenses incurred in connection with the Makewhole Litigation subsequent to the Petition Date, including for the avoidance of doubt, all legal expenses required to be paid subsequent to the Petition Date by the Debtors to Debtors’ legal counsel and advisors to the claimants.

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“Second Lien Notes Indenture” means that certain Indenture, dated as of December 21, 2018, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the Second Lien Notes Indenture Trustee.

“Second Lien Notes Indenture Trustee” means U.S. Bank, National Association in its capacity as trustee under the Second Lien Notes Indenture, and any successors in such capacity.

“Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

“Secured Claim” means a Claim: (a) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

“Servicer” means an agent or other authorized representative of holders of Claims or Interests.

“Solicitation Procedures” means the solicitation materials with respect to the Plan, in the form attached to the Disclosure Statement Order.

“Specified Consenting Lender Expenses” has the meaning set forth in the Restructuring Support Agreement.

“Subscription Rights” means the rights to acquire up to the Rights Offering Amount of Rights Offering Securities pursuant to the Rights Offering Procedures and the Backstop Purchase Agreement.

“Term Agent” has the meaning set forth in the Restructuring Support Agreement.

“Transaction Expenses” has the meaning set forth in the Restructuring Support Agreement.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

“U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

“Ultra I Agreed Distribution Order” means the Agreed Order Implementing the October 6, 2017 Order, entered by the Bankruptcy Court on January 17, 2018 at Docket No. 1717 in the Ultra I Bankruptcy.

“Ultra I Bankruptcy” means the chapter 11 bankruptcy cases jointly administered as In re Ultra Petroleum Corp. et al., Case No. 16-32202 (MI) (Bankr. S.D. Tex.).

“Ultra I Confirmation Order” means the Order Confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, entered by the Bankruptcy Court on March 14, 2017 at Docket No. 1324 in the Ultra I Bankruptcy.

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“Ultra Petroleum” means Debtor Ultra Petroleum Corp., a corporation organized under the laws of the Canadian Territory of Yukon, the ultimate parent of each of the Debtors.

“Ultra Resources” means Debtor Ultra Resources, Inc., a corporation organized under the laws of the State of Delaware.

“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Note Claims” means Claims arising under the Unsecured Notes Indentures.

“Unsecured Notes Indentures” means, collectively, the 7.125% Notes Indenture and the 6.875% Notes Indenture.

“UP Energy” means Debtor UP Energy Corporation, a corporation organized under the laws of the State of Delaware.

B.	Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be

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interpreted by the Debtors (before the Effective Date) or the Reorganized Debtors (after the Effective Date), with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), in a manner consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; and (18) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate or limited liability company governance matters; provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section A hereof) and be fully enforceable as if stated in full herein.

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ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND DIP FACILITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to File a request for payment of administrative claim as provided in the second paragraph of this Article II.A of this Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, in consultation with the Required Parties; or (e) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of this Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed and served on the Debtors or Reorganized Debtors, as applicable, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed or arising in the ordinary course of business after the Petition Date.

B.	Payment of Certain Fees

If the applicable conditions under the Restructuring Support Agreement are satisfied, on the Effective Date, all accrued and unpaid reasonable and documented Transaction Expenses of the Consenting Creditor Parties’ Advisors to Consenting Creditor Parties incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review, and in each case subject to the Restructuring Support Agreement. Subject to the applicable documents, all accrued and unpaid reasonable and documented Transaction Expenses of the Term Agent incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review.

C.	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than the Administrative Claims Bar Date. Any requests for Professional Fee Claims must be served in accordance with prior orders of the Bankruptcy Court. The Bankruptcy

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Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Interim Compensation Order and the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash on the Effective Date. Professionals shall deliver to the Debtors their good faith estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors, as applicable, may, in consultation with the Required Parties, estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	DIP Claims

Except to the extent that a holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim (subject to the last sentence of this Article II.D), each holder of an Allowed DIP Claim shall be paid in full in Cash with the proceeds of the Backstop Purchase Agreement and Rights Offering and/or with Cash on hand of the Debtors and all commitments under the DIP Credit Agreement shall terminate. Upon the indefeasible payment or satisfaction in full of the DIP Claims in accordance with the terms of this Article II.D, on the Effective Date all Liens and security interests granted to secure such Claims shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

F.	Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claims in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

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ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 13 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien RBL Claims	Impaired	Entitled to Vote
4	First Lien Term Loan Claims	Impaired	Entitled to Vote
5	Second Lien Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Ongoing Trade Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
8	Intercompany Claims	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
9	Intercompany Interests	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
10	Interests in Ultra Petroleum	Impaired	Not Entitled to Vote (Deemed to Reject)
11	Interests in UP Energy	Impaired	Not Entitled to Vote (Deemed to Reject)
12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
13	Non-Debtor Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed Claim agree in writing to less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim. Unless otherwise indicated, the holder of an Allowed Claim, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

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1.	Class 1 — Other Secured Claims

(a) Classification: Class 1 consists of all Other Secured Claims against any Debtor.

(b) Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld):

(i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the following: (A) if such Allowed Other Secured Claim is Allowed as of the Effective Date, the Effective Date, or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Secured Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (B) if such Allowed Other Secured Claim is not Allowed as of the Effective Date, the date such Other Secured Claim is Allowed or as soon thereafter as reasonably practicable;

(ii) the collateral securing its Allowed Other Secured Claim;

(iii) Reinstatement of its Allowed Other Secured Claim; or

(iv) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c) Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a) Classification: Class 2 consists of all Other Priority Claims against any Debtor.

(b) Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in full in Cash on the following: (i) if such Allowed Other Priority Claim is Allowed as of the Effective Date, the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (ii) if such Allowed Other Priority Claim is not Allowed as of the Effective Date, the date such Other Priority Claim is Allowed or as soon thereafter as reasonably practicable.

(c) Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 — First Lien RBL Claims

(a) Classification: Class 3 consists of all First Lien RBL Claims.

(b) Allowance: The First Lien RBL Claims shall be Allowed in the amount of $46,300,000.00 on account of outstanding principal as of the Petition Date, $10,203,224.00 in respect of First Lien RBL Letters of Credit that are outstanding as of the Petition Date, plus $129,523 in respect of all accrued and unpaid interest and $66,988.00 in respect of accrued and unpaid fees as of the Petition Date.

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(c) Treatment: On the Effective Date, except to the extent that a holder of an Allowed First Lien RBL Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien RBL Claim, each holder of an Allowed First Lien RBL Claim shall receive:

(i) if such holder has provided the Debtors with a duly executed signature page to the Exit RBL Commitment Letter, evidencing a commitment by such holder with respect to the Exit RBL Facility pursuant to the terms of the Exit RBL Commitment Letter, and exercises the Exit RBL Lender Cash Election at the time of voting on the Plan, the Exit RBL Lender Cash Election Amount;

(ii) if such holder does not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan, its Pro Rata share of the First Lien Distribution;

provided, however, that in each case, each holder of an Allowed First Lien RBL Claim shall waive any distributions under Class 6 of this Plan on account of its deficiency Claims.

Each First Lien RBL Letter of Credit that is outstanding as of the Effective Date shall be deemed issued under the Exit RBL Credit Agreement upon the closing thereof (and all accrued fees related thereto shall be paid in full in cash on the Effective Date), provided that the REX Letters of Credit shall be excluded and shall not be deemed issued under the Exit RBL Credit Agreement, but the face amount of the REX Letter of Credit shall be deemed an Allowed First Lien RBL Claim. The undrawn amount of any First Lien RBL Letter of Credit that is issued under the Exit RBL Credit Agreement shall not be a First Lien RBL Claim.

(d) Voting: Class 3 is Impaired. Each holder of a First Lien RBL Claim will be entitled to vote to accept or reject the Plan.

4.	Class 4 —First Lien Term Loan Claims

(a) Classification: Class 4 consists of all First Lien Term Loans Claims.

(b) Allowance: The First Lien Term Loan Claims shall be Allowed in the amount of $966,319,177.56 on account of outstanding principal as of the Petition Date and $6,878,839.65 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, except to the extent that a holder of an Allowed First Lien Term Loan Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Term Loan Claim, each holder of an Allowed First Lien Term Loan Claim shall receive (i) the right to participate in the Rights Offering in accordance with the Rights Offerings Procedures, and (ii) its Pro Rata share of the First Lien Distribution; provided, however, that in each case, each holder of an Allowed First Lien Term Loan Claim shall waive any distributions under Class 6 of this Plan on account of its deficiency Claims.

(d) Voting: Class 4 is Impaired. Each holder of a First Lien Term Loan Claim will be entitled to vote to accept or reject the Plan.

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5.	Class 5 — Second Lien Notes Claims

(a) Classification: Class 5 consists of all Second Lien Notes Claims.

(b) Allowance: The Second Lien Notes Claims shall be Allowed in the amount of $584,302,580.02 on account of outstanding principal as of the Petition Date and $21,424,428.38 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, except and to the extent that a holder of an Allowed Second Lien Notes Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each holder of an Second Lien Notes Claim shall receive its Pro Rata share of the Second Lien Notes Distribution.

(d) Voting: Class 5 is Impaired. Each holder of a Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

(a) Classification: Class 6 consists of all General Unsecured Claims.

(b) Treatment: On the Effective Date or as soon thereafter as reasonably practicable, except and to the extent that a holder of an Allowed General Unsecured Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive either:

(i) if Class 6 votes to accept the Plan, its Pro Rata share of the General Unsecured Claims Distribution; or

(ii) if Class 6 votes to reject the Plan, no distribution under the Plan on account of such General Unsecured Claims and such General Unsecured Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 6 is Impaired. Each holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

7.	Class 7 — Ongoing Trade Claims

(a) Classification: Class 7 consists of Ongoing Trade Claims.

(b) Treatment: On the Effective Date, except to the extent that a holder of an Allowed Ongoing Trade Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Ongoing Trade Claim, each holder of an Allowed Ongoing Trade Claim shall be Reinstated.

(c) Voting: Class 7 is Unimpaired under the Plan. Holders of Ongoing Trade Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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8.	Class 8 — Intercompany Claims

(a) Classification: Class 8 consists of all Intercompany Claims.

(b) Treatment: Subject to the Restructuring Support Agreement, Intercompany Claims shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; settled; set off; cancelled and released without any distribution on account of such Claims; or otherwise addressed.

(c) Voting: Class 8 is Unimpaired if the Class 8 Claims are Reinstated or Impaired if the Class 8 Claims are cancelled. Holders of Class 8 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 8 Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Intercompany Interests

(a) Classification: Class 9 consists of all Intercompany Interests.

(b) Treatment: Subject to the Restructuring Support Agreement, Intercompany Interests shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; or cancelled and released without any distribution on account of such Interests.

(c) Voting: Class 9 is Unimpaired if the Class 9 Interests are Reinstated or Impaired if the Class 9 Interests are cancelled. Holders of Class 9 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Interests in Ultra Petroleum

(a) Classification: Class 10 consists of all Interests in Ultra Petroleum.

(b) Treatment: Holders of Interests in Ultra Petroleum will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 10 is Impaired. Each holder of an Interest in Ultra Petroleum will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests in Ultra Petroleum are not entitled to vote to accept or reject the Plan.

11.	Class 11 — Interests in UP Energy

(a) Classification: Class 11 consists of all Interests in UP Energy.

(b) Treatment: Holders of Interests in UP Energy will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 11 is Impaired. Each holder of an Interest in UP Energy will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests in UP Energy are not entitled to vote to accept or reject the Plan.

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12.	Class 12 — Section 510(b) Claims

(a) Classification: Class 12 consists of all Section 510(b) Claims.

(b) Treatment: Holders of Section 510(b) Claims will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 12 is Impaired. Each holder of Section 510(b) Claims will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Non-Debtor Interests

(a) Classification: Class 13 consists of all Non-Debtor Interests.

(b) Treatment: Holders of Allowed Non-Debtor Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 13 is Impaired. Each holder of Allowed Non-Debtor Interests will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Non-Debtor Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code and subject to the approval of the Required Parties, to modify the Plan in accordance with Article X of this Plan and subject to the terms and conditions of the Restructuring Support Agreement to the extent, if any, that Confirmation (including Confirmation pursuant to section 1129(b) of the Bankruptcy Code) requires modification of any provision of the Plan, including, without limitation, by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, (b) reclassifying any Claim or Interest in one particular Class together with any substantially similar Claim or Interest in a different Class, as applicable, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, and/or (c) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date, in each case with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld).

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G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, First Lien Claims, and Second Lien Notes Claims and (2) any claim to avoid, subordinate, or disallow any DIP Claims, First Lien Claims, and Second Lien Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On or before the Effective Date, or as soon thereafter as reasonably practicable, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities and the Required Parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable parties (including the Required Parties) agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law, each of which shall be on terms acceptable to the Required Parties; and (4) all other actions that the applicable Entities, with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

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C.	New Interests

All existing Interests in Ultra Petroleum and UP Energy shall be cancelled as of the Effective Date and, on the Effective Date, Reorganized UP Energy shall issue the New Interests (a) to each holder of a Claim that is entitled to receive New Interests in exchange for such Claim pursuant to the Plan and (b) pursuant to the Rights Offering and the Backstop Purchase Agreement. The issuance of New Interests shall be authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Reorganized UP Energy’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Interests to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3, Class 4, and Class 5, and shall also authorize the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement. All New Interests issued under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) shall be deemed to have been duly authorized, validly issued, fully paid, and non-assessable and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

It shall be an express condition to the right of a holder of an Allowed First Lien Claim or an Allowed Second Lien Notes Claim, to receive New Interests in connection with the Restructuring Transactions that such holder execute and deliver to Reorganized UP Energy a counterpart of the New Stockholders Agreement. For the avoidance of doubt, any claimant’s acceptance of the New Interests shall be deemed as its agreement to the New Stockholders Agreement and such claimants shall be deemed signatories to the New Stockholders Agreement without further action required on their part (solely in their capacity as stockholders of Reorganized UP Energy), as the New Stockholders Agreement may be amended or modified from time to time following the Effective Date in accordance with its terms and to be parties thereto without further action or signature. The New Stockholders Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Interests shall be bound thereby (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such holder has not actually executed and delivered a counterpart thereof.

D.	Exit RBL Financing

On the Effective Date, the Reorganized Debtors to be party thereto shall enter into the Exit RBL Facility Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit RBL Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit RBL Commitment Letter, Exit RBL Facility, and the Exit RBL Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized Debtors to be party thereto to enter into and execute the Exit RBL Facility Documents, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

On the Effective Date, the Exit RBL Facility Secured Parties shall be granted valid, binding and enforceable first priority Liens on the collateral specified in, and to the extent required by, the Exit RBL Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit RBL Facility Documents are granted in good faith as an inducement to the Exit RBL Facility Secured Parties to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit RBL Facility Documents.

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E.	Rights Offering

The Plan contemplates that the Debtors shall raise the Rights Offering Amount through the Rights Offering and the Backstop Purchase Agreement. On the Effective Date, the Debtors shall consummate the Rights Offering, through which each Rights Offering Participant, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, shall have the opportunity to purchase Rights Offering Securities at the Per Share Purchase Price. The Per Share Purchase Price shall be payable in cash. On the date that is the deadline for exercising Subscription Rights, Rights Offering Participants (other than the Backstop Parties) will be required to fund into escrow with a bank, trust company or other agent approved by the Debtors and the Requisite Backstop Parties the aggregate Per Share Purchase Price for Subscription Rights exercised by such Rights Offering Participants. The Backstop Parties will not be required to fund their respective commitments under the Backstop Purchase Agreement or the aggregate Per Share Purchase Price for Subscription Rights exercised by them in connection with the Rights Offering until the date that is five (5) Business Days prior to the anticipated Effective Date.

The Rights Offering Securities (including the Commitment Premiums) will dilute the New Interests issued on account of the First Lien Distribution, but will not dilute the New Interests issued on account of the Second Lien Notes Distribution (other than for any dilution on account of the exercise of the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made) or the Management Incentive Plan. There will be no over-subscription privilege in the Rights Offering, such that any Rights Offering Securities that are not subscribed for and purchased by a Rights Offering Participant will not be offered to other Rights Offering Participants, but rather will be purchased by the Backstop Parties pursuant to their respective commitments under the Backstop Purchase Agreement. Any sale or transfer of Allowed First Lien Term Loan Claims will result in an automatic sale or transfer of the Subscription Rights attached to such Allowed First Lien Term Loan Claims. The Subscription Rights received by each Rights Offering Participant shall not be transferable, except as set forth in the Rights Offering Procedures. The Rights Offering shall be conducted and implemented in accordance with the Rights Offering Procedures.

For the avoidance of doubt, the percentage ownership attributable to the Rights Offering Securities (subject to dilution by the Management Incentive Plan) will be equal to the aggregate cash purchase price of the Rights Offering Securities divided by the Assumed Equity Value, and the percentage ownership attributable to the Commitment Premium will be equal to 7.5% of the maximum Rights Offering Amount minus the amount of Commitment Premium in the form of additional Exit Term Loans divided by the Assumed Equity Value.

The Rights Offering shall be backstopped by the Backstop Parties in accordance with the terms and subject to the conditions of the Backstop Purchase Agreement. Subject to, and in accordance with the Backstop Purchase Agreement, as consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, the Backstop Parties shall receive the Commitment Premium, which shall be deemed fully earned as of the date of the Restructuring Support Agreement. The commitments of the Backstop Parties under the Backstop Purchase Agreement will be several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the commitments of any other Backstop Party under the Backstop Purchase Agreement. Any Backstop Party’s rights, obligations or interests under the Backstop Purchase Agreement may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate (as defined in the Restructuring Support Agreement) of a Backstop Party, or (c) any other Person that is approved in writing by the Requisite Backstop Parties prior to such assignment, delegation or transfer.

On the Effective Date, the proceeds of the Rights Offering shall be used: (i) to repay in full in cash all Allowed DIP Claims, (ii) to pay the Exit RBL Lender Cash Election Amount to each holder of an Allowed First Lien RBL Claim that makes an Exit RBL Lender Cash Election, and (iii) for investment opportunities that are approved by the Debtors and the Requisite Backstop Parties.

F.	Exemption from Registration Requirements

All shares of New Interests issued under the Plan will be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act. All shares of New Interests issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom to the extent that the New Interests are issued to “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

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Persons who acquire the New Interests pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Interests without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Interests issued to holders of Allowed First Lien Claims and Allowed Second Lien Notes Claims on account of their Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code, to the extent available. All shares of New Interests issued to the Backstop Parties pursuant to the Backstop Purchase Agreement with respect to Rights Offering Securities that are not subscribed for in the Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act.

Should the Debtors or the Reorganized Debtors, as applicable, elect on or after the Effective Date to reflect any ownership of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan through the facilities of DTC, the Debtors or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, but not including (x) the Exit RBL Facility Agent and the Exit RBL Facility Lenders in connection with the Exit RBL Facility, (y) any agents or lenders in connection with the Exit Term Loans and (z) purchasers or investors in connection with the Rights Offering) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

G.	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto, subject to the consent of the Required Parties.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Financing Documents. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor, if any, shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

I.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other

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instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement or document described in clause (1) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Interests, Intercompany Interests, or Intercompany Claims. Notwithstanding anything to the contrary in the Plan (including this section) or the Confirmation Order, any indemnity or reimbursement obligations of any non-Debtor Entity under the First Lien RBL Credit Documents shall survive after the Effective Date pursuant to the terms of the First Lien RBL Credit Documents.

J.	Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable in the case of clauses (a), (e), (f), and (g) below, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the adoption, execution, delivery and/or filing of the New Organizational Documents (including the New Stockholders Agreement and the New Registration Rights Agreement, if applicable); (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, delivery and distribution of New Interests (including the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement); (d) the execution of and entry into the Exit Financing Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (f) the implementation of the Restructuring Transactions; and (g) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate or company structure of the Reorganized Debtors and any corporate or company action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized UP Energy, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

K.	Corporate Existence

On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor (a) shall continue to exist as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan, the New Organizational Documents, or otherwise (in each such case, in accordance with the Restructuring Support Agreement and in form and substance reasonably acceptable to the Required Parties), and to the extent such documents are amended or amended and restated, such documents are deemed to be amended or amended and restated pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law) and (b) may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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L.	Dissolution of Ultra Petroleum

On or immediately after the Effective Date and in accordance with Article III of this Plan, the Debtors shall effectuate the cancellation of (i) all amounts owing by Ultra Resources to Ultra Petroleum, and (ii) all equity interests in UP Energy. Ultra Petroleum shall thereafter be dissolved in accordance with applicable Yukon law.

M.	Charter, Bylaws, and New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New Interests and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

N.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions in a manner not inconsistent with the Restructuring Support Agreement as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Organizational Documents, the Exit Financing, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

O.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Security, or other interest in the Debtors or the Reorganized Debtors, including the New Interests and Exit Financing; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Financing; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, in any such case shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate federal, state or local governmental officials or agents shall forego the collection of any such tax or

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governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Directors and Officers

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, and the officers of each of the Reorganized Debtors shall be appointed by the Required Parties in accordance with the respective New Organizational Documents. The New Board shall initially consist of 7 members, including the Debtors’ chief executive officer. The other members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed at or before the Confirmation Hearing, in each case to the extent the identity of such proposed director or officer is known at such time. To the extent any such director or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

Q.	Management Incentive Plan.

Within one hundred and twenty (120) days after the Effective Date, the New Board shall adopt a Management Incentive Plan that provides for the issuance of equity, options and/or other equity-based awards (collectively, “Awards”) to employees and directors of the Company. Seven percent (7.0%) of the New Interests of the Company that are issued and outstanding on the Effective Date shall be reserved for issuance under the MIP Pool. A portion of the MIP Pool consisting of three and a half percent (3.5%) of the New Interests that are issued and outstanding on the Effective Date shall be allocated to participants in the Management Incentive Plan within one hundred and twenty (120) days after the Effective Date. The form of the Awards (i.e., stock options, restricted stock, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards, subject to the immediately preceding sentence), and the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

R.	Employee and Retiree Benefits.

Unless otherwise expressly provided herein, and subject to Article V hereof and the express written consent of the Required Parties, which consent shall not be unreasonably withheld, all employee wages, compensation, and benefit programs in place with the Debtors and not rejected as of the Effective Date shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

S.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, any rights, remedies, or claims arising from or enumerated in the Ultra I Agreed Distribution Order or otherwise related to the Makewhole Litigation, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

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The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to this section that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

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To the maximum extent permitted by law, any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and otherwise acceptable to the Required Parties.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Any objection by a counterparty to the proposed rejection of its Executory Contract or Unexpired Lease must be Filed, served and actually received by the Debtors on or before (a) in the case of an Executory Contract or Unexpired Lease that is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, June 11 at 5:00 p.m., prevailing Central time; or (b) in the case of an Executory Contract or Unexpired Lease that is identified on any amended Schedule of Rejected Executory Contracts and Unexpired Leases, 5:00 p.m., prevailing Central time on the date that is seven (7) days following the Filing of such amended schedule.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the latest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed assumptions to the counterparties to any assumed Executory Contracts and Unexpired Leases. Absent any pending dispute, the monetary and nonmonetary defaults existing as of the assumption of the Executory Contract(s) and Unexpired Lease(s) assumed pursuant to this Article V will be satisfied by the Debtors in compliance with section 365(b)(1) of the Bankruptcy Code. To the extent there is a dispute related to any cures of defaults arising under such Executory Contract(s) and Unexpired Lease(s), payment of any such disputed Cure amounts and the cure of any nonmonetary defaults shall be reconciled in the ordinary course of the Debtors’ business and all parties’ rights shall be reserved with respect thereto, including all rights to receive payment in full of any such Cures whether arising before or after the Effective Date and the right to object prior to or after the Effective Date to any assumption or cures relating thereto.

There shall be no need to File an objection to reserve rights with respect to disputes relating to monetary and nonmonetary cures and such cures will be reconciled in the ordinary course of the Debtors’ business.

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The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, and satisfy all nonmonetary defaults on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree.

Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Reorganized Debtors also may settle any Cure with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld) and without any further notice to or action, order, or approval of the Bankruptcy Court.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time on or prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the latest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption and (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan; provided, however, the assumption of the obligations under the Indemnification Provisions shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnification Provisions are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any current or former director or officer of any of the Debtors other than indemnification payments, reimbursement, and advancement expenses and other similar payments, in each case only pursuant to the Indemnification Provisions.

E.	Director and Officer Liability Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan and who are covered by any such policy shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

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F.	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed Outstanding as of the Distribution Record Date

1.	Delivery of Distributions in General

Except as otherwise provided herein or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, the Distribution Agent shall make distributions under the Plan on account of Allowed Claims to holders of Allowed Claims as of the Distribution Record Date, at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution.

Except with respect to distributions to holders of General Unsecured Claims from the General Unsecured Claims Distribution, if a Claim is an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class by no later than the later of (i) the date provided for distribution under Article III of the Plan and (ii) as soon as reasonably practicable after allowance of such Claim.

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B.	Delivery of Distributions

1.	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement and administered by a Servicer, including the Indentures, shall be, at the election of the Distribution Agent, deposited with the appropriate Servicer or transmitted by the Distribution Agent directly to holders of the applicable Allowed Claims in accordance with the Plan and the terms of the governing agreements, at which time such distributions shall be deemed complete, and the Servicer, if applicable, shall deliver such distributions in accordance with the Plan and the terms of the governing agreements. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors’ books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Article VI.B, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

3.	Distribution to Holders of Allowed General Unsecured Claims

Any distribution on account of Allowed General Unsecured Claims shall be distributed as soon as reasonably practicable after (a) the allowance or disallowance by Final Order of all General Unsecured Claims or (b) the Bankruptcy Court having authorized a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors. No interest shall accrue or be paid on the unpaid amount of any distribution.

4.	Compliance Matters

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. The Debtors shall consult with the Required Parties and use commercially reasonable efforts to structure the Restructuring Transactions in a manner that will mitigate or eliminate withholding obligations. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

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5.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

6.	Fractional, Undeliverable, and Unclaimed Distributions

(a) Fractional Distributions. No fractional shares of New Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Interests that is not a whole number, the actual distribution of shares of New Interests shall be rounded to the nearest whole number, with half shares or less being rounded down, and with no further payment therefor. The total number of authorized shares of New Interests to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

(b) Undeliverable and Unclaimed Distributions. In the event that any distribution to any holder of Allowed Claims is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

7.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H hereof shall be deemed to have surrendered such certificate or instrument to the Distribution Agent or Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect solely for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding the foregoing paragraph, this Article VI.B shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

C.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

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D.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy of the Debtors. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity (other than any Released Party), including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

E.	Setoffs and Recoupment

Except as otherwise expressly provided in this Plan and the DIP Orders, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any distributions under the Plan to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article VIII.I hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

F.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

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ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority, without prior notice to, or approval by the Bankruptcy Court, to: (1) File, withdraw, or litigate to judgment objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.

D.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor

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may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim or Interest is estimated. All of the aforementioned Claims and Interests and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E.	Adjustment to Claims without Objection

Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without the Debtors or the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline, as such deadline may be extended from time to time.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the rejection of an Executory Contract or Unexpired Lease, as applicable, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims; Additional Claims

On or after the Effective Date, a Claim that is not an Administrative Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

I.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim; provided that if only a portion of an otherwise valid Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

L.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Makewhole Professional Fee Claims, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

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B.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure management, ownership or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date related or relating to the foregoing including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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C.	Releases by Releasing Parties

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement, or any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or any agreement (including those set forth in the Plan Supplement) executed to implement (or in connection with the implementation of) the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

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D.	Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement and related prepetition transactions (including the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement and the Second Lien Notes Indenture), the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

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Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth herein.

F.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Release of Liens

Except as otherwise provided in the Exit Financing Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge or other security interest under the Exit Financing Documents), the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Exit RBL Facility Agent or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings (in each case at the sole cost and expense of the Reorganized Debtors), and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

H.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

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I.	Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

J.	Subordination Rights

Any distributions under the Plan to holders of Claims shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of this Plan:

a.

the Disclosure Statement Order and Confirmation Order shall have been entered by the Bankruptcy Court, each of which shall be in form and substance reasonably satisfactory to the Required Parties, and such orders shall have become Final Orders that have not been stayed, modified, or vacated on appeal;

b.

the Debtors shall not be in default under the DIP Facility or the Final DIP Order (or, to the extent that the Debtors are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Facility and the DIP Orders);

c.

the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made thereto, shall have been Filed in a manner consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties and any modifications made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Article X.A of this Plan;

d.

all conditions precedent to the issuance of the New Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred and the New Interests shall have been issued;

e.

the Exit Financing Documents shall have been executed and delivered by all of the Entities that are parties thereto, all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Financing shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Financing shall have occurred, in each case, prior to or substantially contemporaneous with the Effective Date;

f.	the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

g.

all governmental and material third party approvals and consents, including the Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

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h.

the Restructuring Support Agreement shall not have validly terminated as to all parties thereto and shall be in full force and effect and shall not be the subject of a pending motion to reject, and the Debtors shall be in compliance therewith;

i.

with respect to all documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) such documents and agreements shall have been effected or executed;

j.

there shall be no ruling, judgment or order issued by any Governmental Unit making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring Transactions, unless such ruling, judgment or order has been stayed, reversed or vacated within three (3) Business Days after such issuance;

k.

there shall be no material litigation or investigation by any Governmental Unit involving the Debtors as of the Effective Date that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, financial condition or results of operations of the Reorganized Debtors, taken as a whole;

l.	the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount; and

m.

the Debtors shall have otherwise substantially consummated the applicable Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement and Plan.

B.	Waiver of Conditions Precedent

The conditions to the Effective Date set forth in Article IX.A of this Plan may be waived with the prior written consent of the Required Parties at any time or as otherwise provided in the Restructuring Support Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Parties, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement with respect to all parties thereto, then: (a) the Plan will be null and void in all respects; (b) nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, in each case consistent in all material respects with the terms and conditions set forth in the Restructuring Support Agreement and otherwise acceptable to the Required Parties and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests or Causes of Action by any Entity; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

b.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

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c.

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.

ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

h.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

i.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

j.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

k.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

l.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI hereof;

n.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.

determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

p.	enter an order concluding or closing the Chapter 11 Cases;

q.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

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r.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

s.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

t.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

u.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

v.	hear and determine matters concerning exemptions from state and local federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

w.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof;

x.	enforce all orders previously entered by the Bankruptcy Court; and

y.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Financing Documents and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan;. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.	Dissolution of the Committee

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof and their respective professionals shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

D.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid in accordance with Article II.E of this Plan.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Reorganized Debtors	Ultra Petroleum Corp. 116 Inverness Drive East, Suite 400 Englewood, Colorado 80112 Attn: General Counsel

Counsel to the Debtors

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:       David R. Seligman, P.C.

       Brad Weiland

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:       Christopher T. Greco, P.C.

Kirkland & Ellis LLP

1301 Pennsylvania Avenue N.W.

Washington, D.C. 20004

Attn:       AnnElyse S. Gains

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Jackson Walker L.L.P. 1401 McKinney Street, Suite 1900 Houston, Texas 77010 Attn: Matthew D. Cavenaugh Jennifer F. Wertz Kristhy M. Peguero

The U.S. Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3401 Houston, Texas 77002

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://cases.primeclerk.com/ultrapetroleum or the Bankruptcy Court’s website at http://www.txs.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any document in the Plan Supplement is inconsistent with the terms of the Plan, the Plan shall control.

K.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), consistent with the terms set forth herein and in the Restructuring Support Agreement; and (3) nonseverable and mutually dependent.

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L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided that, following the Effective Date, the Reorganized Debtors may seek to close certain of the Chapter 11 Cases that have been fully administered, notwithstanding the fact that reconciliation of Claims is ongoing.

N.	Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court or the Notice and Claims Agent prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

[Remainder of page intentionally left blank]

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Dated: May 14, 2020	ULTRA PETROLEUM CORP. on behalf of itself and all other Debtors

/s/ David W. Honeyfield

David W. Honeyfield SVP and Chief Financial Officer

Exhibit C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Ultra Petroleum Corp. and its affiliates and subsidiaries bound thereto and the Consenting Creditor Parties, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting [Term Lender] [RBL Lender] [Noteholder]” and a “Consenting Creditor Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans
Term Loans
Second Lien Notes
Unsecured Notes
Other Company Party Claims
Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

Exhibit D

Exit RBL Commitment Letter

BANK OF MONTREAL 700 LOUISIANA ST., SUITE 2100 HOUSTON, TX 77002	BMO CAPITAL MARKETS 3 TIMES SQUARE NEW YORK, NY 10036	BARCLAYS BANK PLC 745 SEVENTH AVENUE NEW YORK, NY 10019	GOLDMAN SACHS BANK USA 200 WEST STREET NEW YORK, NY 10282

HANCOCK WHITNEY BANK 25 WEST I-65 SERVICE ROAD NORTH MOBILE, AL 36608	CAPITAL ONE, NATIONAL ASSOCIATION 1000 LOUISIANA STREET, SUITE 2950 HOUSTON, TX 77002	FIFTH THIRD BANK, NATIONAL ASSOCIATION 222 S. RIVERSIDE PLAZA CHICAGO, IL 60606	CIT BANK, N.A. 11 WEST 42ND STREET NEW YORK, NY 10016

May 14, 2020

Ultra Resources, Inc.

116 Inverness Drive East, Suite 400

Englewood, CO 80112

Attention: David Honeyfield, SVP and Chief Financial Officer

Ultra Resources, Inc.

$60.0 Million Senior Secured Exit Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

Bank of Montreal (“BMO Bank”), BMO Capital Markets (“BMOCM” and, together with BMO Bank, “BMO”), Barclays Bank PLC (“Barclays”), Goldman Sachs Bank USA (“Goldman”), Capital One, National Association (“CONA”), Hancock Whitney Bank (“Whitney”), Fifth Third Bank, National Association (“Fifth Third”) and CIT Bank, N.A. (“CIT, and together with BMO, Barclays, Goldman, CONA, Whitney and Fifth Third, the “Commitment Parties”, “we” or “us”) understand that Ultra Resources, Inc., a Delaware corporation (“you” or the “Borrower”), Ultra Petroleum Corp. and UP Energy Corporation (collectively, the “Parent Entities”) and certain of the Borrower’s subsidiaries (together with the Borrower and the Parent Entities, the “Debtors”) are considering filing voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement a restructuring of the Debtors pursuant to the prearranged or prepackaged plan of reorganization substantially in the form attached hereto as Exhibit A (the “Approved Plan”).

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Reference is made in this letter to (a) that certain Credit Agreement, dated as of April 12, 2017 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the Parent Entities, as parent guarantors, BMO Bank, as administrative agent and the lenders from time to time party thereto (the “Existing RBL Lenders”) and (b) the Restructuring Support Agreement, dated as of May 14, 2020 (as amended, amended and restated, supplemented or otherwise modified in accordance with its terms, the “RSA”), among the Debtors, the Existing RBL Lenders and the other Consenting Creditor Parties referenced therein.

In connection therewith, the Borrower has requested that (a) we structure, arrange and syndicate a senior secured reserve-based exit revolving credit facility in an aggregate principal amount of $60.0 million (the “Exit Facility”), with an initial borrowing base of $100.0 million (the “Initial Borrowing Base”) and otherwise on the terms and conditions set forth on Exhibit B attached hereto (the “Exit Facility Term Sheet”), (b) the Commitment Parties commit to provide the Exit Facility as set forth herein and (c) BMO Bank serve as sole administrative agent for the Exit Facility. This letter, Exhibit A attached hereto, the Exit Facility Term Sheet and Exhibit C attached hereto, are hereinafter referred to as the “Commitment Letter”. Capitalized terms used in this letter but not defined herein shall have the meanings given to them in the Exhibits attached hereto. The transactions contemplated by this Commitment Letter shall be hereinafter referred to as the “Transactions”.

1. Commitments

In connection with the Transactions, subject to the terms and conditions set forth in this Commitment Letter, each of the Commitment Parties is pleased to advise you of its, several and not joint, commitment to provide the following amount of the commitments under the Exit Facility: (i) BMO Bank, $15,670,588.24, (ii) Barclays, $15,388,235.29, (iii) Goldman, $9,176,470.58, (iv) CONA, $8,470,588.24, (v) Whitney, $4,235,294.12, (vi) Fifth Third, $3,529,411.76 and (vi) CIT, $3,529,411.76, respectively, which commitments, in the aggregate, equal $60,000,000 (the Commitment Parties, in such capacities, the “Initial Exit Lenders”).

2. Titles and Roles

It is agreed that (a) BMOCM and Barclays will act as joint lead arrangers and joint bookrunners for the Exit Facility (acting in such capacities, the “Lead Arrangers”) and (b) BMO Bank will act as sole administrative agent and collateral agent for the Exit Facility.

It is further agreed that (a) BMO will have “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Exit Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining the sole physical books for the Exit Facility and (b) Barclays will have placement immediately to the right of BMO in such order in any and all marketing materials or other documentation used in connection with the Exit Facility. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Exit Facility unless you and the Lead Arrangers shall so agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Exit Facility than any Commitment Party). Notwithstanding the foregoing, the Lead Arrangers shall have the right, subject to your consent (not to be unreasonably withheld, delayed or conditioned), to award titles to other financial institutions as joint lead arrangers and joint bookrunners (each, an “Additional Arranger” and, together with the Lead Arrangers, the “Arrangers”) who are (or whose respective lending affiliates are, as applicable) Lenders (as defined

3

below) (each, an “Additional Initial Exit Lender”) that provide (or whose affiliates provide) commitments in respect of the Exit Facility (it being agreed that (i) each of the parties hereto shall, upon request of you or the Lead Arrangers, execute an amendment (or amendment and restatement) or joinder to this Commitment Letter to reflect the commitments of any such financial institutions, pursuant to which each such Additional Initial Exit Lender will assume a portion of the commitments under the Exit Facility, and upon such execution, the commitments of the Commitment Parties to the Exit Facility will be permanently reduced dollar for dollar on a pro rata basis by the amount of the commitments to the Exit Facility of such Additional Initial Exit Lender and (ii) no such other Additional Arranger or Additional Initial Exit Lender will have rights in respect of the management of the syndication of the Exit Facility.

3. Syndication; Information

The Lead Arrangers may syndicate the Exit Facility (including, in our discretion, all or part of our commitments hereunder) to a group of banks, financial institutions and other commercial bank lenders identified by us in consultation with you, and subject to your consent (not to be unreasonably withheld, delayed or conditioned) (together with the Initial Exit Lenders and any Additional Initial Exit Lender, the “Lenders”). Notwithstanding any other provision of this Commitment Letter to the contrary, (a) the Initial Exit Lenders and any Additional Initial Exit Lender shall not be relieved or novated from their respective obligations hereunder (including their respective obligations to fund the Exit Facility on the Closing Date) in connection with any syndication, assignment or participation of the Exit Facility, including their respective commitments in respect thereof, until after the initial funding of the Exit Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Exit Lender’s or Additional Initial Exit Lender’s commitments in respect of the Exit Facility until after the initial funding of the Exit Facility on the Closing Date (except in respect of the foregoing clauses (a) and (b), upon execution and delivery of an amendment (or amendment and restatement) or joinder to this Commitment Letter to reflect the appointment of any financial institution as an Additional Agent or Additional Initial Exit Lender as described in Section 2 above) and (c) unless you and we agree in writing, each Initial Exit Lender and each Additional Initial Lender shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Exit Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers may commence syndication efforts after execution of this Commitment Letter, and you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a syndication reasonably satisfactory to us and you until the date that is 45 days after the Closing Date. You agree to use commercially reasonable efforts to (a) make available all information (including financial information, reserve information and reports, information to conduct title diligence and Projections (as defined below)) reasonably requested by the Commitment Parties (all such information, reports and material, “Information Materials”) (for the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation or any obligation of confidentiality binding you or your affiliates (provided that (i) in the case of any confidentiality obligation, (x) you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) such obligation was not entered into in contemplation of this provision and (ii) you shall provide the Commitment Parties with prompt written notice if any such information is not provided in reliance on the foregoing parenthetical)) and (b) provide the Commitment Parties direct contact between your senior management and advisors and the Commitment Parties and their advisors at reasonable times and upon reasonable notice. You hereby authorize the Lead Arrangers to download copies of the Borrower’s trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Lead Arrangers to syndicate the Exit Facility and use the logos on any

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confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Exit Facility or in any advertisements (subject to your consent, such consent not to be unreasonably withheld, conditioned or delayed) that we may place after the Closing Date in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table or other service providers to the lending industry, information regarding the Closing Date, size, type, purpose of, and parties to, the Exit Facility.

Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, without limiting your obligations to assist with syndication efforts as set forth above, none of the commencement or completion of syndication of the Exit Facility, the completion of a confidential information memorandum or other marketing materials, or compliance with any other provision set forth in this Commitment Letter (other than the conditions described in Section 5 of this Commitment Letter) shall constitute a condition to the commitments hereunder or to the funding of the Exit Facility on the Closing Date.

The Lead Arrangers will manage all aspects of the syndication in consultation with you, including decisions as to (a) the selection of institutions to be approached (subject to your consent, not to be unreasonably withheld, delayed or conditioned) and when they will be approached, (b) when commitments will be accepted, (c) which institutions will participate (subject to your consent, not to be unreasonably withheld, delayed or conditioned), (d) the allocation of the commitments among the Lenders and (e) the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication of the commitments as set forth herein and to perform the other obligations to be performed by the Lead Arrangers as set forth herein, and each Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to you with respect to the arrangement of the Exit Facility (including in connection with determining the terms of the Exit Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

You hereby represent and warrant that (a) all written information (other than (x) financial projections and other forward-looking information (collectively, the “Projections”) and (y) information of a general economic or general industry nature) (such non-excluded information, the “Information”) that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if such Information or Projections were furnished at such time, and such representations were remade, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Exit Facility, each Commitment Party may use and rely on the Information and Projections without independent verification thereof.

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If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (a) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (b) a separate customary letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (i) no MNPI is contained therein or (ii) neither the Borrower, nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower, or any of its controlling or controlled entities is the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time and, in the case of both clauses (a) and (b), exculpating us and our affiliates and the Borrower and its affiliates from any liability related to the use of the contents of the Information Materials by the recipients thereof. You also acknowledge that each Lead Arranger’s Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (d) of the second paragraph of this Section 3; provided that such analysts shall not publish any information obtained from such meetings or calls in violation of any confidentiality agreement between you and any Lead Arranger.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Exit Facility’s terms and (c) drafts and final versions of the Loan Documents and administrative materials prepared by the Lead Arrangers for prospective Lenders (such as lender meeting invitations, allocations and funding and closing memoranda). If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

4. Fees

As consideration for the commitment and agreements of the Commitment Parties hereunder and the Lead Arrangers’ agreements to perform the services described herein, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter and Upfront Fee Letter, each dated as of the date hereof and delivered herewith (collectively, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority.

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5. Conditions

Each Commitment Party’s commitments hereunder and each Lead Arranger’s agreements to perform the services described herein are subject only to the conditions set forth in the Exit Facility Term Sheet under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Loan Documents other than those expressly stated in this Section 5.

6. Indemnification and Expenses

You agree that (a) in no event shall any of the Commitment Parties, the Lead Arrangers and any other arrangers or agents in respect of the Exit Facility appointed pursuant to this Commitment Letter, and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters or any other agreement or instrument contemplated hereby and (b) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including any electronic platform or otherwise via the internet; provided that, nothing in this paragraph shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in the immediately subsequent paragraph below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

You agree (a) to indemnify and hold harmless the Commitment Parties, the Lead Arrangers and any other arrangers or agents in respect of the Exit Facility appointed pursuant to the Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all Liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Chapter 11 Cases, the Fee Letters, the Exit Facility, the use of the proceeds thereof or the Transactions (or any related transaction) or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of the Commitment Parties or any Lead Arranger in connection therewith or in connection with any prospective or actual claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to the foregoing (including in relation to enforcing the terms of the preceding paragraph above and the terms of this paragraph, each a “Proceeding”) regardless of whether or not any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand with customary backup documentation for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of legal counsel, to the reasonable fees, disbursements and other charges of a single outside counsel to all such indemnified persons, taken as a whole, including (if necessary) one local counsel for all such indemnified persons in each relevant jurisdiction and one regulatory counsel to all such indemnified persons, taken as a whole, and, solely in the event of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected indemnified persons), provided that the foregoing indemnity will not, as to any indemnified person, apply

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(i) to Liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to primarily result from the willful misconduct or gross negligence of such indemnified person or any of its controlled affiliates, directors, officers or employees in performing its activities or in furnishing its commitments or services under this Commitment Letter, (ii) to Liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from a material breach of the funding obligations of such indemnified person or any of its controlled affiliates under this Commitment Letter or (iii) to the extent arising from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as Lead Arranger, administrative agent, bookrunner, lender or any other similar role in connection with this Commitment Letter, the Fee Letters, the Exit Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and fees, charges, expenses and disbursements of legal counsel; but limited, in the case of legal counsel, to the reasonable fees, disbursements and other charges of a single outside counsel to the Commitment Parties and their respective affiliates, taken as a whole, and (if necessary) one local counsel in each relevant jurisdiction and one regulatory counsel to all such persons, taken as a whole, and, solely in the event of an actual or perceived conflict of interest, one additional outside counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected persons) incurred in connection with the Chapter 11 Cases, the Exit Facility and any related documentation (including this Commitment Letter, the Fee Letters and the definitive financing documentation in connection with the Exit Facility) or the administration, amendment, modification or waiver thereof. You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Exit Facility on a several, and not joint, basis with any other party committing to the Exit Facility.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, denied, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the indemnified persons. In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any Proceeding; provided that the failure to provide such notice shall not relive you of your obligations under this Section 6.

On and after the commencement of the Chapter 11 Cases, the expense reimbursements and indemnification provisions of this Commitment Letter shall constitute administrative expenses under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code in the Chapter 11 Cases without the need to file any motion (other than any motion as may be necessary to obtain the approvals of this Commitment Letter and the Fee Letters), application or proof of claim and notwithstanding any administrative claims bar date, and shall be immediately payable in accordance with the terms hereof without further notice or order of the Bankruptcy Court.

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7. Sharing of Information, Affiliate Activities

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of such Commitment Party hereunder. Each Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from, or provided on behalf of, you or any of your affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party or their respective affiliates will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Commitment Party is a full service securities and banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by a Commitment Party, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except (a) to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), in each case excluding disclosure in the context of the Chapter 11 Cases, which shall be governed by the last sentence of this paragraph, (c) if each Commitment Party consents in writing to such proposed disclosure (which may include through electronic means), (d) to the extent reasonably necessary in connection with the enforcement of your rights hereunder or under the Fee Letters and (e) upon notice to us, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in required filings) may be disclosed (i) in connection with the arrangement or syndication of

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the Exit Facility or in connection with any public filing and (ii) to the Specified Consenting Lenders (as defined in the RSA). Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letters with the Bankruptcy Court under seal in form and substance reasonably satisfactory to BMO or in a redacted manner in form and substance reasonably satisfactory to BMO and provide an unredacted copy of the Fee Letters to the Bankruptcy Court, the Office of the United States Trustee and advisors to (x) any official committee appointed in the Chapter 11 Cases and (y) the Specified Consenting Lenders (as defined in the RSA); provided, that the disclosure to such advisors is on a confidential, “professionals only” basis.

Each Commitment Party shall use all nonpublic information received by it hereunder solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies in connection with any rating of such Commitment Party or any of its affiliates, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense, (i) to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries and (j) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the earlier of (x) the Closing Date and (y) one year following the date of this Commitment Letter.

9. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a

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signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Exit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

The Borrower agrees that it will not assert any claim against any Arranger or any Commitment Party based on an alleged breach of fiduciary duty by such Arranger or such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that neither any Arranger nor any Commitment Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Arranger nor any Commitment Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by any Arranger or any Commitment Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Arranger or such Commitment Party, as applicable, and shall not be on behalf of the Borrower.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any other Federal court having jurisdiction over the Chapter 11 Cases, and, to the extent that the Bankruptcy Court or Federal court do not have jurisdiction, any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably waive, to the fullest extent permitted by applicable law, trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) or the performance of services hereunder or thereunder.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each Commitment Party and each of their respective affiliates.

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The indemnification, fee, expense, jurisdiction, syndication, information and confidentiality provisions contained herein and the provisions of the Fee Letters shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered (other than in the case of the syndication and information provisions, which shall only survive if the Closing Date occurs) and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Exit Facility upon the occurrence of the Closing Date thereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on May 14, 2020. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Exit Facility does not occur on or before the Expiration Date (as defined below), then the commitments with respect to the Exit Facility shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension.

For purposes of this Commitment Letter, “Expiration Date” means the earliest to occur of: (a) the termination of the RSA with respect to the Existing RBL Lenders party thereto, (b) the date of entry of the Confirmation Order (as defined in the Approved Plan) if and to the extent the Bankruptcy Court has not entered an order, in form and substance reasonably satisfactory to the Lead Arrangers (which order is final, is in full force and effect, is unstayed and has not been amended, supplemented or otherwise modified without the consent of the Lead Arrangers) approving this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby (including the fees, payments, expenses and indemnities and other obligations set forth in this Commitment Letter and the Fee Letters) on or prior to such date, (c) on any date after which an order described in the immediately preceding clause (b) has been entered but ceases to be in full force and effect, is stayed, is vacated, or is amended or modified without the consent of the Lead Arrangers, (d) the completion of the Chapter 11 Cases without the closing of the Exit Facility, (e) the dismissal or conversion of the Chapter 11 Cases to proceedings under Chapter 7 of the Bankruptcy Code and (f) the date that is 145 days after the commencement of the Chapter 11 Cases.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF MONTREAL

By:
Name:
Title:

BMO CAPITAL MARKETS CORP.

By:
Name:
Title:

Commitment Letter Signature Page

Additional Lender Signature Pages are on file with the Company

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

ULTRA RESOURCES, INC.

By:
Name:
Title:

Commitment Letter Signature Page

EXHIBIT A

Plan of Reorganization

[Attached as Exhibit B to Exhibit 10.1

to the Company’s Current Report on Form 8-K filed on May 14, 2020]

A-1

EXHIBIT B

$60.0 Million Senior Secured First Lien Revolving Credit Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Exit Facility (the “Exit Facility Term Sheet”). Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibit C thereto.

1.	PARTIES AND CERTAIN DEFINITIONS

Borrower:	Ultra Resources, Inc., a Delaware corporation, as reorganized pursuant to the Approved Plan (the “Borrower”).

Guarantors:	Each of (i) UP Energy Corporation, a Delaware corporation (the “Parent Guarantor”) and (ii) direct and indirect, existing and future, wholly-owned material subsidiaries (collectively, clauses (i) and (ii), the “Guarantors”; and together with the Borrower, the “Loan Parties”); provided that any subsidiary that (a) owns any Borrowing Base Properties (as defined below) or (b) incurs or guarantees any obligations under any Specified Additional Debt (as defined below) or other material indebtedness shall, in each case, be a Guarantor.

Joint Lead Arrangers and
Bookrunners:	BMO Capital Markets Corp. and Barclays Bank PLC (in such capacities, the “Exit Lead Arrangers”).

Administrative Agent and
Collateral Agent:	Bank of Montreal (in such capacities, the “Exit Administrative Agent”).

Lenders:	A syndicate consisting of banks, financial institutions and other entities identified by the Exit Lead Arrangers that are reasonably acceptable to the Borrower (collectively, the “Exit Lenders”).

Majority Lenders:	Exit Lenders holding more than 50.0% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments (the “Majority Exit Lenders”); provided that if less than three (3) Exit Lenders would otherwise constitute the Majority Exit Lenders, the Majority Exit Lenders shall mean at least three (3) Exit Lenders that hold more than 50.0% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments.

Required Lenders:	Exit Lenders holding not less than 66.67% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments (the “Required Exit Lenders”); provided that if less than three (3) Exit Lenders would otherwise constitute the Required Exit Lenders, the Required Exit Lenders shall mean at least three (3) Exit Lenders that hold more than 66.67% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments.

2. TYPE AND AMOUNT OF FACILITIES

Exit Facility:	A senior secured borrowing base revolving credit facility (the “Exit Facility”; the commitments thereunder, the “Commitments”; and the loans thereunder, the “Loans”) in an initial aggregate principal amount of $60.0 million, subject to the Borrowing Base (as defined below) then in effect.

Incremental Facilities:	From time to time, the Borrower shall be permitted to increase Commitments under the Exit Facility (any such increase, an “Incremental Increase”) in an aggregate principal amount not to exceed $40.0 million (for the avoidance of doubt, such that the maximum aggregate Commitments under the Exit Facility do not exceed $100.0 million), with such Commitments subject, for the avoidance of doubt, to the Borrowing Base (as defined below); provided that (a) no existing Exit Lender will be required to participate in any such Incremental Increase without its consent, (b) no Default or Event of Default under the Exit Facility shall exist after giving effect thereto, (c) all representations and warranties shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such date (unless such representation or warranty relates to an earlier date), (d) the maturity date of such Incremental Increase shall be the same as the Maturity Date and (e) the Incremental Increase shall be on the exact same terms and pursuant to the exact same documentation.

Subject to the proviso immediately below, the Borrower may seek Commitments in respect of the Incremental Increase, in its sole discretion, from either/or (a) existing Exit Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or (b) from additional commercial banks that customarily provide reserve-based revolving credit financings with a borrowing base to borrowers engaged in the oil and gas business in the ordinary course of their respective businesses (“Approved RBL Banks”) who will become Exit Lenders in connection therewith (such Approved RBL Banks, “Additional Exit Lenders”), in each case subject to the consent of the Exit Administrative Agent and Issuing Lenders; provided that (i) the existing Exit Lenders shall be provided a bona fide right of first refusal to provide (on a pro rata or other basis) the requested Incremental Increase and, solely to the extent the existing Exit Lenders have been offered a bona fide right of first refusal to provide 100% of the Commitments in respect of any requested Incremental Increase and have declined, next to Approved RBL Banks and (ii) in the case of any Approved RBL Bank that agrees to provide Commitments in respect of any Incremental Increase, such Approved RBL Bank shall be reasonably acceptable to the Exit Administrative Agent and the Issuing Lenders.

Maturity Date:	The third (3rd) anniversary of the Closing Date (the “Maturity Date”).

Exit Facility
Availability:	Subject to the Borrowing Base then in effect, the Exit Facility shall be available on a revolving basis during the period commencing on the Closing Date (as defined below) and ending on the Maturity Date in accordance with the terms hereof and subject to satisfaction of applicable conditions precedent.

Availability under the Exit Facility (the “Revolving Loan Limit”) will be equal to the lesser of (a) the then-effective aggregate Commitments and (b) the then-effective Borrowing Base.

Amortization:	None.

Borrowing Base:	The “Borrowing Base” shall be the loan value assigned to the proved reserves attributable to the Loan Parties’ oil and gas properties evaluated in the reserve report(s) most recently delivered to the Exit Administrative Agent and the Exit Lenders (such properties, the “Borrowing Base Properties”).

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to interim adjustments in connection with (w) certain sales of borrowing base assets, (x) hedging agreement unwinds (solely to the extent such hedges were relied upon in setting the Borrowing Base), (y) issuances of unsecured senior or senior subordinated notes and certain other permitted unsecured debt for borrowed money (“Specified Additional Debt”) (at a reduction rate of $0.25 for each $1.00 principal amount of such debt) after the Closing Date, in each case in excess of the aggregate principal amount of such debt that would cause the Asset Coverage Ratio to equal 2.0 to 1.0 on a pro forma basis, and (z) title defects. Any interim adjustment of the Borrowing Base in connection with the sales of borrowing base assets or hedging agreement unwinds shall be (a) triggered upon such sales and unwinds since the most recent redetermination of the Borrowing Base with an aggregate PV-9 or swap PV, as applicable, in excess of a threshold to be agreed (and, thereafter, greater than 5% of the then-effective Borrowing Base) and (b) calculated giving effect to (i) any acquisitions of assets for which an acceptable reserve report has been delivered or (ii) new hedging agreements acceptable to the Exit Administrative Agent that are simultaneously established and which are similar hedge positions, in each case acquired or entered into since the last redetermination of the Borrowing Base.

For purposes hereof, “Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the PV-9 of the Loan Parties’ oil and gas properties reflected in the most recently delivered reserve report to (b) consolidated total net debt as of such date.

As of the Closing Date, the initial Borrowing Base shall be equal to $100.0 million. Thereafter, scheduled Borrowing Base redeterminations will be on a semi-annual basis each April 1st and October 1st based upon a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively; provided that the first Borrowing Base redetermination will occur on the later of (a) the date that is six (6) months after the Closing Date and (b) the first scheduled Borrowing Base redetermination date set forth above (the “Initial Borrowing Base Redetermination Date”). The January 1st reserve report will be prepared by Netherland Sewell Associates, Inc. or another independent petroleum engineering firm reasonably acceptable to the Exit Administrative Agent (the “Approved Engineers”), and the July 1st Reserve report will be prepared either by an Approved Engineer, or, at the Borrower’s option, internally by the Borrower in a form consistent with the January 1st reserve report.

The Borrowing Base will be proposed by the Exit Administrative Agent and decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Exit Lenders, in each case, in a manner consistent with their respective then-applicable oil and gas lending criteria. Increases in the amount of the Borrowing Base will require approval of all Exit Lenders, and decreases or maintenance of the amount of the Borrowing Base will require approval of the Required Exit Lenders.

The Borrower or the Exit Administrative Agent, at the request of the Required Exit Lenders, may each request one (1) additional unscheduled Borrowing Base redetermination during any six (6) month period between scheduled Borrowing Base redeterminations; provided, that no request for an unscheduled Borrowing Base redetermination may be made by the Exit Administrative Agent or the Exit Lenders prior to the Initial Borrowing Base Redetermination Date.

“PV-9” shall mean, with respect to any proved reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the price deck provided to the Borrower by the Exit Administrative Agent pursuant to the Loan Documents (as defined below).

Letters of Credit:	A portion of the Exit Facility in an amount equal to $15.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by BMO Bank or by other Exit Lenders reasonably satisfactory to the Borrower (in such capacity, the “Issuing Lenders”). No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance unless consented to by the applicable Issuing Lender and (b) five (5) business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). On the Closing Date, each letter of credit issued under the Existing RBL Credit Agreement, including the letter of credit issued to American Contractors Indemnity Company and/or U.S. Specialty Insurance Company (the “ACIC Letter of Credit”), will be deemed a Letter of Credit issued under the Exit Facility.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) within one (1) business day. To the extent that the Borrower does not so reimburse the applicable Issuing Lender, the Exit Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Use of Proceeds:	The proceeds of the Loans (together with other proceeds available to the Borrower on the Closing Date) shall be used by the Borrower (a) for working capital and other general corporate purposes, (b) to issue Letters of Credit (including deeming the ACIC Letter of Credit and other letters of credit issued under the Existing RBL Credit Agreement issued under the Exit Facility), (c) for transactions fees and expenses and (d) for fees and expenses related to the Borrower’s emergence from the Chapter 11 Cases. The Borrower will not use any proceeds for (i) the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would cause this transaction to constitute a “purpose credit” within the meaning of Regulation U or (ii) in violation of any Anti-Corruption Laws or applicable Sanctions (in each case to be defined in the Loan Documents).

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:	Loans may be prepaid and Commitments may be reduced, in whole or in part without premium or penalty, except as noted below, in minimum amounts to be agreed, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Exit Lenders’ breakage costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Mandatory Prepayments:	Mandatory prepayments of Loans will be required as follows:

(a) If, after giving effect to any termination or reduction of any or all of the Commitments, outstanding Loans and Letters of Credit exceed the Revolving Loan Limit then in effect, the Borrower shall prepay the Loans on the date of such reduction or termination in an aggregate principal amount equal to such excess. If any excess remains after prepayment of all outstanding Loans as a result of Letter of Credit exposure, the Borrower will be required to cash collateralize Letters of Credit in an amount equal to such excess.

(b) If, at the time of or as a result of an adjustment of the Borrowing Base for an asset disposition, an unwind or termination of a hedging agreement, or an incurrence of Specified Additional Debt, the sum of outstanding Loans and Letters of Credit exceeds the Borrowing Base then in effect, a deficiency shall exist (a “Borrowing Base Deficiency”), then within one (1) business day of receipt of net cash proceeds from such asset disposition, unwind or termination of a hedging agreement, or incurrence of Specified Additional Debt, as applicable, the Borrower will be required to prepay the Loans in an amount equal to such Borrowing Base Deficiency, and if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of outstanding Letters of Credit, cash collateralize such excess.

(c) If a Borrowing Base Deficiency results from a scheduled or interim redetermination or any adjustment to the Borrowing Base not described in clause (b) above, the Borrower shall, within ten (10) business days after written notice from the Exit Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Exit Administrative Agent that it intends to take one or more of the following actions (provided that if the Borrower fails to elect any of the following actions within ten (10) days of such notice it shall be deemed to have elected option (iii) hereof):

(i) within thirty (30) days after such notice provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base Deficiency;

(ii) within thirty (30) days after such notice, prepay the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency;

(iii) prepay Loans in an amount sufficient to eliminate such Borrowing Base deficiency in five (5) equal monthly installments with interest beginning on the 30th day after such notice (as such Borrowing Base Deficiency may be reduced or increased during such five-month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base described herein). Repayments shall first be applied to repayment of Loans, then to act as cash collateral for Letters of Credit; or

(iv) a combination of the foregoing options (i), (ii) and (iii) sufficient to eliminate such Borrowing Base Deficiency.

(d) If, at any time while Loans are outstanding under the Exit Facility, the Consolidated Cash Balance (as defined below) (excluding Excluded Cash (as defined below)), of the Loan Parties exceeds $15.0 million (the “Excess Cash Threshold”) for a period of three (3) consecutive business days, then the Borrower shall, within one (1) business day, prepay the Loans in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Loans as a result of any Letter of Credit exposure, cash collateralize the Letters of Credit in an amount equal to such excess.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or that would otherwise be required to be reflected as an asset on the balance sheet of, the Parent Guarantor, the Borrower or any restricted subsidiary as of such date; provided that the Consolidated Cash Balance shall exclude (the following, collectively, the “Excluded Cash”): (i) any amounts in an Excluded Account (as defined below) other than any Excluded Account described in clause (b) of the definition thereof, (ii) cash collateral required to cash collateralize any Letter of Credit, (iii) any cash or cash equivalents constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, and (iv) any cash or cash equivalents for which any Loan Party has, in the ordinary course of business, issued checks or initiated wires or ACH transfers (or, in the case of cash or cash equivalents that will be used to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll or other taxes, lease rental payments, renewal of software licenses and other customary general and administrative expenses, will issue checks or initiate wires or ACH transfers within five (5) business days in respect of amounts due and owing) in order to utilize such cash or cash equivalents.

4. COLLATERAL

The Borrower will be obligated to provide the following collateral:

(a) Pledge by the Loan Parties of 100% of the stock of each subsidiary directly owned thereby (subject, in each case, to customary exceptions).

(b)   With respect to substantially all other assets of the Loan Parties (subject to certain excluded property consistent with the Existing RBL Credit Agreement), including cash, first priority, perfected liens and security interests (subject to permitted liens to be agreed) on such assets of the Loan Parties, including all deposit accounts, securities accounts and commodity accounts (other than Excluded Accounts) of the Loan Parties which accounts shall be subject to control agreements in form and substance reasonably satisfactory to the Exit Administrative Agent to be delivered, (i) for accounts existing as of the Closing Date, within three (3) business days of the Closing Date and (ii) for accounts established after the Closing Date, within thirty (30) days after establishment thereof (or such longer period as approved by the Exit Administrative Agent); provided that, (i) with respect to its oil and gas properties, the Loan Parties shall be required to deliver and maintain liens on not less than 90% of the total PV-9 of the Borrowing Base Properties and (ii) with respect to all other assets, the Loan Parties shall not be required to take any action to perfect a lien on any such assets securing the Exit Facility unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, or (C) granting the Exit Administrative Agent control (within the meaning of the Uniform Commercial Code) over deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts) and any pledged equity consisting of uncertificated securities.

(c) Negative pledge on substantially all non-mortgaged assets of the Loan Parties (subject to permitted liens).

(d) Unconditional joint and several guarantees from each Guarantor (with respect to obligations for which the Borrower or another Guarantor is the primary obligor).

The secured and guaranteed obligations under the Exit Facility (the “Secured Obligations”) shall include the obligations of the Borrower and its subsidiaries under (a) the Exit Facility, (b) hedging agreements that are entered into with counterparties that are Exit Lenders or affiliates of Exit Lenders at the time of the execution thereof, (c) treasury management agreements that are entered into with counterparties that are Exit Lenders or affiliates of Exit Lenders at the time of the execution thereof and (d) any hedging agreements and treasury management agreements of an Exit Lender (or its affiliate) that were entered into with such lender (or its affiliate) (i) under the Existing RBL Credit Agreement or (ii) during the Chapter 11 Cases, in each case, that will “roll” into the Exit Facility.

“Excluded Account” means (a) any deposit account that is a zero balance account or a deposit account for which the balance of such deposit account is transferred at the end of each date to a deposit account that is not an Excluded Account, (b) any deposit account, commodity account or securities account so long as the average daily maximum balance in each such account, individually, does not exceed $250,000 over any 30-day period and the aggregate daily maximum balance of all such deposit accounts, commodity accounts and securities accounts does not at any time exceed $1,500,000, (c) any other deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Loan Parties, (d) fiduciary accounts, (e) trust and suspense accounts of the Borrower and any Loan Party used for payments of royalty, working interest and similar obligations, (f) accounts consisting of cash collateral for Letters of Credit and (g) the Professional Fee Escrow Account (as defined in the Approved Plan).

On the Closing Date, the Borrower will also deliver acceptable evidence of title on not less than 85% of the total PV-9 from the Borrowing Base Properties.

The priority of the security interests and related creditor rights between the Exit Facility and the Exit Term Loan Facility (as defined below) will be set forth in a customary first lien/second lien intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “Intercreditor Agreement”). The Intercreditor Agreement shall provide that the Exit Facility and the Exit Term Loan Facility shall not be classified together in any subsequent bankruptcy proceeding with respect to the Loan Parties.

“Exit Term Loan Facility” means the secured second lien term loan facility to be incurred by the Borrower on the Closing Date in accordance with the terms of the RSA (as in effect on the date hereof) and the Approved Plan, it being understood that (a) the aggregate principal amount of such facility shall not exceed $5.0 million (excluding any yield on the Exit Term Loan Facility, including any original issue discount or any commitment premium), (b) such facility shall be subject to the terms of the Intercreditor Agreement and (c) the terms and conditions of such facility shall be reasonably satisfactory to the Exit Administrative Agent.

5. CERTAIN CONDITIONS

Initial Conditions:	The effectiveness and availability of the Exit Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C to the Commitment Letter (such requirements collectively, the “Initial Conditions”).

On-Going Conditions:	After the Closing Date, the making of each Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Loan Documents, (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit, and (c) at the time of, and immediately after giving effect to such extension of credit, the Consolidated Cash Balance does not exceed the Excess Cash Threshold.

“Closing Date” shall mean the date of the satisfaction or waiver of the Initial Conditions and the initial funding of the Exit Facility.

6. DOCUMENTATION

Documentation:	The definitive documentation for the Exit Facility (the “Loan Documents”) shall be based on, and give due regard to, the Existing RBL Credit Agreement and related credit documentation, in each case with modifications thereto to give effect to (a) this Exit Term Sheet and the Fee Letters, (b) the Exit Administrative Agent’s required agency and other form provisions (including with respect to a replacement of the LIBO Rate), (c) the Approved Plan (including that the top Parent Guarantor shall be a private company upon occurrence of the Closing Date), (d) the terms and conditions set forth in the Commitment Letter, (e) the post-bankruptcy business, operation and strategic requirements of the Loan Parties in light of their capitalization and size (including, with respect to the size of the Revolving Loan Limit), (f) such other terms and conditions usual for facilities and transactions of this type and (g) any other modifications mutually agreed by the Borrower and the Exit Administrative Agent (collectively, the “Documentation Principles”). In addition, the Loan Documents shall contain customary provisions relating to (i) European Union and U.K. bail-in, (ii) QFC stay rules, (iii) lender ERISA representations and (iv) divisions. The Loan Documents shall be initially drafted by counsel to the Exit Lead Arrangers and the Exit Administrative Agent.

Representations and Warranties:	Limited to the following (in each case, subject to the Documentation Principles and to customary qualifiers as to materiality and Material Adverse Effect consistent with the Existing RBL Credit Agreement with such other modifications as may be mutually agreed):

• Organization; Powers

• Authority; Enforceability

• Approvals; No Conflicts

• Financial Condition; No Material Adverse Change

• Litigation

• Environmental Matters

• Compliance with the Laws and Agreements; No Defaults

• Investment Company Act

• Taxes

• ERISA

• Disclosure; No Material Misstatements

• Restrictions on Liens

• Subsidiaries

• Properties; Titles, Etc.

• Gas imbalances, prepayments

• Marketing of production

• Hedging/Swap Agreements

• Use of Loans and Letters of Credit; Federal Reserve Regulations

• Insurance

• Location of offices

• Solvency

• Status of Exit Facility as senior debt

• Security Instruments

• Patriot Act, OFAC/FCPA, EEA Financial Institutions

Affirmative Covenants:	Limited to the following (subject to subject to the Documentation Principles and customary baskets and qualifiers as to materiality and Material Adverse Effect, in each case, consistent with the Existing RBL Credit Agreement with such other modifications as may be mutually agreed):

•   Financial Statements; Other Information (including (a) delivery of an annual budget within ninety (90) days after the beginning of each fiscal year of the Borrower, and (b) delivery of LOS and production statements in connection with delivery of any Reserve Reports)

• Notices of Material Events

• Existence; Conduct of Business

• Payment and Performance of Obligations

• Operation and Maintenance of Properties

• Insurance

• Books and Records; Inspection Rights

• Compliance with Laws

• Environmental Matters

• Further Assurances

• Reserve Reports

• Title information on at least 85% of the total PV-9 of the Borrowing Base Properties

• Additional collateral (including maintenance of liens on at least 90% of the total PV-9 of the Borrowing Base Properties)

•   Rolling minimum hedging requirement (commencing ninety (90) days following the Closing Date (or such longer period as may be approved by the Exit Administrative Agent in its sole discretion) (the “Required Hedge Deadline”) and thereafter tested at each Borrowing Base redetermination) requiring hedging contracts with one or more Approved Counterparties that have notional volumes of not less than (a) 33% of the projected production of such persons’ total proved developed producing natural gas reserves (based on the most recently delivered reserve report) for the immediately succeeding 12-month period and (b) 25% of the projected production of such persons’ total proved developed producing natural gas reserves (based on the most recently delivered reserve report) for the immediately succeeding 6-month period thereafter (the “Required Hedges”). Failure to enter into and thereafter maintain the Required Hedges on or prior to the Required Hedge Deadline shall constitute an immediate Event of Default.

“Approved Counterparty” means any Exit Lender or any affiliate of an Exit Lender and any other person if such person or its credit support provider has a long term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.

• Additional Guarantors

• ERISA

• Patriot Act; OFAC/FCPA

• Maintenance of control agreements over deposit, securities and commodities accounts and location of proceeds of Loans (violation of which will cause an immediate Event of Default)

Financial Covenants:	Financial covenants applicable to the Loan Parties, in each case, tested quarterly with testing to commence on the first full fiscal quarter after the Closing Date (with financial definitions to be consistent with the Existing RBL Credit Agreement, subject to the Documentation Principles):

•   Maximum consolidated total net debt (subject to a cap on cash netting equal to $15.0 million) to EBITDAX (to include an addback for restructuring costs incurred through the date that is one (1) full fiscal quarter after the Closing Date related to the Chapter 11 Cases and the implementation of fresh start accounting and to be calculated on an annualized basis for the first four (4) full fiscal quarters after the Closing Date) (the “Consolidated Net Leverage Ratio”) of 3.0 to 1.0.

•   Minimum ratio of consolidated current assets of the Borrower and its consolidated subsidiaries (including the unused amount of the Revolving Loan Limit, but excluding non-cash assets under the equivalent of ASC 815 under GAAP) to consolidated current liabilities of the Borrower and its consolidated subsidiaries (excluding (i) non-cash obligations under the equivalent of ASC 815 under GAAP, (ii) current maturities under the Exit Facility and other maturities of long term indebtedness and (iii) ad valorem taxes owed by the Borrower, the Guarantors or any subsidiary) of 1.0 to 1.0.

Negative Covenants:	Limited to the following (subject to the Documentation Principles and baskets and customary qualifiers as to materiality and Material Adverse Effect, in each case consistent with the Existing RBL Credit Agreement with such other modifications as may be mutually agreed):

•   Debt, to include a basket for (a) the Exit Term Loan Facility and (b) Specified Additional Debt in an aggregate principal amount not to exceed $200.0 million, subject to (i) no default, Event of Default or Borrowing Base Deficiency has occurred and is continuing after giving effect to any such Specified Additional Debt issuance, (ii) pro forma compliance, after giving effect to any such Specified Additional Debt issuance, with the current ratio financial covenant and a Consolidated Net Leverage Ratio of 2.5 to 1.0 and (iii) reduction in the Borrowing Base in the manner described above (in the section titled “Borrowing Base”).

• Liens, to include a basket for liens securing the Exit Term Loan Facility.

•   Dividends, Distributions and Redemptions and repayment of other debt, to include a general incurrence basket for restricted payments and redemptions of such junior debt that is accessible only after the date that is three (3) months after the Closing Date and subject to the following conditions: (a) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing after giving effect to such restricted payment or redemption of such junior debt, (b) availability on a pro forma basis of at least 25% of the then-effective Revolving Loan Limit, (c) pro forma compliance, after giving effect to any such restricted payment or redemption of such junior debt, with a Maximum Consolidated Net Leverage Ratio of not greater than 2.00 to 1.00 (the “Restricted Payment Conditions”)

•   Investments, including investments in unrestricted subsidiaries and a general incurrence basket that is accessible only after the date that is three (3) months after the Closing Date and subject to the satisfaction of the Restricted Payment Conditions (and to include such other modifications to be agreed to reflect the merger and acquisition strategy of the Borrower)

• Nature of Business

• ERISA Compliance

• Environmental

•   Mergers, Sales of all or substantially all assets, Etc. (to include baskets to allow for transactions permitted by the Approved Plan and to include other modifications to be agreed to reflect the merger and acquisition strategy of the Borrower)

•   Sales of all or substantially all Properties and dispositions of Borrowing Base Properties or terminations of Hedging Transactions (which shall permit such dispositions and terminations subject to adjustment of the Borrowing Base as provided for above in the second paragraph of the section entitled “Borrowing Base”)

• Transactions with Affiliates

• Negative Pledge Agreements; Restrictions on Provisions Precluding Subsidiary Distributions

• Maximum Hedging/Swap Agreements

• Subsidiaries

• Modifications and Amendments to Debt Documents (including debt documents in respect of the Exit Term Loan Facility and any Specified Additional Debt)

• Sale or Discount of Receivables

• Anti-Terrorism Laws; Anti-Money Laundering

Events of Default:	Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five (5) business day grace period; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a thirty (30) calendar day grace period commencing upon knowledge or receipt of notice thereof); cross-default to material indebtedness; bankruptcy events of the Borrower and material subsidiaries; certain ERISA events; material judgment; actual or asserted invalidity of any Loan Document or non-perfection of any material security interest; and a Change of Control (the definition of which is to be agreed).

Voting:	Amendments and waivers with respect to the Loan Documents shall require the approval of Majority Exit Lenders, except that (a) the consent of each Exit Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the amount or extensions of the Maturity Date or the date for any scheduled date of payment or prepayment of principal (other than with respect to mandatory prepayments), (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Exit Lender’s Commitment and (iv) changes in the pro rata sharing provisions, (b) increases to the Borrowing Base shall require the consent of each Exit Lender and with respect to reductions or reaffirmations of, waivers of an automatic reduction in, or postponement of a scheduled redetermination of the Borrowing Base, approval of the Required Exit Lenders shall be required and (d) the consent of 100% of the Exit Lenders shall be required with respect to (i) modifications of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) except as may otherwise be permitted by the definitive documentation, releases of all or substantially all of the Guarantors. Notwithstanding the foregoing the Exit Administrative Agent may (without the consent of the Exit Lenders) enter into amendments or modifications to the Loan Documents in order to implement a LIBOR replacement rate in accordance with the terms thereof.

Any provision of the Loan Documents may be amended by an agreement in writing signed by the Exit Administrative Agent and the Borrower to cure any immaterial ambiguity, omission, defect or inconsistency.

The Loan Documents shall contain customary provisions for replacing non-consenting Exit Lenders in connection with amendments, Borrowing Base redeterminations and waivers requiring the consent of all Exit Lenders directly affected thereby so long as the Majority Exit Lenders shall have consented thereto.

Assignments and

Participations:	The Exit Lenders shall be permitted to assign all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld, delayed or conditioned, of (a) the Borrower, unless (i) the assignee is an Exit Lender, an affiliate of an Exit Lender or an approved fund or (ii) a payment or insolvency Event of Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Exit Administrative Agent within ten (10) business days after having received notice thereof, (b) the Exit Administrative Agent, unless the assignee is an Exit Lender, an affiliate of an Exit Lender or an approved fund and (c) the Issuing Lenders unless the assignee is an Exit Lender, an affiliate of an Exit Lender or an approved fund.

In the case of a partial assignment (other than to another Exit Lender, an affiliate of an Exit Lender or an approved fund), the minimum assignment amount shall be $1.0 million and, after giving effect thereto, the assigning Exit Lender shall have Commitments and Loans aggregating at least $1.0 million, in each case unless otherwise agreed by the Borrower and the Exit Administrative Agent. The Exit Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Exit Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Exit Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the Section titled “Voting” with respect to which the affirmative vote of the Exit Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes under the Exit Facility shall be issued only upon request. No assignments or participations shall be permitted to be made to (i) the Borrower or any of its affiliates, (ii) natural persons or (iii) a defaulting Exit Lender or an affiliate thereof.

Yield Protection:	The Loan Documents shall contain customary provisions (a) protecting the Exit Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy or other requirements of law, and from the imposition of or changes in withholding or other taxes (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law after the Closing Date regardless of the date enacted, adopted or issued) and (b) indemnifying the Exit Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Loan Documents shall contain provisions relating to “defaulting” Exit Lenders (including provisions relating to cash collateral requirements for such Exit Lender; reallocation of participations in, or the Borrower providing cash collateral to support Letters of Credit; suspension of voting rights and rights to receive certain fees and other payments; and termination or assignment of the Commitments or Loans of such defaulting Exit Lenders). Defaulting Exit Lenders will not be entitled to receive commitment or letter of credit fees.

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Exit Administrative Agent and the Exit Lead Arrangers associated with the syndication of the Exit Facility and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one counsel to the Exit Administrative Agent and the Exit Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction), (b) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Exit Administrative Agent or any Exit Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by the Exit Facility or any security instrument and (c) all reasonable and documented out-of-pocket expenses of the Exit Administrative Agent, the Issuing Lenders and, upon the occurrence of any Event of Default, the Exit Lenders (including the fees, disbursements and other charges of counsel to the Exit Administrative Agent, Issuing Lenders and the Exit Lenders) in connection with the enforcement or protection of its rights of the Loan Documents.

The Exit Administrative Agent, the Exit Lead Arrangers and the Exit Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and other representatives) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected indemnified persons similarly situated taken as a whole in each relevant material jurisdiction) incurred in respect of the transactions and the financing contemplated hereby or the use or the proposed use of proceeds thereof and any claim, litigation, investigation or proceeding relating to any of the foregoing, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

Governing Law and Forum:	New York.

Counsel to the Exit Lead Arrangers and the Exit Administrative Agent:	Simpson Thacher & Bartlett LLP

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest the rate of interest published by the Wall Street Journal as the prime rate (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR. ABR Loans may be borrowed on same-day basis.

“Eurodollar Rate” means the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd for a period equal to one, two, three or six months (or, with the consent of each Exit Lender, 12 months), as selected by the Borrower and displayed on pages LIBOR01 or LIBOR02 of the Reuters screen, provided in no event shall the Eurodollar Rate be less than 1.00 percent per annum.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Revolving Loan Limit Utilization Grid
Revolving Loan Limit Utilization Percentage	>90%	≤	90%	≤	75%	≤	50%	≤	25%
Eurodollar Loans	3.50%		3.25%		3.00%		2.75%		2.50%
ABR Loans	2.50%		2.25%		2.00%		1.75%		1.50%
Commitment Fee Rate	0.50%		0.50%		0.50%		0.50%		0.50%

B-I-1

The “Applicable Margin” and “Commitment Fee Rate” will be determined based upon the Revolving Loan Limit utilization at such time, as follows:

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three (3) months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the Commitment Fee Rate on the average daily unused portion of the Exit Facility, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Exit Facility. Such fee shall be shared ratably among the Exit Lenders participating in the Exit Facility and shall be payable quarterly in arrears.

A fronting fee of 0.125% on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the applicable Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount under the Exit Facility, after giving effect to any applicable grace period, the Required Exit Lenders may elect to cause all outstanding amounts under the Exit Facility to bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

EXHIBIT C

Conditions Precedent

The availability of the Exit Facility on the Closing Date shall be subject solely to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in the Exit Facility Term Sheet, as applicable.

1. The Exit Administrative Agent shall have received (a) the Loan Documents, which shall, in each case, (i) be consistent with the Documentation Principles and otherwise in form and substance reasonably satisfactory to the Lead Arrangers and the Borrower and (ii) have been executed and delivered by each of parties thereto and (b) customary officer’s closing certificates (including incumbency certificates of officers), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case, with respect to the Loan Parties, customary legal opinions related to the Loan Documents, including an opinion on no conflicts with applicable laws in addition to other customary opinions, a solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions contemplated to occur on the Closing Date (which such solvency definition shall be defined consistent with Section 7.22 of the Existing RBL Credit Agreement) certified by a senior authorized financial officer of the Borrower and such other certificates and instruments as are customary for transactions of this type (including evidence of insurance, it being agreed and understood that insurance endorsements can be delivered up to thirty (30) days after the Closing Date, subject to extension at the Exit Administrative Agent’s sole discretion).

2. All reasonable and documented fees and expenses due on the Closing Date to the Exit Administrative Agent, the Commitment Parties and the Exit Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the funding under the Exit Facility, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree).

3. The Exit Administrative Agent shall have received evidence reasonably satisfactory to it that (x) all loans and other obligations under, and the agreements in respect of, the DIP Facility, the Existing RBL Credit Agreement and that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Parent Guarantor, the Borrower, Barclays Bank PLC, as administrative agent and the lenders party thereto (the “Existing Term Loan Agreement”) are being repaid or otherwise satisfied in full and terminated in a manner consistent with the Approved Plan (with the ACIC Letter of Credit and any other Letters of Credit under the Existing RBL Credit Agreement to be deemed issued under the Exit Facility), and (y) the liens securing the DIP Facility, the Existing RBL Credit Agreement and the Existing Term Loan Agreement are being released, in each case substantially contemporaneously with the initial funding under the Exit Facility on the Closing Date. After giving effect to the transactions contemplated hereby, the Parent Guarantor, the Borrower and the Borrower’s subsidiaries shall have no indebtedness outstanding other than (a) the Loans and other extensions of credit under the Exit Facility, (b) the Exit Term Loan Facility and (c) any other indebtedness permitted under the Loan Documents (excluding any Specified Additional Debt). The Exit Administrative Agent shall have received evidence reasonably satisfactory to it that all liens on the assets of the Parent Guarantor, the Borrower and the Borrower’s subsidiaries (other than liens permitted by the Loan Documents) have been (or will be concurrently with the initial funding under the Exit Facility on the Closing Date) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Exit Administrative Agent with respect thereto have been obtained by the Parent Guarantor, the Borrower or the Borrower’s subsidiaries.

4. (a) The terms of the Approved Plan shall be reasonably satisfactory to the Exit Administrative Agent and the Required Exit Lenders (it being understood that the terms of the Approved Plan attached hereto as Exhibit A are reasonably satisfactory to the Exit Administrative Agent and the Required Exit Lenders) and (b) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Exit Administrative Agent and the Required Exit Lenders, shall have been entered approving the Approved Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Exit Lead Arrangers, the Exit Administrative Agent or the Exit Lenders or the treatment contemplated by the Approved Plan to the Existing RBL Lenders (the “Confirmation Order”).

5. The Approved Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Approved Plan shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

6. The Rights Offering (as defined in the Approved Plan and in a manner consistent with the RSA and the Approved Plan) shall have been (or concurrently with the Closing Date, shall be) consummated and (a) the Borrower shall have received aggregate cash proceeds from the Rights Offering in an amount sufficient to pay eighty-five percent (85%) of all outstanding amounts under the Existing RBL Credit Agreement as of the Petition Date (as defined in the RSA) (which outstanding amount as of the Petition Date is $53,199,735 assuming the ACIC Letter of Credit is deemed outstanding under the Exit Facility), and (b) the loans in respect of the DIP Facility shall have been satisfied in full (i) with additional cash proceeds from the Rights Offering (without duplication of amounts received pursuant to clause (a) above), (ii) through equitization of the obligations in respect of the DIP Facility or (iii) a combination of clauses (i) and (ii).

7. The Exit Administrative Agent shall have received a certificate of a responsible officer of the Borrower certifying that (a) all material governmental and third party approvals necessary in connection with the consummation of the Approved Plan and the other Transactions contemplated hereby, and the continuing operations of the Borrower and its subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, and (b) that since May 14, 2020, no Material Adverse Effect (as defined below) shall have occurred. For purposes of this paragraph, “Material Adverse Effect” means, other than the filing of the Chapter 11 Cases and any judgments entered after the filing of the Chapter 11 Cases with respect to litigation pending upon the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”) , that, individually or together with all other Events, has had or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Loan Parties, taken as a whole or (ii) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the RSA.

8. An order of the Bankruptcy Court (which can include the Confirmation Order), in form and substance reasonably satisfactory to the Exit Administrative Agent, shall have been entered approving the Commitment Letter and the Fee Letters (including the fees set forth in the Fee Letters and specifically providing for the right to receive all amounts due and owing, including indemnification obligations, the fees and other payments as set forth herein, and reimbursement of all reasonable costs and expenses incurred in connection with the transactions contemplated herein and as set forth herein and which, indemnification and reimbursement obligations shall be entitled to priority as administrative expense claims under Sections 503(b) and 507(a)(1) of title 11 of the Bankruptcy Code) and such order shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner.

9. The RSA shall be in full force and effect on the Closing Date as to the Existing RBL Lenders.

10. All representations and warranties shall be true and correct in all material respects with the same effect as though made on and as of such date, except in the case of any representation and warranty which (a) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (b) is qualified by a materiality or material adverse effect standard in which case such representation and warranty shall be true and correct in all respects.

11. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date (it being agreed and understood that the financial statements described in this clause (a) have been received by the Exit Lead Arrangers and the condition described in this clause (a) has been satisfied with respect to the fiscal years of the Borrower ended December 31, 2017, December 31, 2018, and December 31, 2019), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least forty-five (45) days before the Closing Date (in each case, together with the corresponding comparative period from the prior fiscal year), (c) a pro forma unaudited consolidated balance sheet of the Borrower and its subsidiaries as of the Closing Date (as if the Closing Date had occurred on the last date of the most recently ended fiscal quarter for which financial statements are available), after giving effect to the making of the initial extensions of credit under the Exit Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, certified by the Borrower’s chief financial officer, which shall reflect no indebtedness other than (i) the Loans and other extensions of credit under the Exit Facility, (ii) the Exit Term Loan Facility and (iii) other indebtedness permitted by the Loan Documents (excluding any Specified Additional Debt), (d) a reasonably satisfactory reserve report prepared by Approved Engineers with an “as of” date of March 31, 2020 covering the oil and gas properties of the Borrower and its subsidiaries included in the Borrowing Base (the “Initial Reserve Report”) (it being agreed that the reserve report as of March 31, 2020 previously provided by the Borrower to the Exit Lead Arrangers is reasonably satisfactory and satisfied the requirement in this clause (d) and shall constitute the Initial Reserve Report), and (e) lease operating statements and production reports with respect to the oil and gas properties evaluated in the Initial Reserve Report for the fiscal year ended December 31, 2019 and for each fiscal quarter ending thereafter ending at least 45 days prior to the Closing Date.

12. All actions necessary to establish that the Exit Administrative Agent will have a perfected first priority security interest in the Collateral (as described in the section titled “Collateral” on Exhibit B) shall have been taken, including (a) delivery of counterparts and exhibits for mortgages or deeds of trust, as applicable, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) subject to a three (3) business day post-closing period, the execution and delivery of control agreements in connection with deposit accounts and securities accounts.

13. The Exit Administrative Agent shall have received acceptable evidence of title on not less than 85% of the total value of the PV-9 from the Borrowing Base Properties evaluated in the Initial Reserve Report.

14. The Exit Administrative Agent shall have received customary UCC, tax and judgment lien searches for the Loan Parties reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Loan Documents.

15. The Consolidated Net Leverage Ratio shall be less than or equal to 2.0 to 1.0 on a pro forma basis after giving effect to the consummation of the Transactions contemplated to occur on the Closing Date.

16. The Exit Administrative Agent shall have received a certificate of a responsible officer of the Borrower certifying the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the consummation of the Approved Plan.

17. The Exit Administrative Agent shall be reasonably satisfied that after the making of the Loans on the Closing Date, the application of the proceeds thereof and after giving effect to the other transactions contemplated hereby, the Borrower shall have unused availability under the Revolving Loan Limit of not less than 50%.

18. The Exit Administrative Agent and each Exit Lender who has requested the same shall have received, at least three (3) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Exit Administrative Agent and each requesting Exit Lender, in the case of clauses (a) and (b), to the extent reasonably requested in writing at least eight (8) business days prior to the Closing Date.

Exhibit E

Non-Priority Backstop Party Election Form

The undersigned Consenting Term Lender hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of May 14, 2020 (the “Agreement”),1 by and among Ultra Petroleum Corp. and its affiliates and subsidiaries bound thereto and the Consenting Creditor Parties, and (a) elects to become a Non-Priority Backstop Party under the terms of the Agreement and (b) provide its Backstop Commitment Percentage of the DIP Facility in accordance with the terms and conditions set forth in the DIP Facility Documents.

The undersigned Consenting Term Lender hereby certifies that, as of the Execution Date, it is the beneficial or record owner of the face amount of the Term Loans or is the nominee, investment manager, or advisor for beneficial holders of the Term Loans reflected below (which amount shall include (or exclude) all committed and/or agreed to purchases (or sales)).

[NON-PRIORITY BACKSTOP PARTY]

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loans

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

Schedule 1

Priority Backstop Percentage

[On file with the Company]

EXHIBIT C

FINANCIAL PROJECTIONS

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtors’ management team (“Management”). No independent auditors have examined, compiled or performed any procedures with respect to the accompanying prospective financial information.

The Debtors do not, as a matter of course, publish their business plans, budgets or strategies or disclose projections or forecasts of their anticipated financial positions, results of operations or cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans, budgets, strategies, projections or forecasts of their anticipated financial positions, results of operations or cash flows to creditors or equity interest holders prior to the Effective Date of the Plan or to include such information in documents required to be filed with the SEC or otherwise make such information publicly available.

The assumptions, projections and other financial information contained in this section contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

Management has prepared financial projections (the “Projections”) for September 2020 through December 2024 (the “Projection Period”). The Projections were prepared by Management and are based on a number of assumptions made by Management with respect to the potential future performance of the Reorganized Debtors’ operations assuming the consummation of the Plan. The Projections are presented on a consolidated basis, including estimates of operating results for all Debtor entities. The Projections will also assist each holder of a claim or interest in determining whether to vote to accept or reject the Plan. In general, as illustrated by the Projections, the reduction of debt on the Debtors’ balance sheet will substantially reduce future interest expense and improve future cash flows. Based on the Projections, the Debtors should have sufficient cash flow to pay and service their post-restructuring debt obligations and to operate their business. The Debtors believe that the Confirmation Date and Effective Date of the Plan are not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTED BALANCE SHEETS DO NOT REFLECT THE IMPACT OF A COMPREHENSIVE FRESH START ACCOUNTING ANALYSIS, WHICH COULD RESULT IN A MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES. ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT THE DEBTORS OR THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT

SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED BELOW IN SECTION [XI], A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN SECTION XI BELOW AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES AND ANY RESULTING CHANGES TO THE PROJECTIONS COULD BE MATERIAL.

1)    General Assumptions

a. Overview

The Debtors are an independent energy company focused on the acquisition, production, exploration and development of onshore natural gas and oil assets in the United States.

b. Presentation

The Projections are presented on a consolidated basis, including estimates of operating results for the Debtor entities in total.

c. Accounting Policies

The Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements. The Projections do not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification (“ASC”) 852-10, as issued by the Financial Accounting Standards Board.

d. Methodology

Key personnel from all of the Debtors’ operating areas and across various functions provided input in the development of the Projections. In preparation of the Projections, the Debtors considered the current commodity price environment, historical operating/production performance and operating costs. The Projections were developed on a bottoms-up basis and incorporate multiple sources of information, including general business and economic conditions.

e. Plan Consummation

The operating assumptions assume that the Restructuring Transaction will be consummated pursuant to the Plan and that the Plan will be confirmed and consummated by August 31, 2020 and reflect the estimated cash impact of the Plan’s treatment of each class of claims or interests. The Debtors do not believe a change in the assumed date of the consummation of the Plan would materially impact the post-confirmation capital structure, their operating performance, these Projections or the underlying economics associated with the Plan.

2)    Assumptions with Respect to the Projected Income Statement

a. Production

Forecasted natural gas and oil volumes for operated production are based on production estimates by Management and contemplate future commodity prices. Forecasted volumes for non-operated production are based on anticipated development plans of outside operators obtained through active dialogue with those operators.

	Sept. 2020 -
FORECASTED VOLUMES	Dec. 2020	FY 2021	FY 2022	FY 2023	FY 2024
Natural Gas Production (Mcf/d)	457,571	409,645	356,641	317,554	286,492
Oil Production (Mbo/d)	3,000	2,663	2,318	2,064	1,862

Total Volumes (Mcfe/d)	475,573	425,621	370,550	329,938	297,665

b. Revenues

Revenues are derived from the sale of the consolidated Reorganized Debtors’ share of natural gas and oil production primarily from its owned working interests the Green River basin of Wyoming.

c. Commodity Pricing

Revenues are sensitive to changes in the prices received for oil and natural gas production. Oil and natural gas production are sold at prevailing market prices, which may be volatile and subject to numerous factors which are outside of the Reorganized Debtors’ control. The Projections assume New York Mercantile Exchange (“NYMEX”) futures strip pricing for crude oil and natural gas as of May 7, 2020, as shown in the chart below: Assumptions regarding realized pricing (i.e., “differentials”) from NYMEX are based on input from Management and existing marketing, gathering and transportation contracts with purchasers of the Reorganized Debtors’ production.

FORECASTED PRICE DECK	Sept. 2020 -
May 7, 2020 Strip Pricing	Dec. 2020	FY 2021	FY 2022	FY 2023	FY 2024
Gas ($/mcf)	$2.52	$2.70	$2.50	$2.42	$2.40
Oil ($/bbl)	$29.02	$32.69	$35.88	$38.30	$40.64

d. Future Development

No new drilling activity is forecast in the Projection Period given the forecast commodity pricing. However, drilling locations are retained for development in the event pricing improves.

e. Gathering and Transportation Costs

Gathering and transportation costs are based on forecast production and the terms of existing transportation contracts. Certain savings are forecast for contracts that are anticipated to be rejected or renegotiated. As contracts expire, they are assumed to be replaced with new arrangements at Management’s estimate of market rates.

f. Operating Costs

Lease operating expenses (“LOE”), and production taxes are based on Management estimates of future production, activity, and revenue. LOE includes, among other items, lifting costs, fuel, certain payroll, maintenance and repair and outside services.

g. Income Taxes

For the forecast period, no Federal Income Taxes are projected to be paid until 2024 due to the impact of deductions for depletion, depreciation, intangible drilling costs, and NOLs. The projections show a net tax expense each year building a deferred tax liability. Tax projections have not been approved by a licensed tax professional and do not constitute a thorough and exhaustive tax analysis performed on behalf of the Debtors.

h. General and Administrative

General and Administrative Costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead. Projected G&A is based on a department by department budget.

i. Depreciation, Depletion & Amortization

Depreciation, Depletion and Amortization (“DD&A”) is forecasted using the units of production method (“UOP”) for oil and gas properties and the straight-line method for fixed assets. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated DD&A, estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

j. Reorganization Expenses

Reorganization expenses consist of actual and estimated fees for professional advisors, financing fees and other costs directly attributable to the Chapter 11 Cases. These expenses are forecast to be paid by August 31, 2020 and there are therefore no reorganization expenses in the Projection Period.

3)    Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

The projected Consolidated Balance Sheet was developed using March 31, 2020 unaudited financial results as a starting point and adjusted on a go-forward basis, incorporating projected results from operations and cash flows over the Projection Period.

a. Capital Expenditures

Projections for capital expenditures were prepared with consideration of the Debtors’ forecast activity in the Green River Basin of Wyoming. These expenditures include capital associated with improving operational efficiency and building infrastructure. Capital expenditures also include expenditures directed at maintaining lease acreage positions, capitalized maintenance, and geological and geophysical expenditures.

All plugging and abandonment related obligations anticipated during the Projection Period are assumed to be addressed in the ordinary course, and are accounted for in the Projections.

b. Working Capital

The Projections contemplate timing of forecasted receivables, payables and interest payments that are consistent with the timing experienced with the Debtors’ historical receipts and payments.

c. Pro Forma Adjustments Related to Emergence

The Balance Sheet included in the Projections presents a pro forma view assuming the effect of certain adjustments related to the Debtors’ Restructuring Transactions. These adjustments primarily relate to the exchange of the Unsecured Notes, 2L Notes and 1L Notes for equity as well as the $54 million rights offering proceeds. While the 2020 through 2024 Projections roll-forward the effect of such pro forma adjustments, fresh-start accounting pursuant to ASC 852-10 principles have not been applied.

d. Capital Structure

The Projections also include a $55 million Rights Offering at emergence, of which $49 million is equity and $5.7 million is junior debt. In addition to the $5.7 million in junior debt, the Projections also include secured financing in the form of a $60 million reserve based revolving Exit Facility. Proceeds under the Exit Facility and Rights Offerings will pay down the pre-petition RBL facility and the DIP facility and allow the Reorganized Debtors to finance day-to-day operations and the forecasted capital plan.

Assuming an Effective Date of August 31, 2020, the Exit Facility will mature on August 31, 2023 and the subordinated debt will mature on February 28, 2024. The Projections are presented through year end 2024 and these debt issuances are assumed to be refinanced upon their respective maturities. This is assumed for illustrative purposes only and the Projections do not contemplate any other debt financings or equity issuances.

e. Interest Expense

Interest Expense includes interest on all tranches of the Reorganized Debtors’ debt. No borrowings are forecast on the exit facility through the Projection Period, so interest expense consists of unutilized line of credit fees and interest on the exit junior debt.

CONSOLIDATED BALANCE SHEET	Pre-Reorg	Debt	Rights	Credit Facility	Post- Reorg
($ in Thousands)	Aug-20	Discharge	Offerings	Refinancing	Aug-20	2020E	2021E	2022E	2023E	2024E
ASSETS
Current Assets
Cash & Cash Equivalents	$40,084	$(19,582)	$55,428	$(55,428)	$20,502	$85,581	$293,248	$458,192	$587,271	$690,105
Restricted Cash	1,926				1,926	1,926	1,926	1,926	1,926	1,926
Accounts Receivable	38,843				38,843	51,931	44,017	36,512	27,907	25,295
Prepaid Expenses and Other Current Assets	7,862				7,862	7,862	7,862	7,862	7,862	7,862

Total Current Assets	$88,715	$(19,582)	$55,428	$(55,428)	$69,133	$147,300	$347,053	$504,493	$624,966	$725,188
Oil and Gas Properties Using the Full Cost
Method of Accounting	$1,169,447	$(49,531)			$1,119,916	$1,085,364	$976,905	$883,522	$801,256	$727,602
Property, Plant and Equipment	8,435				8,435	8,435	8,435	8,435	8,435	8,435
Other Non-Current Assets	10,065				10,065	10,065	10,065	10,065	10,065	10,065

TOTAL ASSETS	$1,276,662	$(69,113)	$55,428	$(55,428)	$1,207,549	$1,251,164	$1,342,459	$1,406,515	$1,444,723	$1,471,290
LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	$53,123	$(19,582)			$33,541	$47,085	$44,289	$41,977	$40,298	$38,904
Production Taxes Payable	46,747				46,747	39,744	21,198	20,675	17,629	15,837
Interest Payable	43,433	(43,433)			—	—	—	—	—	—
Capital Cost Accrual	2,395				2,395	645	420	420	420	420

Total Current Liabilities	$145,698	$(63,015)	$—		$82,683	$87,474	$65,906	$63,071	$58,347	$55,160
Debt
DIP Facility	$10,375			$(10,375)	$—	$—	$—	$—	$—	$—
Exit RBL Facility	—				—	—	—	—	—	—
Exit Junior Debt	—		5,720		5,720	5,720	5,720	5,720	5,720	5,720
Pre-Petition RBL Facility	53,003	(7,950)		(45,053)	—	—	—	—	—	—
2022 Unsecured Notes	150,439	(150,439)			—	—	—	—	—	—
2025 Unsecured Notes	225,000	(225,000)			—	—	—	—	—	—
1L Term Loan	965,250	(965,250)			—	—	—	—	—	—
1L Term Loan PIK	1,069	(1,069)			—	—	—	—	—	—
2024 2L Note	572,034	(572,034)			—	—	—	—	—	—
2L - PIK	12,268	(12,268)			—	—	—	—	—	—

Total Debt	$1,989,439	$(1,934,011)	$5,720	$(55,428)	$5,720	$5,720	$5,720	$5,720	$5,720	$5,720
Other Long Term Liabilities
Deferred Financing Costs	$147,058	$(147,058)			$—	$—	$—	$—	$—	$—
Deferred Income Taxes	—				—	8,804	31,729	45,223	53,496	57,801
Derivative Liabilities	—				—	—	—	—	—	—
Other Long-Term Obligations	219,146				219,146	215,246	216,436	216,568	217,602	220,902

Total Other Long Term Liabilities	$366,204	$(147,058)	$—	$—	$219,146	$224,050	$248,165	$261,791	$271,098	$278,703

TOTAL LIABILITIES	$2,501,341	$(2,144,084)	$5,720	$(55,428)	$307,549	$317,244	$319,791	$330,583	$335,165	$339,583
STOCKHOLDERS’ EQUITY
Common Stock	$2,141,750	$(1,291,458)	$49,708		$900,000	$900,801	$903,304	$905,807	$908,310	$910,813
Treasury Stock	(49)	49			—	—	—	—	—	—
Retained Earnings	(3,366,380)	3,366,380			—	33,119	119,363	170,125	201,248	220,894

Total Stockholders’ Equity	$(1,224,679)	$2,074,971	$49,708	$—	$900,000	$933,920	$1,022,667	$1,075,932	$1,109,558	$1,131,707

Total Liabilities & Equity	$1,276,662	$(69,113)	$55,428	$(55,428)	$1,207,549	$1,251,164	$1,342,459	$1,406,515	$1,444,723	$1,471,290

Note: Pro-forma adjustments do not represent comprehensive fresh start accounting and are for illustrative purposes only.

CONSOLIDATED INCOME STATEMENT ($ in Thousands)	Sept.-Dec. 2020E	2021E	2022E	2023E	2024E
Revenues:
Natural Gas Sales	$150,085	$408,908	$330,333	$283,153	$252,242
Oil Sales	10,810	32,250	30,785	29,253	28,063
Other Revenue	(3,930)	(11,338)	(8,592)	(6,967)	(5,928)

TOTAL OPERATING REVENUE	$156,964	$429,820	$352,526	$305,438	$274,376

OPERATING EXPENSES
Lease Operating Expenses	$24,030	$70,786	$69,647	$68,807	$68,157
Severance/Production taxes	17,113	47,073	38,204	32,913	29,495
Gathering	19,467	52,127	45,378	40,400	36,544
DD&A	43,515	116,514	101,438	90,321	81,709
General and administrative	9,915	31,048	30,499	30,499	30,499
Stock compensation	801	2,503	2,503	2,503	2,503

Total Operating Expenses	$114,842	$320,051	$287,670	$265,442	$248,907

Operating Income (Loss)	$42,123	$109,770	$64,856	$39,996	$25,469
Interest Expense	$(200)	$(600)	$(600)	$(600)	$(600)

Income (Loss) Before Income Taxes	$41,922	$109,170	$64,256	$39,396	$24,869
Income Tax Expense (Benefit)	$8,804	$22,926	$13,494	$8,273	$5,223

NET (LOSS) INCOME	$33,119	$86,244	$50,762	$31,123	$19,647

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$33,119	$86,244	$50,762	$31,123	$19,647

EBITDAX RECONCILIATION
Net Income (Loss) Attributable to Common Shareholders	$33,119	$86,244	$50,762	$31,123	$19,647
Depreciation, Depletion & Amortization	43,515	116,514	101,438	90,321	81,709
Stock Compensation	801	2,503	2,503	2,503	2,503
Interest Expense	200	600	600	600	600
Income Tax Expense	8,804	22,926	13,494	8,273	5,223

Adjusted EBITDAX	$86,439	$228,787	$168,797	$132,820	$109,681

CONSOLIDATED STATEMENT OF CASH FLOWS ($ in Thousands)	Sept.-Dec 2020E	2021E	2022E	2023E	2024E
OPERATING

Net Income (loss)	$33,119	$86,244	$50,762	$31,123	$19,647

Adjustments:
DD&A	$43,515	$116,514	$101,438	$90,321	$81,709
Stock Compensation	801	2,503	2,503	2,503	2,503
Accounts Receivable	(13,087)	7,914	7,505	8,605	2,612
Accounts Payable and Accrued Liabilities	11,794	(3,021)	(2,312)	(1,679)	(1,394)
Production Taxes Payable	(7,003)	(18,547)	(523)	(3,045)	(1,793)
Interest Payable	—	—	—	—	—
Deferred Income Taxes	8,804	22,926	13,494	8,273	4,304
Other Long-Term Obligations	(3,923)	1,190	132	1,034	3,300

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$74,019	$215,722	$172,999	$137,134	$110,889
INVESTING
Capital expenditures	$(8,940)	$(8,055)	$(8,055)	$(8,055)	$(8,055)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	$(8,940)	$(8,055)	$(8,055)	$(8,055)	$(8,055)
FINANCING
Exit Facility Draws / (Repayments)	$—	$—	$—	$—	$—

NET CASH PROVIDED BY FINANCING ACTIVITIES	$—	$—	$—	$—	$—

CASH - BEGINNING	$22,428	$87,507	$295,174	$460,119	$589,197

NET (DECREASE) INCREASE IN CASH	$65,079	$207,667	$164,944	$129,079	$102,834

CASH - ENDING	$87,507	$295,174	$460,119	$589,197	$692,031

EXHIBIT D

VALUATION ANALYSIS

A.	Disclaimer

THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED DISTRIBUTABLE VALUE FOR THE REORGANIZED DEBTORS AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE OF THE NEW COMMON SHARES DO NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE OF THE REORGANIZED DEBTORS.

B.	Valuation Estimate

In connection with developing the Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and its Debtor Affiliates (as may be amended, modified, or supplemented from time to time, the “Plan”), the Debtors directed their investment banker, Centerview Partners LLC (“Centerview”), to estimate the going-concern value of the Reorganized Debtors. This analysis has been prepared for the Debtors’ sole use and is based on information provided to Centerview by the Debtors.

Based on financial projections and reserve information provided by the Debtors and subject to the disclaimers and the descriptions of Centerview’s methodology set forth herein, and solely for purposes of the Plan, Centerview estimates the total enterprise value of the Reorganized Debtors (the “Enterprise Value”) to be within the range of approximately $850 million to $950 million as of May 14, 2020 with an estimated midpoint of $900 million. The range of total equity value, which takes into account the Enterprise Value less the estimated net debt outstanding as of the assumed effective date of June 30, 2020 (the “Assumed Effective Date”), was estimated by Centerview to be between approximately $849 million and $949 million with an estimated midpoint of $899 million. The implied Enterprise Value of the Reorganized Debtors should be considered as a whole, and the underlying analyses should not be considered indicative of the values of any individual operation of the Reorganized Debtors.

In preparing the estimated Enterprise Value for the Reorganized Debtors, Centerview: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods provided by the Debtors; (2) reviewed certain of the Debtors’ internal financial and operating data, including the Debtors’ reserve report; (3) met with certain members of the Debtors’ senior management to discuss the Debtors’ operations and future prospects; (4) reviewed publicly available financial data and considered the market values of public companies deemed by Centerview to be generally comparable to the operating businesses of the Debtors; (5) considered certain economic and industry information relevant to the Debtors’ operating businesses; and (6) conducted such other analyses as Centerview deemed appropriate.

Although Centerview conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plan, Centerview relied on the accuracy and completeness of all financial, reserve and other information furnished to it by the Debtors and by other firms retained by the Debtors and on certain publicly available information as to which Centerview does not have independent knowledge.

Centerview did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors. Centerview did not conduct an independent investigation into any legal, tax, pension or accounting matters affecting the Reorganized Debtors, and therefore makes no representations as to their impact on the Reorganized Debtors’ financial statements.

The financial projections provided by the Debtors to Centerview are for fiscal years 2020 through 2024. Centerview has relied on the Debtors’ representation and warranty that the financial projections provided by the Debtors to Centerview (1) have been prepared in good faith, (2) are based on fully disclosed assumptions which, in light of the circumstances under which they were made, are reasonable, (3) reflect the Debtors’ best currently available estimates, and (4) reflect the good faith judgments of the Debtors. Centerview does not offer an opinion as to the attainability of the financial projections. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the financial projections and as a result, the actual Enterprise Value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein.

C.	Valuation Methodology

The following is a brief summary of certain analyses performed by Centerview to arrive at its range of estimated Enterprise Values for the Reorganized Debtors. An estimate of Enterprise Value is not entirely mathematical, but rather involves complex considerations and qualitative judgments concerning various factors that could affect the value of an operating business. Centerview performed certain procedures and reviewed the assumptions with the Debtor’s management on which such analyses were based and other factors, including the projected financial results of the Reorganized Debtors. Centerview’s estimated Enterprise Value is highly dependent on the Reorganized Debtors ability to meet their Financial Projections. Centerview’s valuation analysis must be considered as a whole.

i.        Net Asset Value

The value of the Reorganized Debtors’ proved oil and gas reserves was estimated using a net asset value (“NAV”) analysis. The NAV analysis estimates the value of the business by calculating the sum of the present value of cash flows generated by the Debtors’ oil and gas reserves. Future production volumes attributable to the properties are estimated and multiplied by the projected net realized price, which incorporates the projected market price less an expected differential between the market price and the price at which the Debtors can sell their production. Projected severance taxes (i.e., production taxes), ad valorem taxes, direct operating expenses and capital expenditures are then subtracted from net sales to calculate net cash flows.

Under this methodology, the future net cash flows from the Debtors’ reserve report are discounted using two different approaches. Using the first approach, the future net cash flows in the reserve report are discounted at an industry standard rate of ten percent (10%). The implied present value is then risk adjusted by reserve category using risk adjustment factors. The second approach calls for the future net cash flows from the Debtors’ reserve report to be discounted using various discount rates depending on reserve category. Centerview used the discount rates and risk adjustment factors recommended by the Society of Petroleum Evaluation Engineers in its 38th annual survey dated June 2019.

The implied Enterprise Value of the Reorganized Debtors is then calculated by adjusting the aggregate risk adjusted discounted cash flows for the present value of future general and administrative costs, cash flows associated with the rejection of certain contracts, taxes and other non-drilling and completion capital expenditures that are not included in the reserve report.

ii.         Discounted Cash Flow Analysis (“DCF”)

A DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, the expected future cash flows are discounted by the business’s estimated weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The Enterprise Value of the Reorganized Debtors was estimated by performing a DCF analysis based on the Reorganized Debtors’ Financial Projections plus an estimate for the value of the Reorganized Debtors beyond the final year of the Reorganized Debtors’ Financial Projections known as the terminal value. The terminal value can be derived through two generally accepted approaches: (i) applying perpetuity growth rates to the terminal year normalized cash flow; or (ii) applying projected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) multiples to the final projected year included in the Reorganized Debtors’ Financial Projections. Centerview utilized the EBITDA multiple method to estimate the terminal value of the Reorganized Debtors’ business. The terminal value is then discounted back to the Assumed Effective Date, using the Discount Rate.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect their cost of capital and terminal values.

iii.         Comparable Company Analysis

A comparable company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount or market value of outstanding net debt for such company. Such enterprise values are commonly expressed as multiples of various measures of financial statistics, such as EBITDAX. The Enterprise Value is then calculated by applying these multiples to the Reorganized Debtors’ projected financial metrics. The selection of public comparable companies for this purpose was based upon the scale, percentage of developed and undeveloped reserves, and percentage of reserves represented by natural gas relative to oil and natural gas liquids as well as other characteristics that were deemed relevant.

iv.         Make-Whole Valuation

Centerview’s range of estimated Enterprise Value for the Reorganized Debtors includes value attributable to the pending litigation pertaining to the Company’s objection to asserted make-whole and post-petition interest claims arising from its prior bankruptcy (the “Make-Whole Claims”). The Make-Whole Claims were paid by the Debtors after the Bankruptcy Court’s 2017 ruling in favor of the holders of the Make-Whole Claims. Subsequently, the U.S. Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) reversed the Bankruptcy Court’s ruling, finding that the Debtors were not required to pay the Make-Whole Claims. However, on a motion for reconsideration, the Fifth Circuit withdrew its prior opinion and remanded the case for further consideration by the Bankruptcy Court, where the litigation is currently pending. As of December 31, 2019, there is approximately $242 million of outstanding distributed claims that the Debtors may recoup to the extent that they: (1) ultimately succeed in the litigation; and (2) are able to collect the payments.

In consultation with Debtors’ counsel, Centerview discounted the amount of claims outstanding for purposes of the valuation estimate. Despite the Debtors’ belief in the merits of their case – as evidenced by their three-year pursuit of the appeal – the valuation estimate must make some simplifying assumptions to account for the inherent uncertainty associated with both obtaining a favorable final judgment in the litigation and the ability of the Debtors to claw back from numerous parties any portion of the Make-Whole Claims that are ultimately determined to have been wrongly distributed.

During the litigation of the Make-Whole Claims, the Debtors negotiated settlements with nine holders of the Make-Whole Claims. Some of these settlements occurred between the Bankruptcy Court’s ruling and the Fifth Circuit’s first opinion (when the perceived value of the Make-Whole Claims was relatively low) and some occurred between the Fifth Circuit’s first and second opinions (when the perceived value of the Make-Whole Claims was relatively high). For purposes of this estimated valuation, Centerview used the approximate weighted average percentage of value at which the nine settlements were reached – 19% – as a proxy for the market value of the Make-Whole Claims and applied that percentage to the approximately $242 million of outstanding claims, resulting in nominal Make-Whole Claims proceeds of approximately $45 million. Centerview calculated the present value of the Make-Whole Claims assuming a receipt date of June 30, 2022 that was determined in consultation with Debtors’ counsel and based on estimates around timing of the litigation process, including subsequent appeals. Lastly, Centerview deducted the present value of the estimated impact of the Make-Whole Claims on the Debtors’ future projected cash tax payments. As a result of this analysis, approximately $40 million of value is attributed to the Make-Whole Claims in Centerview’s estimate of Enterprise Value.

D.	Valuation Considerations

This valuation is based upon information available to, and analyses undertaken by, Centerview as of May 14, 2020, and reflects, among other factors discussed below, the current financial market conditions and the inherent uncertainty today as to the achievement of the financial projections. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. For purposes of this valuation, Centerview has assumed that no material changes that would affect value will occur between the date of this Disclosure Statement and the Assumed Effective Date. Events and conditions subsequent to May 14, 2020, including but not limited to updated projections, as well as other factors, could have a substantial impact upon the Reorganized Debtors’ value. Neither Centerview nor the Debtors has any obligation to update, revise, or reaffirm the valuation.

This valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the financial projections, the minimum amount of cash required to operate the Debtors’ businesses, market conditions, the successful negotiation of certain contracts and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

Further, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Chapter 11 cases or by other factors not possible to predict. Accordingly, the total enterprise value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value of the Reorganized Debtors or their securities. Such trading value may be materially different from the total enterprise value ranges associated with Centerview’s valuation analysis. The Reorganized Debtors are anticipated to be a private Company that will not be obligated to file public reports or disclosures. There can be no assurance that any trading market will develop for the New Interests. The estimates of value for the Reorganized Debtors do not necessarily reflect the values that may be attainable in public or private markets. Furthermore, in the event that the actual distributions in the Chapter 11 cases differ from those the Debtors assumed in their recovery analysis, the actual recovery of holders of Claims in Impaired Classes could be significantly higher or lower than estimated by the Debtors.

The estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of the Debtors’ businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Centerview’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the solvency of the Debtors or the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Centerview or any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

Exhibit E

LIQUIDATION ANALYSIS

As part of the chapter 11 process, Section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court determine that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in such class either (i) has accepted the plan or (ii) will receive under the plan value that is not less than the amount that the holder would receive if the debtors had liquidated under chapter 7.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Debtors’ Chapter 11 Plan of Reorganization (the “Plan”).

Below is a summary of an illustrative liquidation analysis (the “Liquidation Analysis”) assuming that the Debtors pursue a hypothetical liquidation under chapter 7. Per chapter 7 requirements, the Debtors’ assets would be disposed under the direction of a chapter 7 Trustee (“Trustee”). The illustrative sale proceeds would provide for lower recoveries relative to the recoveries under the Plan and as a result the Debtors believe that under the Plan, Holders of Claims would receive value greater than the amounts that such Holders would receive if the Debtors were forced to liquidate under chapter 7, and that the Plan satisfies the “best interests” test of section 1129(a)(7) of the Bankruptcy Code.

A.	Limitations and Key Assumptions Underlying the Hypothetical Liquidation

THE ILLUSTRATIVE LIQUIDATION ANALYSIS PRESENTED HEREIN HAS BEEN PREPARED SOLELY FOR THE PURPOSES AND USE OF THIS DISCLOSURE STATEMENT AND DOES NOT REPRESENT OR CLAIM TO REPRESENT ANY ASSUMPTIONS OR COMPARISONS FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR FOR ANY PURPOSE.

The Debtors prepared the illustrative Liquidation Analysis with the assistance of FTI Consulting. The Liquidation Analysis contains numerous estimates, including estimated Allowed Claims based upon a review of the Debtors’ financial statements to account for estimated liabilities as necessary. The Liquidation Analysis does not contemplate a sale of the Debtors’ business on a going concern basis. The Liquidation Analysis includes estimates for Claims as part of the Chapter 11 Cases which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, and chapter 7 administrative claims such as wind down costs and Trustee fees. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing the Liquidation Analysis, and no bar date to file proofs of claim has been set. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and interests under the Plan. The Debtors recognize that conversion of the Chapter 11 cases to Chapter 7 liquidation would trigger additional General Unsecured Claims, such as additional contract rejection damages claims for executory contracts and potential funded debt claims that would otherwise be assumed under the Plan. The Debtors, however, have not exhaustively estimated all such claims for the purposes of the Liquidation Analysis because they do not believe that the inclusion of all such additional Claims would have a material impact on the conclusions of the Liquidation Analysis. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

The Debtors note that the assumptions utilized in developing the Liquidation Analysis are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Debtors or a chapter 7 Trustee. Accordingly, there can be no guarantees that the values assumed in the Liquidation Analysis would be realized if the Debtors were actually liquidated. In addition, any liquidation would take place in the future, at which time circumstances may exist which cannot presently be predicted.

1

The Debtors recognize that there are other potential alternatives that could occur in a hypothetical chapter 7 liquidation not presented in the Liquidation Analysis, including alternatives that would give rise to reduced and delayed creditor recoveries.

THE DEBTORS RESERVE THEIR RIGHT TO SUPPLEMENT, MODIFY, OR ADJUST ANY PART OF THE ILLUSTRATIVE LIQUIDATION ANALYSIS, INCLUDING A CHANGE OF THE UNDERLYING ASSUMPTIONS AND ANALYSIS SET FORTH HEREIN.

1.	General Assumptions

The following general assumptions were considered by the Debtors and their advisors as assumptions that would be applicable in any hypothetical chapter 7 liquidation.

a)	Administrative Procedures and Conversion of Cases

For purposes of the chapter 7 Liquidation Analysis, the Debtors assume that each of the Chapter 11 Cases are converted to a chapter 7 case and consolidated during the chapter 7 proceeding for procedural purposes only. In the event the Debtors were to be liquidated in separately administered chapter 7 cases, the administrative costs to the Debtors in each of the cases, including professional fees, Trustee fees, the Debtors’ operational costs, etc. would likely be higher than if the cases were consolidated.

b)	Professionals Involved in the Chapter 7 Proceedings

As part of the chapter 7 case, the Debtors assume that the Trustee would choose to retain certain professionals, including counsel, advisors and investment bankers, among others, to provide expertise and assistance in the liquidation of the Debtors. The Liquidation Analysis illustratively assumes that the existing counsel, advisors, and consultants would be replaced by the Trustee with new professionals.

c)	Timing Considerations of Chapter 7 Cases

The Liquidation Analysis assumes the conversion to Chapter 7 occurs on June 30, 2020 (the “Chapter 7 Conversion Date”). The Trustee would require time to hire new advisors and those advisors would require time to get up to speed before a process could begin to liquidate the assets. While the Debtors’ oil and gas properties may be sold in several transactions, this analysis assumes that they are all sold by October 31, 2020, four months after the start of the liquidation. An additional two months are assumed for a wind down of the estate.

It is assumed that the Debtors’ DIP Facility, which would be in default, would be unavailable as a source of liquidity and that the Debtors would not have funds to support any process other than an orderly and expedited wind-down of the Debtors’ business by the trustee to convert the Debtors’ assets to cash and limit the amount of administrative expenses. There can be no assurance, however, that the liquidation would be completed in a limited timeframe, nor is there any assurance that the recoveries assigned to the Debtors’ assets would in fact be realized.

In an actual liquidation, the process and length of wind-down could be significantly longer and more expensive than the amounts assumed herein and thereby significantly reduce the actual recoveries compared to this analysis. For example, the potential for priority, contingent, and other Claims; litigation; rejection costs; and the final determination of Allowed Claims could substantially impact both the timing and amount of the distribution of the asset proceeds to the creditors. Also, in the context of a liquidation, there would likely be a myriad of potential offset Claims, particularly with respect to joint interest billings that would take time to reconcile and resolve. Additionally, certain of the joint operating and other agreements may be non-assignable (absent consent from the other working interest owners) which could result in potential asset transfer issues in the context of a chapter 7 liquidation. Also, a number of factors in a liquidation could affect the Trustee’s ability

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to sell the Debtors’ oil and gas assets. These risks include if the Trustee is forced to halt production for a period of time or loses relationships with vendors, customers, royalty owners, joint interest owners, and midstream firms. There is a high risk that the employee base would deteriorate and the Trustee could be challenged to gather appropriate information on the assets for the sales process. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if Debtors were in fact, to undergo such a liquidation and the actual amounts received could be materially different (including materially less) than the amounts shown herein.

d)	Trustee Fees for Chapter 7 Administration

The Debtors assume that under a chapter 7 liquidation, the Trustee would require fees necessary to facilitate a sale of the Debtors’ business. The illustrative Liquidation Analysis assumes that such fees would likely be approximately three percent (3%) of the available liquidation proceeds, excluding cash. These fees are assumed to be earned for the Trustee’s creation and development of materials for marketing and the facilitation of the solicitation process for the parties, in addition to general administrative expenses, such as Trustee’s compensation. Additionally, per section 326(a) of the Bankruptcy Code, for a case under chapter 7, the Court may allow reasonable compensation for the Trustee’s services not to exceed three percent (3%) of such moneys disbursed or turned over in the case by the Trustee to parties in interest, excluding the Debtors, but including holders of secured Claims.

e)	Additional Claims

The cessation of the Debtors’ business in a chapter 7 liquidation is likely to trigger certain Claims that otherwise would not exist under the proposed Plan. Examples of these kinds of Claims include tax liabilities, employee Claims, Claims related to additional rejection of executory contracts (unless specified herein), incremental costs associated with plugging and abandoning liabilities, and litigation Claims. While some of these Claims could be significant, no adjustment has been made for these potential Claims unless specified in the assumptions to the Liquidation Analysis.

B.	Consummation of the Plan Will Provide Greater Value than Under a Hypothetical Liquidation through Chapter 7 of the Bankruptcy Code

As presented in the illustrative Liquidation Analysis, the Debtors believe that a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code would result in reductions in the value to be realized by constituents as compared to the distributions that are contemplated under the Plan. As a result, the Debtors believe that Consummation of the Plan will provide a greater return to constituents than would any liquidation under chapter 7 of the Bankruptcy Code.

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LIQUIDATION ANALYSIS

C.	Notes to Liquidation Analysis

Gross Liquidation Proceeds

A. Cash & Cash Equivalents

•	Cash consists of cash in bank accounts and highly liquid investment securities that have original maturities of three months or less.

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The Liquidation Analysis assumes that the Debtors will have access to the cash in their accounts upon conversion of the cases to Chapter 7. However, the secured lenders may have the right to sweep this cash to pay down their Claims upon conversion, which could adversely affect the Trustee’s ability to run an orderly liquidation.

B. Oil and Gas Revenue Receivable

•	Balances include amounts due for oil and gas production accrued through the Chapter 7 Conversion Date and not yet received from the Debtors’ customers.

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These receivables are expected to be highly collectible, but there could be a risk that the Debtors’ customers could make Claims against the estate in a liquidation and attempt to set off their Claims with the Debtors’ receivables.

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The analysis assumes that the Trustee would be able to retain the necessary personnel at the Debtors to assist in calculating and collecting these receivables. If the Trustee did not have sufficient access to capital or for any other reason was not able to retain these key personnel, that could negatively impact recovery of these receivables.

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For the purposes of the Liquidation Analysis, recoveries of oil and gas revenue receivables are estimated to be highly recoverable due to the short-term contractual obligations of the receivable counterparties and the low probability of contractual breaches. An ultimate recovery range of 90% to 100% is estimated for trade receivables.

C. Joint Interest Billing and Other Receivables

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Joint Interest Billing and Other Receivables include receivables from joint interest owners for their share of lease operating expenses, capital expenditures, production taxes, and gathering and transport fees, among other items.

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These receivables are expected to be less collectible than receipts for production as joint interest owners are likely to attempt to offset their potential Claims against the estate for unpaid royalties and lost revenue by holding back these receivables.

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Furthermore, collecting these receipts is further dependent on retaining company personnel to calculate the appropriate bills, and any loss in personnel can negatively impact the Trustee’s ability to collect. An ultimate recovery range of 70% to 80% is estimated for Joint Interest Billing Receivables.

D. Derivatives Assets

•	Derivative Assets include net receivables from hedge settlement partners.

•	These receivables are expected to be liquidated/collected prior to the Chapter 7 Conversion Date and thus do not produce any recovery value.

E. Income Tax Receivables

•	Income Tax Receivables include receivables due to / (due from) the Debtors for overpayment / (underpayment) of income taxes in prior periods.

•	These receivables / (payables) are expected to be collected / (paid) prior to the Chapter 7 Conversion Date.

F. Other Current Assets

•	Other Current Assets include prepaid expenses, professional fee retainers, prepaid insurance, inventory and other vendor deposits.

•	Professional retainers are assumed to be utilized against accrued professional fees.

•	Prepaid insurance is assumed to be consumed by the Estate during the chapter 7 period.

•	Vendor deposits are assumed be set-off against outstanding post-petition liabilities, respectively, and thus are not assumed to return any recoverable value.

•	For the purposes of the Liquidation Analysis, an ultimate recovery range of 45% to 53% is assumed for Other Current Assets.

G. Oil & Gas Properties

•	Given the daily production and depletion of oil and gas assets, the Liquidation Analysis assumes the Trustee

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will pursue a prompt and broad marketing of the assets over a four-month period, with the divestiture directed by a qualified investment bank or firm that specializes in managing oil and gas acquisitions and divestitures. It also assumes the Trustee will not incur additional risk or have access to capital necessary to continue development, drilling, or completion of the oil and gas assets. The Liquidation Analysis assumes that the Trustee will expend minimal capital necessary to maintain production and preserve asset value including funding certain expenditures.

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The liquidation of the Debtors’ oil and gas properties includes proved producing reserves that would produce an aggregate sale value in the range of $741.7 million to $818.2 million based on the application of the income approach (the discounted cash flow method) for proved producing reserves, adjusted to account for current market conditions. We also considered other available market information to assess the reasonableness of these estimates, and that additional information indicates that, if anything, these estimates exceed what would be recovered in a liquidation scenario and/or that the lower end of the range should be utilized. There is presently no market for the Debtors’ undeveloped reserves and mineral leases, and we do not believe such assets would have a market during the projected liquidation period.

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The income approach considered the Debtors’ reserve report with an effective date as of July 1, 2020 using the NYMEX strip as of May 7, 2020 for the commodity price forecast. The source of the reserve data and associated cash flows is the Debtors’ corporate model and business plan as of July 1, 2020. Although the Society of Petroleum Evaluation Engineers Risk Adjustment Factors were considered, certain risk adjustments were made to the discounted cash flow values for proved producing reserves to incorporate current market conditions for the sale of oil and gas properties by sellers in financial distress.

H. Property, Plant & Equipment

•	Property, Plant & Equipment mainly consists of office furniture, fixtures, and computer equipment, for which only a limited recovery is assumed.

•	For the purpose of the Liquidation Analysis, an ultimate recovery of 14% to 21% is estimated for Property, Plant & Equipment.

I. Deferred Income Taxes

•	The Liquidation Analysis assumes that there is no projected deferred income tax asset.

J. Lease Assets, Net

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Lease Assets, Net consists of a liquid gathering system that the Debtors’ built, sold and leased back, which is assumed to be rejected prior to the Chapter 7 Conversion Date. Lease Assets, Net also includes assets related to office leases.

•	The Liquidation Analysis assumes no recovery for these specific assets.

K. Contingent Litigation Asset

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Contingent Litigation Asset refers to a potential make-whole recovery related to the Debtors’ bankruptcy filing from 2016. As of December 31, 2019, there are approximately $241.9 million of claims outstanding by the Company, as plaintiffs, under the make-whole litigation and the matter is in Bankruptcy Court for rehearing.

•	This asset is assumed to be immediately settled by the trustee for the weighted average recovery of actual settlements to date

•	A recovery of 19% is estimated for the Contingent Litigation Asset.

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L. Other

•	Other assets consist of deferred financing costs, long-term prepaid insurance, and long-term deposits.

•	The Liquidation Analysis assumes no recovery for these specific assets.

Liquidation Costs

M. Net Wind-Down Expenses

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The Liquidation Analysis assumes the effective date for the sale of the Debtors’ oil and gas assets is June 30, 2020, with the sale closing on October 31, 2020 and an additional two-month post-closing wind-down. During this six-month wind-down period, the Liquidation Analysis assumes the Debtors will continue to employ the workforce required during the asset marketing and sale process and ensuing wind-down of the Estate. There is no assurance that the Debtors would be able to do so, however, and losing the workforce needed to market the assets could lead to materially lower recoveries.

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The Trustee is assumed to reduce employee and other related expenses upon the conversion of the case and throughout the six-month liquidation timeframe. This Liquidation Analysis includes the cost of an employee retention program equal to a blended rate of 30% of total employee compensation.

N. Post-Conversion Cash Flows

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The Liquidation Analysis assumes that the Trustee will make payments necessary to maintain existing production during the four-month sales process to preserve value of the marketed oil and gas assets. This amount represents the accrued but unpaid amounts owed, required to maintain production as of June 30, 2020.

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These expenses include: (1) JIB payments where the Debtors have collected funds for the benefit of JIB partners; (2) royalty payments where the Debtors have collected funds for the benefit of royalty owners; (3) oil and gas production taxes related to the sale of produced oil and gas assets prior to the Conversion Date; (4) gathering, processing and transportation counterparties that could require shutting-in production of certain oil and gas properties in the event of nonpayment; (5) certain lease operating expense vendors necessary for the continued operation of producing oil and gas wells; (6) payroll and benefits for key personnel required to continue running operations; and (7) certain general & administrative expenses that are necessary to maintain the business.

O. Trustee Fees

•	Section 326 of the Bankruptcy Code provides for fees payable to the Trustee of 3.0% for liquidation proceeds, excluding cash.

P. Trustee Legal & Financial Advisors

•	Professional fees include estimates for certain legal and financial advisory professionals required during the wind-down period.

•	These professionals are assumed to be paid 2% to 3% of the liquidation proceeds, excluding cash.

Recovery Analysis

Any available net proceeds would be allocated to the applicable creditors and equity holders in strict priority in accordance with section 726 of the Bankruptcy Code:

Q. DIP Claims

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•	The Liquidation Analysis assumes there will be approximately $15.9 million in outstanding DIP Claims consisting of principal, plus accrued and unpaid pre- and post- Chapter 7 Conversion Date interest.

•	The Liquidation Analysis projects that all allowed and undisputed DIP Facility Claims (including all claims for adequate protection in the order approving the DIP Facility) will be paid in full.

R. Class 1 – Other Secured Claims

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Other Secured Claims include accrued and unpaid property taxes. The Liquidation Analysis projects that there will be $58.1 million in Class 1 Claims as of the Chapter 7 Conversion Date and that Class 1 Claims will receive a full recovery.

S. Class 2 – Other Priority Claims

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The Liquidation Analysis assumes that there will be approximately $10.8 million in Class 2 Claims as of the Chapter 7 Conversion Date consisting of Office of Natural Resources Revenue (“ONRR”) royalties. The Liquidation Analysis projects a full recovery for Class 2 Claims.

T. Class 3 – First Lien RBL Claims

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The Liquidation Analysis assumes that there will be $53.2 million in Class 3 Claims as of the Chapter 7 Conversion Date consisting of principal, plus accrued and unpaid pre- and post- Chapter 7 Conversion Date interest. The Class 3 Claims represent the Fulcrum Security and will receive a partial recovery in the range of 65% to 73%.

U. Class 4 – First Lien Term Loan Claims

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The Debtors estimate that there will be approximately $973.2 million in Class 4 Claims as of the Chapter 7 Conversion Date consisting of principal, plus accrued and unpaid pre-petition interest. The Class 4 Claims represent the Fulcrum Security and will receive a partial recovery in the range of 65% to 73%.

V. Class 5 – Second Lien Notes Claims

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The Debtors estimate that there will be approximately $605.7 million in Class 5 Claims as of the Chapter 7 Conversion Date consisting of principal, plus accrued and unpaid pre-petition interest. The Debtors estimate that there will be no Class 5 recoveries.

W. Administrative Expense Claims

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Administrative Expense Claims include approximately $6.3 million of unpaid post-petition capital expenditure payables and lease operating expenses accrued for the administration of the Debtors’ estates during the Chapter 11 Cases. The Debtors estimate that there will be no recovery for Administrative Expense Claims.

X. Class 6 – General Unsecured Claims

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The Debtors estimate that there will be approximately $553.5 million in General Unsecured Claims as of the Chapter 7 Conversion Date. General Unsecured Claims are estimated as of the Petition Date and include amounts not expected to be paid through one of the first day motions or as of the Chapter 7 Conversion Date.

•	General Unsecured Claims include approximately $390.7 million in Senior Notes as of the Chapter 7 Conversion Date consisting of principal, plus accrued and unpaid pre-petition interest.

•	The Liquidation Analysis includes a contract rejection claim. Other executory contract rejection claims have not been assumed for the purpose of the Liquidation Analysis.

•	The Debtors estimate that there will be no Class 6 recoveries.

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Y. Class 7 – Ongoing Trade Claims

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The Liquidation Analysis assumes that there will be approximately $6 million in Class 7 Claims as of the Chapter 7 Conversion Date. The Debtors estimate that there will be no recovery for Ongoing Trade Claims.

Z. Class 8 – Intercompany Claims

•	The Liquidation Analysis assumes that there are no Class 8 Claims.

AA. Class 9 – Intercompany Interests

•	The Liquidation Analysis assumes that there are no Class 9 Claims.

AB. Class 10 – Interests in Ultra Petroleum

•	The Liquidation Analysis assumes that there are no Class 10 Claims.

AC. Class 11 – Interests in UP Energy

•	The Liquidation Analysis assumes that there are no Class 11 Claims.

AD. Class 12 – Section 510(b) Claims

•	The Liquidation Analysis assumes that there are no Class 12 Claims.

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